UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Pitney Bowes Inc.
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NOTICE OF THE 2013
ANNUAL MEETING
AND
PROXY STATEMENT

PITNEY BOWES INC.
WORLD HEADQUARTERS
1 ELMCROFT ROAD
STAMFORD, CONNECTICUT 06926-0700
(203) 356-5000

To the Stockholders:

We will hold our 2013 annual meeting of stockholders at 9:00 a.m. on Monday, May 13, 2013 at our World Headquarters in Stamford, Connecticut. The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.

One proposal on the agenda for the annual meeting is our advisory “Say-on-Pay” vote to approve the compensation of our named executive officers. At the 2012 annual meeting of stockholders, a majority of the votes cast were against our Say-on-Pay proposal. The Board of Directors and the Executive Compensation Committee took the results very seriously and engaged many of our largest stockholders, carefully reviewed our executive compensation program and made many changes as more fully described in the “Compensation Discussion and Analysis” section of this proxy statement, which we encourage you to read carefully.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please submit a proxy through one of the three convenient methods described in this proxy statement in order for your shares to be voted at the meeting. Your vote is important so please act at your first opportunity.

We have elected to furnish proxy materials and the Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2012, to many of our stockholders over the Internet pursuant to Securities and Exchange Commission rules. We urge you to review those materials as well as our proxy statement for information on our financial results and business operations over the past year. The Internet availability of our proxy materials affords us an opportunity to reduce costs while providing stockholders the information they need. On or about March 25, 2013, we started mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and how to submit a proxy online along with instructions on how to receive a printed copy of the proxy statement and annual report. We provided a copy of the annual meeting materials to all other stockholders by mail or through electronic delivery.

If you receive your annual meeting materials by mail, the Notice of Meeting and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2012 and proxy card are enclosed. Whether or not you plan to attend the annual meeting in person, please mark, sign, date and return your proxy card in the enclosed prepaid envelope, or submit your proxy via telephone or the Internet, as soon as possible in order for your shares to be voted at the meeting. If you decide to attend the annual meeting and wish to change your vote, you may do so by submitting a later dated proxy or by voting in person at the annual meeting. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet, which are also available at www.proxyvote.com.

We look forward to seeing you at the meeting.

Michael I. Roth
Non-Executive Chairman of the Board

Stamford, Connecticut
March 25, 2013

Notice of Meeting:

The annual meeting of stockholders of Pitney Bowes Inc. will be held on Monday, May 13, 2013, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut 06926-0700. Directions to Pitney Bowes’ World Headquarters appear on the back cover page of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 13, 2013:

Pitney Bowes’ 2013 Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2012, are available at www.proxyvote.com.

The items of business at the annual meeting are:

1.	Election of 10 Directors named in the proxy statement.

2.	Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2013.

3.	Advisory Vote to Approve Executive Compensation.

4.	Approval of the 2013 Stock Plan.

5.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment or postponement of the meeting.

March 15, 2013 is the record date for the meeting.

This proxy statement and accompanying proxy card are first being distributed or made available via the Internet beginning on or about March 25, 2013.

Amy C. Corn Corporate Secretary

NOTICE: Brokers are not permitted to vote on our proposals regarding the election of directors, executive compensation and certain other matters without instructions from the beneficial owner. Your vote is important. Therefore, if your shares are held through a broker, please instruct your broker, bank or other nominee on how to vote your shares. For your vote to be counted with respect to proposals 1, 3 or 4, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee before the date of the stockholders meeting.

Proxy Summary

In this summary we highlight certain information contained elsewhere in this proxy statement. This is only a summary and does not contain all the information you should consider before you submit your proxy or vote. Please read the complete proxy statement and Annual Report on Form 10-K before you submit your proxy or vote.

Annual Meeting Information

Time and Date:	Monday, May 13, 2013 at 9:00 a.m.
Place:	Pitney Bowes World Headquarters 1 Elmcroft Road Stamford, CT 06926-0700
Requirements for Attending the Meeting:

Admission card which is attached to your proxy card together with a form of photo identification, such as a driver’s license. If your shares are held in the name of a bank, broker or nominee, you must present proof of your ownership (such as bank or brokerage account statement).

Record Date:	March 15, 2013
Voting:

Stockholders as of the record date (March 15, 2013) are entitled to submit proxies by Internet at www.proxyvote.com; telephone at 1-800-690-6903; completing your proxy card or voter instruction card; or in person at the annual meeting. If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

New CEO and Separation of Chairman and CEO Roles

Effective December 3, 2012, the board of directors elected Marc B. Lautenbach as our new President and Chief Executive Officer (CEO). He was also elected to the board of directors for a term expiring at the 2013 annual meeting of stockholders. At the same time, the board of directors separated the roles of Chairman and Chief Executive Officer and appointed Michael I. Roth to the newly created role of Non-Executive Chairman of the board of directors. Prior to this appointment, Mr. Roth served as Lead Director for the board. The Non-Executive Chairman position has replaced the Lead Director position. Our former CEO, Murray D. Martin, resigned effective December 3, 2012, from his position as Chairman, President and Chief Executive Officer and as a member of the board. He was elected Executive Vice President for a term expiring February 6, 2013, to work with Mr. Lautenbach on an effective transition until his retirement at that time.

2012 Performance

Revenue for 2012 decreased 4% to $4,904 million compared to $5,123 million in 2011 with worldwide economic conditions, pricing pressures, declining mail volumes and constrained public sector spending in Europe, contributing to the decline. Net income from continuing operations and earnings per diluted share for 2012 were $436 million and $2.16, respectively, compared to $401 million and $1.98, respectively, in 2011. The improvement in earnings per share in 2012 over 2011 was primarily due to lower restructuring charges in 2012 and a 2011 goodwill impairment charge partially offset by higher tax expense due to tax benefits recognized from tax settlements in 2011.

PROXY SUMMARY

Worldwide economic conditions continue to create a challenging business environment causing many of our clients to remain cautious about spending and therefore impacting the performance of our business segments. Our growth initiatives continue to focus on leveraging our expertise in physical communications with our expanding capabilities in digital and hybrid communications and developing products, software, services and solutions that help our clients grow their businesses by more effectively communicating with their customers. We expect to make continued investments in these growth initiatives.

2012 Announcement Highlights

•	Announced multi-year agreement with Facebook to offer global geocoding, reverse geocoding and other location intelligence applications, representing our advantage in industry-leading technology;
•	Partnered with eBay to facilitate international ecommerce and cross-border sale of goods;
•	Continued investment in Volly - announced partnership with Australia Post;
•	Decided to exit the International Mail Services business as part of our portfolio shift from physical to digital;
•	Retired a total of $550 million in debt, reflecting our commitment to reducing leverage;
•	Issued debt totaling $340 million ($230 million in bank loans and $110 million in retail bonds) to take advantage of attractive financing terms and to provide funding for 2013 bond maturity; and
•	Announced restructuring program with expected annualized cost savings of approximately $45 to $55 million beginning in 2013.

We urge stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2013, which describes our business and 2012 financial results in more detail.

Executive Compensation Program

Over the course of last year, the Executive Compensation Committee engaged in an extensive re-examination of our executive compensation program as a result of the Say-on-Pay vote at our 2012 annual meeting of stockholders. Before our 2012 annual meeting, the newly appointed chairman of the Executive Compensation Committee and members of management contacted stockholders holding approximately 60% of our outstanding shares to seek their views on our compensation approach. Following the majority vote by our stockholders against the Say-on-Pay resolution, the com-

PROXY SUMMARY

mittee retained a new independent compensation consultant, Pay Governance LLC. After conducting its examination, including considering the feedback from stockholders and the negative Say-on-Pay vote, and obtaining advice from the compensation consultant, the Executive Compensation Committee and the independent board members made significant changes to our executive compensation program to enhance the alignment of our executive compensation program with stockholders’ interests. Following approval of the changes, the committee chairman again engaged our stockholders. He initiated contact with holders of approximately 64% of our outstanding shares and ultimately discussed the changes with more than a majority of those contacted. The stockholders responded favorably at those meetings to the compensation program changes.

Key Changes Made to our Executive Compensation Program

•	Aligned the former CEO’s annual incentive target to the median market competitive data, reducing it from 165% to 130% of base salary. We maintained the same target level for our new CEO;
•

Enhanced the rigor and transparency of our annual incentive objectives by increasing the weight of the financial objectives to at least 80% and reducing the weight of strategic objectives to no more than 20%;

•

Changed the type and mix of our long-term incentives and increased the performance-based component. Beginning in 2013, long-term incentives are composed of 60% cash incentive units (“CIUs”), and 40% restricted stock units (“RSUs”);

•	Cancelled our former CEO’s $2 million special Key Employee Incentive Plan (“KEIP”) award.
•	Revised our peer group to better balance company size and business complexity;
•	Enhanced disclosure of our performance targets;
•	Eliminated the excise tax gross-ups; and
•	Reduced severance benefits payable upon a change of control for officers by up to one-third at the most senior management levels.

Please see “Compensation Discussion and Analysis – Discussion of Compensation Actions – Response to the 2012 Say-on-Pay Vote” for a more complete description of these changes.

Reduced 2012 Payouts

We have a “pay-for-performance” philosophy that is the foundation of all decisions regarding compensation of our named executive officers. With the changes approved by the Executive Compensation Committee and the independent board members, we have enhanced the link between pay and performance in the design of our executive compensation program. Because the Executive Compensation Committee implemented the 2012 executive compensation program before the 2012 Say-on-Pay vote, some of the recent changes will not be reflected in the named executive officer compensation tables until 2013 executive compensation is reported in the 2014 proxy statement. Where possible, however, the committee retroactively adjusted compensation features and also further reduced the final payouts to align total compensation with our performance and our total stockholder return (TSR).

Given the special circumstances of this year, including the TSR, the limited ability to retroactively change many aspects of awards made prior to the 2012 Say-on-Pay vote, and to ensure a strong alignment of pay to performance, the committee concluded that lowering executive compensation was appropriate. The payout for the 2012 annual incentive and CIU awards was well below target as a result of overall below target performance.

•

While 2012 performance against stated objectives under the annual incentive plan would have supported a pay-out of 75% of target, the committee used negative discretion to reduce the annual incentive payout by an additional 11% to 64% of target, which is 35% below the payout from the previous year.

•

For the 2010-2012 CIU long-term incentive award, performance against objectives would have supported a pay-out of $1.42 per unit, before applying the TSR modifier. The TSR modifier reduced the CIU award payout by 20% to $1.14 per unit. The committee used negative discretion to reduce the CIU payout by an additional 35% to $0.74 per unit, which is 31% below the CIU payout one year ago. The committee reduced the payout from $1.42 per unit to $0.74 per unit to approximate the decline in our stock price over the three-year performance period.

Negative discretion is a concept from Internal Revenue Code 162(m) allowing tax deductibility in certain circumstances if compensation awards are considered “performance-based”. It also gives the Executive Compensation Committee the right to reduce the amount that would otherwise be payable based solely on the performance metrics achieved, yet still preserve the tax deductibility under IRC 162(m).

Please see “Compensation Discussion and Analysis – Compensation Payout Overview” beginning on page 53 of this proxy statement for a more detailed discussion of the 2012 executive compensation awards and payouts.

PROXY SUMMARY

Direct Compensation Components and Mix

For each named executive officer (NEO), the committee sets target total direct compensation levels (base salary plus annual and long-term incentives) so that the base salary, total cash compensation, and total direct compensation is at +/– 20% of the median for each position of the competitive data using the Towers Watson General Industry Executive Compensation Survey Report, as regressed for companies approximately our size. Named executive officer direct compensation is weighted toward variable compensation, where the actual amount earned may vary from the targeted amounts due to company performance.

PROXY SUMMARY

Component	Percentage of Total Direct Compensation	Role	Comments

Base Salary		To provide competitive fixed pay based on responsibilities, skills and experience	Fixed compensation; increases influenced by executive’s individual performance rating

Annual Incentive		To reward achievement of pre-established enterprise-wide short term objectives	Based on objective performance, however, individual performance rating can be factored into final payout

Long-Term Incentive		To reward achievement of pre-established enterprise-wide long term objectives that drive stockholder value	Awards are partially paid out in cash and partially in shares. Partially subject to objectives in addition to the 162(m) threshold target

Meeting Agenda Items

Proposal 1: Election of Directors

You are being asked to elect 10 directors. Two of our current directors, James H. Keyes and Robert E. Weissman, will retire from the board, as required by our Governance Principles, when their current terms end as of the 2013 annual meeting of stockholders. One of our current directors, Rodney Adkins, expressed a preference not to be re-nominated. Effective as of May 13, 2013, the board of directors reduced the size of the board from thirteen to ten members. Each of the other directors is standing for election to a one-year term ending as of the next annual meeting of stockholders in 2014 and until his successor has been duly elected and qualified.

All directors attended over 75% of the meetings of the board and board committees on which they served in 2012.

PROXY SUMMARY

Summary Information about our Director Nominees

Director Nominee	Age	Director Since	Occupation	Independent**		Committees	Other Public Boards

Linda G. Alvarado	61	1992	President and	X	●	Finance	3M Company
			CEO, Alvarado		●	Governance
			Construction, Inc.

Anne M. Busquet	63	2007	Principal, AMB	X	●	Finance	Meetic S.A.
			Advisors, LLC		●	Governance

Roger Fradin	59	2012	President and	X	●	Audit	MSC Industrial
			CEO, Honeywell		●	Finance	Direct Co., Inc.
			Automation and
			Control Solutions,
			Honeywell
			International, Inc.

Anne Sutherland	65	2005	Consultant to	X	●	Audit	Gartner, Inc.
Fuchs			private equity firms		●	Executive
					●	Compensation

S. Douglas	57	2012	CEO, Leap Wireless	X	●	Audit	Leap Wireless
Hutcheson			International, Inc.		●	Finance	International, Inc.

Marc B. Lautenbach	51	2012	President and CEO,		●	Executive	—
			Pitney Bowes Inc.

Eduardo R. Menascé	67	2001	Retired President,	X	●	Executive	John Wiley & Sons
			Enterprise Solutions		●	Executive	Inc., Hill-Rom
			Group, Verizon		●	Compensation***	Holdings, Inc.,
			Communications Inc.		●	Governance	Hillenbrand, Inc.

Michael I. Roth*	67	1995	Chairman and CEO,	X	●	Audit	Ryman Hospitality
			The Interpublic		●	Executive***	Properties Inc., The
			Group of		●	Finance***	Interpublic Group of
			Companies, Inc.				Companies, Inc.

David L. Shedlarz	64	2001	Retired Vice	X	●	Audit***	Teachers Insurance
			Chairman, Pfizer Inc.		●	Executive	and Annuity
					●	Finance	Association, The
							Hershey Company

David B. Snow, Jr.	58	2006	Former Chairman	X	●	Executive	—
			and CEO, Medco		●	Executive
			Health Solutions, Inc.		●	Compensation
					●	Governance***

*	Non-Executive Chairman, Pitney Bowes Inc.
**

In accordance with the New York Stock Exchange listing standards and the standards of independence, which are set forth in the Governance Principles of the Board of Directors available on our website at www.pb.com under the caption “Our Company – Leadership & Governance.”

*** Committee Chair

Vote Required (Majority Vote)

In accordance with our By-laws, in an uncontested election, a majority of the votes cast is required for the election of directors. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. The board of directors’ Governance Principles provide that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to any offer of resignation. The board of directors will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

The board of directors recommends a vote FOR the election of the director candidates nominated by the board.

PROXY SUMMARY

Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2013
The board is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for 2013.

Vote Required (Majority Vote)

Ratification of the appointment of our independent accountants requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

The board of directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent accountants for 2013.

Proposal 3: Advisory Vote to Approve Executive Compensation

The board is asking stockholders to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement. The board has determined to hold this advisory vote on an annual basis. The next advisory vote will be at the 2014 annual meeting of stockholders.

Vote Required (Majority Vote)

The vote on executive compensation is an advisory vote and the results will not be binding on the board or Pitney Bowes Inc. The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

The board of directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

Proposal 4: Approval of the Pitney Bowes Inc. 2013 Stock Plan

The board is asking stockholders to approve the Pitney Bowes Inc. 2013 Stock Plan. The plan will govern grants of stock-based awards to employees. A maximum of 19 million shares plus certain shares subject to awards under our current 2007 Stock Plan, will be available for grants under the Pitney Bowes Inc. 2013 Stock Plan. Any shares authorized but not awarded under our current 2007 Stock Plan will be extinguished under that plan upon approval of the 2013 Stock Plan.

Vote Required (Majority Vote)

Approval of the Pitney Bowes Inc. 2013 Stock Plan requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. In addition, under the New York Stock Exchange rules, the total number of votes cast must represent a majority of the outstanding shares entitled to vote on the proposal. However, for purposes of approval under New York Stock Exchange rules, abstentions are treated as votes cast, and, therefore, will have the same effect as an “against” vote. In addition, broker non-votes are considered entitled to vote, having the practical effect of increasing the number of affirmative votes required to achieve a majority of the shares entitled to vote.

The board of directors recommends a vote FOR the proposal to approve the Pitney Bowes Inc. 2013 Stock Plan.

Proxy Statement

The Annual Meeting and Voting
Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 13, 2013, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Annual Meeting Admission
An admission ticket, which is required for entry into the annual meeting, is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it to the annual meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock (such as a bank or brokerage account statement) to be admitted to the meeting.

If you have received a Notice of Internet Availability of Proxy Materials (a “Notice”), your Notice is your admission ticket. If you plan to attend the annual meeting, please submit your proxy, but keep the Notice and bring it to the annual meeting.

Stockholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting. No cameras, recording equipment, large bags, or packages will be permitted in the annual meeting.

Who is entitled to vote?
Record stockholders of Pitney Bowes common stock and $2.12 convertible preference stock at the close of business on March 15, 2013 (the record date) can vote at the meeting. As of the record date, 201,463,161 shares of Pitney Bowes common stock and 23,928 shares of $2.12 convertible preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16.53 votes for each share of $2.12 convertible preference stock owned as of the record date.

How do I vote?
If you are a registered stockholder (which means you hold shares in your name), you may choose one of three methods to grant your proxy to have your shares voted:

•	you may grant your proxy on-line via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com;
•	you may grant your proxy by telephone (1-800-690-6903); or
•	if you received your annual meeting material by mail, you may grant your proxy by completing and mailing the proxy card.

Alternatively, you may attend the meeting and vote in person.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

May I revoke my proxy or change my vote?
If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your proxy is voted at the meeting by any of the following methods:

•	you may send in a revised proxy dated later than the first proxy;
•	you may vote in person at the meeting; or
•	you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy.

Attendance at the meeting alone will not revoke your proxy.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to revoke your proxy or change your vote.

What constitutes a quorum?
The holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. If you submit your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum. If a quorum is present, director candidates receiving the affirmative vote of a majority of votes cast will be elected. Proposals 2, 3 and 4 will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted for the proposal. In addition, under New York Stock Exchange rules, the total number of votes cast must represent a majority of the shares entitled to vote on the proposal.

How are votes counted?
Your broker is not permitted to vote on your behalf on the election of directors, executive compensation and other matters to be considered at the stockholders meeting (except on ratification of the selection of PricewaterhouseCoopers LLP as auditors for 2013), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your stock via telephone or the Internet. If you do not own your shares of record, for your vote to be counted with respect to proposals 1, 3 or 4, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee before the date of the stockholders meeting.

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares in its discretion on proposal 2 if it does not receive instructions from you.

GENERAL INFORMATION

If your broker does not have discretionary voting authority and you do not provide voting instructions, or if you abstain on one or more agenda items, the effect would be as follows:

Proposal 1: Election of Directors

Broker non-votes and abstentions would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes and abstentions will have no effect in the election of directors.

Proposal 2: Ratification of Audit Committee’s Appointment of the Independent Accountants for 2013

If you choose to abstain in the ratification of the Audit Committee’s selection of the independent accountants for 2013, the abstention will have no effect.

Proposal 3: Advisory Vote to Approve Executive Compensation

The vote to approve executive compensation is an advisory vote and the results will not be binding on the board of directors or the company. The board of directors will review the results and take them into consideration when making future decisions regarding executive compensation. Broker non-votes and abstentions would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes and abstentions will have no effect on the advisory vote on executive compensation.

Proposal 4: Approval of the Pitney Bowes Inc. 2013 Stock Plan

For purposes of approval under our By-laws, broker non-votes and absentions would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes and abstentions will have no effect on the vote on the 2013 Stock Plan. However, for purposes of approval under New York Stock Exchange rules, abstentions are treated as votes cast, and, therefore, will have the same effect as an “against” vote. In addition, broker non-votes are considered entitled to vote, having the practical effect of increasing the number of affirmative votes required to achieve a majority of the shares entitled to vote.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?
If you are a stockholder of record and participate in our Dividend Reinvestment Plan, or our employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.

Shares held in our 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.

Who will count the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as Inspector of Election.

Want more copies of the proxy statement? Getting too many copies?
Only one Notice or, if paper copies are requested, only one proxy statement and annual report to stockholders including the report on Form 10-K are delivered to multiple stockholders sharing an address unless one or more of the stockholders give us contrary instructions. You may request to receive a separate copy of these materials, either now or in the future.

Similarly, any stockholder currently sharing an address with another stockholder but nonetheless receiving separate copies of the materials may request delivery of a single copy in the future.

Requests can be made to:

Broadridge Householding Department by phone at 1-800-579-1639 or by mail to:

Broadridge Householding Department
51 Mercedes Way
Edgewood, New York 11717.

If you own shares of stock through a bank, broker, trustee or other nominee and receive more than one copy of the materials, please contact that entity to eliminate duplicate mailings.

Additional copies of our annual report to stockholders, including the report on Form 10-K or the proxy statement will be sent to stockholders free of charge upon written request to:

Investor Relations, Pitney Bowes Inc.
1 Elmcroft Road, MSC 63-02
Stamford, CT 06926-0700.

Want Electronic Delivery of the Annual Report and Proxy Statement?
We want to communicate with you in the way you prefer. You may choose to receive:

•	a full set of printed materials, including the proxy statement, annual report and proxy card; or
•	an email with instructions for how to view the annual meeting materials and vote online.

During the voting season, you can select the method of delivery for the future by following the instructions when you vote online or by telephone. If you choose to receive the annual meeting materials electronically, you will receive an e-mail for future meetings listing the website locations of these documents and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option. This proxy statement and our 2012 annual report may be viewed online at www.proxyvote.com.

Stockholder Proposals and Other Business for the 2014 Annual Meeting
If a stockholder wants to submit a proposal for inclusion in our proxy material for the 2014 annual meeting, which is scheduled to be held on Monday, May 12, 2014, it must be received by the corporate secretary by November 25, 2013. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary by February 11, 2014. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on the Corporate Governance website at www.pb.com under the caption “Our Company – Leadership & Governance.”

Corporate Governance

Stockholders are encouraged to visit our Corporate Governance website at www.pb.com under the caption “Leadership & Governance” for information concerning governance practices, including the Governance Principles of the Board of Directors, charters of the committees of the board, and the directors’ Code of Business Conduct and Ethics. Our Business Practices Guidelines, which is the Code of Ethics for employees, including our chief executive officer and chief financial officer, is also available on our Leadership & Governance website. We intend to disclose any future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver.

Key Corporate Governance Practices Enhancing the Board’s Independent Leadership, Accountability and Oversight

•

Separate Chairman and CEO. Our Governance Principles include well-defined responsibilities, qualifications and selection criteria with respect to the Chairman role. Effective December 3, 2012, the board appointed Michael I. Roth, an independent director, as Non-Executive Chairman.

•	Independent Committees. The board of directors determined that all board committees, other than the Executive Committee, should consist entirely of independent directors.
•

Executive Sessions. At each board meeting, our independent directors meet without the CEO or other members of management present to discuss issues, including matters concerning management. Our Non-Executive Chairman presides over these executive sessions.

•	Majority Voting in Director Elections. Our By-Laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast.
•	Annual Election of Directors. Our By-Laws provide that our stockholders elect all directors annually.
•

Stock Holding Requirements. Under the Directors’ Stock plan, restricted stock awards may not be transferred or alienated, subject to limited exceptions, until the later of (i) termination of service as a director, or, if earlier, the date of a change of control (as defined in the Directors’ Stock Plan), and (ii) the expiration of the six-month period following the grant of such shares.

•

No Hedging or Pledging. Directors may not pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities.

Board of Directors

Leadership Structure

Effective December 3, 2012, the board of directors appointed Michael I. Roth, an independent director, as Non-Executive Chairman of the board of directors. Prior to this appointment, Mr. Roth served as Lead Director for the board. The board of directors believes it should have the flexibility to establish a leadership structure that works best for the company at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The board decided that, with the election of Mr. Lautenbach as CEO, and due to the fact that the responsibilities of the Lead Direc-

tor were similar in most respects to those of a Non-Executive Chairman, this was an appropriate time to separate the roles of CEO and Chairman.

The board of directors has established well-defined responsibilities, qualifications and selection criteria with respect to the Chairman role. This information is set forth in detail in the Governance Principles of the Board of Directors, which can be found on our website at www.pb.com under the caption “Our Company—Leadership & Governance.”

Role of the Board of Directors in Risk Oversight

The board of directors is responsible for oversight of the risk assessment and risk management process. Management is responsible for risk management, including identification and mitigation planning. The enterprise risk management process was established to identify, assess, monitor and address risks across the entire company and its business operations. The description, assessments, mitigation plan and status for each enter-

prise risk are developed and monitored by management, including management “risk owners” and an oversight management risk committee.

Oversight responsibility for each of the identified enterprise-wide risks is assigned, upon the recommendation of the Governance Committee and approval by the board of directors, to either a specific committee of the board, or to the full board. In addition to the board, each

CORPORATE GOVERNANCE

committee, with the exception of the Executive Committee, is responsible for oversight of one or more risks. Where possible, the assignments are made based upon, the type of enterprise risk and the linkage of the subject matter to the responsibilities of the committee as described in its charter or the nature of the enterprise risk warranting review by the full board. For example, the Finance Committee oversees risks relating to liquidity, the Executive Compensation Committee oversees risks relating to compensation and the Audit Committee oversees risks relating to internal controls. Each enterprise risk and its related mitigation plan is reviewed by either the board of directors or the designated board committee on an annual basis. The Audit Commit-

tee is responsible for overseeing and reviewing on an ongoing basis the overall process by which management identifies and manages risks. On an annual basis the board of directors receives a report on the status of all enterprise risks and their related mitigation plans.

Management monitors the risks and determines, from time to time, whether new risks should be considered either due to changes in the external environment, changes in the company’s business, or for other reasons. Management also determines whether previously identified risks should be combined with new or emerging risks.

Director Independence

The board of directors conducts an annual review of the independence of each director under the New York Stock Exchange listing standards and our standards of independence, which are set forth in the Governance Principles of the Board of Directors available on our website at www.pb.com under the caption “Our Company – Leadership & Governance.” In making these determinations, the board of directors considers, among other things, whether any director has had any direct or indirect material relationship with Pitney Bowes or its management, including current or past employment with

Pitney Bowes or its independent accountants by the director or the director’s immediate family.

Based upon its review, the board of directors has concluded in its business judgment that the following directors are independent: Rodney C. Adkins, Linda G. Alvarado, Anne M. Busquet, Roger Fradin, Anne Sutherland Fuchs, S. Douglas Hutcheson, James H. Keyes, Eduardo R. Menascé, Michael I. Roth, David L. Shedlarz, David B. Snow, Jr. and Robert E. Weissman. Marc B. Lautenbach is not independent because he is a Pitney Bowes executive officer.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Non-Executive Chairman of the board via e-mail at boardchairman@pb.com, the Audit Committee chair via e-mail at audit.chair@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

The board of directors has instructed the corporate secretary to assist the Non-Executive Chairman, Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:

(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Chairman;

(ii)

If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the corporate secretary to the General Auditor and to the

Audit Committee chair for review and copies will be forwarded to the Chairman. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

(iii)

Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the corporate secretary will forward written communications to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

Board Committees and Meeting Attendance

During 2012, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met eleven times in 2012, and the independent directors met in executive session, without any member of management in attendance, ten times. Members of the board of directors serve on one or more of the five standing committees described below. As the need arises, the board may establish ad hoc committees of the board to consider specific issues. Mr. Lautenbach is a member of the Executive Committee. The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. The members of each of the board committees are set forth in the following chart.

It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All directors attended the May 2012 annual meeting.

CORPORATE GOVERNANCE

Name	Audit	Executive	Executive Compensation	Finance	Governance

Rodney C. Adkins	X		X
Linda G. Alvarado				X	X
Anne M. Busquet				X	X
Roger Fradin	X			X
Anne Sutherland Fuchs	X		X
S. Douglas Hutcheson	X			X
James H. Keyes			X		X
Marc B. Lautenbach		X
Eduardo R. Menascé		X	Chair		X
Michael I. Roth	X	Chair		Chair
David L. Shedlarz	Chair	X		X
David B. Snow, Jr.		X	X		Chair
Robert E. Weissman			X		X

Number of meetings in 2012	6	0	9	4	5

Audit Committee

The Audit Committee monitors our financial reporting standards and practices and our internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees our ethics and compliance programs. The committee appoints independent accountants to conduct the annual audits, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews our internal accounting controls and the scope and results of our internal auditing activities, and submits reports and proposals on these matters to the board. The committee is also responsible for overseeing the process by which management identifies and manages the company’s risks. The committee meets in executive session with the independent accountants and internal auditor at each committee meeting.

The board of directors has determined that the following members of the Audit Committee, S. Douglas Hutcheson, Michael I. Roth and David L. Shedlarz are “audit committee financial experts,” as that term is defined by the SEC. All Audit Committee members are independent as independence for audit committee members is defined in the New York Stock Exchange standards.

Executive Committee

The Executive Committee can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its Bylaws, on matters concerning management of the business which may arise between scheduled board of directors meetings and as described in the committee’s charter.

Executive Compensation Committee

The Executive Compensation Committee is responsible for our executive compensation policies and programs. The committee chair frequently consults with, and the committee meets in executive session with, Pay Governance LLC, its independent compensation consultant. The committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the chief executive officer, or CEO, and approves the same for all of our executive officers. The committee also recommends the “Compensation Discussion and Analysis” for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC, and reviews and approves stock grants and other stock-based compensation awards.

CORPORATE GOVERNANCE

Finance Committee

The Finance Committee reviews our financial condition and capital structure, and evaluates significant financial policies and activities, oversees our major retirement programs, advises management and recommends financial action to the board of directors. The committee’s duties include monitoring our current and projected financial condition, reviewing and recommending for board approval major investment decisions including financing, mergers and acquisitions, divestitures and overseeing the financial operations of our retirement plans. The committee recommends for approval by the board of directors the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.

Governance Committee

The Governance Committee recommends nominees for election to the board of directors, determines the duties of, and recommends membership in, the board committees, reviews executives’ potential for growth, reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board, and, with the Non-Executive Chairman and the CEO, is responsible for CEO succession planning and ensuring management continuity. The Governance Principles of the Board of Directors, which are posted on our website at www.pb.com under the caption “Our Company—Leadership & Governance,” include additional information about succession planning. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy.

The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management and stockholders. The committee also may retain a third-party search firm to assist the committee members in identifying and evaluating potential nominees to the board of directors.

Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to: c/o Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee in preparation for the 2014 annual meeting of stockholders must be received by January 2, 2014, and must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of our stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (vi) the candidate’s written, signed consent to serve if elected.

The Governance Committee evaluates candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the Board of Directors, which are posted on our Corporate Governance website at www.pb.com under the caption “Our Company—Leadership & Governance,” include a description of director qualifications. A discussion of the specific experience and qualifications identified by the committee for directors and nominees may be found under “Director Qualifications” on page 23 of this proxy statement.

If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board of directors, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board of directors, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board of directors.

Alternatively, as referenced on page 13 of this proxy statement, stockholders intending to nominate a candidate for election by the stockholders at the meeting must comply with the procedures in Article II, Section 6 of the company’s By-laws. The By-laws are posted on our Corporate Governance website at www.pb.com under the caption “Our Company—Leadership & Governance.”

Directors’ Compensation

Directors’ Fees

During 2012, each director who was not an employee received an annual retainer of $65,000 and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. The Lead Director received an additional annual retainer of $10,000. Effective January

1, 2013, the Non-Executive Chairman receives an additional annual retainer of $50,000. The Non-Executive Chairman role replaced the Lead Director position. All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of 7,500

CORPORATE GOVERNANCE

shares of our common stock within five years of becoming a director of Pitney Bowes. The stock ownership guidelines provide limited exceptions for the transfer of these shares while the director continues to serve on our board, as discussed in more detail under “Directors’ Stock Plan” below. All members of the board of directors are in compliance with these guidelines. The directors’ stock ownership guidelines are available on our Corporate Governance website at www.pb.com under the caption “Our Company—Leadership & Governance.”

Role of Governance Committee in Determining Director Compensation

In accordance with the Governance Principles of the Board, the Governance Committee reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board of directors. The Governance Committee reviews the director compensation policy periodically and may consult from time to time with a compensation consultant, to be selected and retained by the committee, as to the competitiveness of the program. The following is a summary of the director compensation program.

Directors’ Stock Plan

Under the Directors’ Stock Plan, in 2012 each director who was not an employee of the company received an award of 2,200 shares of restricted stock which are fully vested after six months from the date of grant. (Directors appointed by the board to fill a vacancy during the year receive a prorated grant of shares as described in the Directors’ Stock Plan.) The shares carry full voting and dividend rights upon grant but, unless certain conditions are met, may not be transferred or alienated until the later of (i) termination of service as a director, or, if earlier, the date of a change of control (as defined in the Directors’ Stock Plan), and (ii) the expiration of the six-month period following the grant of such shares. The Directors’ Stock Plan permits certain dispositions of stock granted under the restricted stock program pro-

vided that the director effecting the disposition had accumulated and will retain 7,500 shares of common stock. Permitted dispositions are limited to: (i) transfer to a family member or family trust or partnership; and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board of directors.

Ownership of shares granted under the Directors’ Stock Plan is reflected in the table on page 21 of this proxy statement showing security ownership of directors and executive officers.

Directors’ Deferred Incentive Savings Plan

We maintain a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the company’s 401(k) plan. Deferral elections made with respect to plan years prior to 2004 also included as an investment choice the ability to invest in options to purchase common stock of the company.

Stock options selected by directors as an investment vehicle for deferred compensation were granted through the Directors’ Stock Plan. The Directors’ Stock Plan permits the exercise of stock options granted after October 11, 1999 during the full remaining term of the stock option by directors who have terminated service on the board of directors, provided that service on the board is terminated: (i) after ten years of service on the board; (ii) due to director’s death or disability; or (iii) due to the director having attained mandatory directors’ retirement age. The stock options may be exercised for three months following termination for any other reason. The Directors’ Stock Plan also permits the donation of vested stock options, regardless of the date of grant, to family members and family trusts or partnerships. All outstanding stock options are fully vested.

Directors’ Retirement Plan

Our Directors’ Retirement Plan was discontinued, and the benefits previously earned by directors were frozen as of May 12, 1997.

Linda G. Alvarado is the only current director who is eligible to receive a retirement benefit under the plan after termination of service on the board of directors. As of the date the plan was frozen, she had completed five years of service as a director, the minimum years of service required to receive an annual retirement benefit of 50% of her retainer as of May 12, 1997. Therefore she will receive an annual benefit of $15,000.

CORPORATE GOVERNANCE

DIRECTOR COMPENSATION FOR 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Rodney C. Adkins	101,000	31,933	0	0	132,933
Linda G. Alvarado	92,000	31,933	26,678	0	150,611
Anne M. Busquet	95,000	31,933	0	5,000	131,933
Roger Fradin	88,083	43,360	0	5,000	136,443
Anne Sutherland Fuchs	105,500	31,933	0	5,000	142,433
S. Douglas Hutcheson	49,000	26,355	0	0	75,355
James H. Keyes	104,833	31,933	0	5,000	141,766
Eduardo R. Menascé	113,000	31,933	0	0	144,933
Michael I. Roth	122,167	31,933	0	5,000	159,100
David L. Shedlarz	102,500	31,933	0	5,000	139,433
David B. Snow, Jr.	105,500	31,933	0	0	137,433
Robert E. Weissman	102,500	31,933	0	0	134,433

(1)

Each non-employee director receives an annual retainer of $65,000 ($16,250 per quarter) and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. In 2012, the Lead Director received an additional annual retainer of $10,000. Effective January 1, 2013, the Non-Executive Chairman receives an additional annual retainer of $50,000.

(2)

On May 14, 2012, each non-employee director then serving received an award of 2,200 shares of restricted stock. The fair market value of the restricted share awards was calculated using the average of the high and low stock price, $14.82 and $14.21, respectively, as reported on the New York Stock Exchange on May 14, 2012, the date of grant. The closing price on May 14, 2012 on the New York Stock Exchange was $14.24. In connection with his election to the board, Mr. Fradin received an award of 597 shares of restricted stock on February 1, 2012. The fair market value of the restricted share award was calculated using the average of the high and low price, $19.26 and $19.02, respectively, as reported on the New York Stock Exchange on February 1, 2012. The closing price on February 1, 2012 on the New York Stock Exchange was $19.16. In connection with his election to the board on July 9, 2012, Mr. Hutcheson received an award of 1,856 shares of restricted stock. The fair value of the restricted share award was calculated using the average of the high and low price, $14.54 and $13.86, respectively, as reported on the New York Stock Exchange on July 9, 2012, the date of the grant. The closing price on July 9, 2012 on the New York Stock Exchange was $14.25. The grant date fair market value of the restricted stock awards was computed in accordance with the share-based payment accounting guidance under ASC718. The aggregate number of shares of restricted stock held by each director as of December 31, 2012 is as follows: Mr. Adkins – 12,543 shares; Ms. Alvarado – 31,200 shares; Ms. Busquet – 12,122 shares; Mr. Fradin –2,797 shares; Ms. Fuchs – 15,563 shares; Mr. Hutcheson – 1,856 shares; Mr. Keyes – 26,200 shares; Mr. Menascé – 21,192 shares; Mr. Roth – 28,000 shares; Mr. Shedlarz – 21,192 shares; Mr. Snow – 14,600 shares; and Mr. Weissman – 21,192 shares. Stock options were not awarded to non-employee directors during 2012. Stock options formerly were available to non-employee directors as an investment choice under the Directors’ Deferred Incentive Savings Plan. Cash fees deferred with respect to plan years prior to 2004 could be invested in options to purchase common stock of the company. The aggregate number of stock options held by each director as of December 31, 2012 is as follows: Mr. Weissman – 1,789.

(3)

Ms. Alvarado is the only non-employee director who served on the board of directors during 2012 eligible to receive payments from the suspended Directors’ Retirement Plan. Ms. Alvarado is eligible to receive payments upon her retirement from the board of directors.

(4)

Mmes. Busquet and Fuchs, and Messrs. Fradin, Keyes, Roth and Shedlarz utilized the Pitney Bowes Non-Employee Director Matching Gift Program during 2012. The company matches individual contributions by non-employee directors, dollar for dollar to a maximum of $5,000 per board member per calendar year.

CORPORATE GOVERNANCE

Relationships and Related-Person Transactions

The board of directors has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee is responsible for reviewing and approving any related person transactions between Pitney Bowes and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of Pitney Bowes voting stock and their “immediate family members” as defined by the rules and regulations of the SEC (“related persons”).

Under the related-person transaction approval policy, any newly proposed transaction between Pitney Bowes and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction or series of transactions is greater than $120,000. Any related-person transactions that have not been pre-approved by the Governance Committee must be submitted for ratification as soon as they are identified. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee. It is the expectation and policy of the board of directors that any related-person transactions will be at arms’ length and on terms that are fair to the company.

If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.

The following related-person transactions do not require approval by the Governance Committee:

1.

Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;

2.

A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.

Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and

5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.

No transactions were submitted to the Governance Committee for review during 2012.

Compensation Committee Interlocks and Insider Participation

During 2012, there were no compensation committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)(4)	Options Exercisable Within 60 Days(5)	% of Class

Common	Rodney C. Adkins	12,768	0	*
Common	Linda G. Alvarado	35,228	0	*
Common	Anne M. Busquet	13,682	0	*
Common	Roger Fradin	7,797	0	*
Common	Anne Sutherland Fuchs	16,563	0	*
Common	S. Douglas Hutcheson	2,056	0	*
Common	James H. Keyes	28,302	0	*
Common	Eduardo R. Menascé	21,892	0	*
Common	Michael I. Roth	36,723	0	*
Common	David L. Shedlarz	23,692	0	*
Common	David B. Snow, Jr.	15,600	0	*
Common	Robert E. Weissman	33,429	1,789	*
Common	Marc B. Lautenbach	0	0	*
Common	Murray D. Martin	2,708,973	2,447,574	1.33%
Common	Michael Monahan	575,847	519,319	*
Common	Leslie Abi-Karam	547,351	513,319	*
Common	Vicki A. O’Meara	227,448	204,556	*
Common	John E. O’Hara	394,865	354,621	*
Common	All executive officers and directors as a group (22)	5,227,026	4,507,505	2.54%

*	Less than 1% of Pitney Bowes Inc. common stock.
(1)

These shares represent common stock beneficially owned as of March 1, 2013 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. There were 201,353,179 of our shares outstanding as of March 1, 2013.

(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.
(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan and its related excess plan.
(4)	Includes, with respect to Mr. Martin, 7,360 shares held in a grantor retained annuity trust.
(5)

The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 1, 2013 by exercising outstanding stock options. Amounts in this column are also included in the column titled “Shares Deemed to be Beneficially Owned.”

CORPORATE GOVERNANCE

Beneficial Ownership

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the SEC as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common		Percent of Common(1)
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	27,405,915	(2)	13.7%

BlackRock, Inc.
40 East 52nd Street	21,084,229	(3)	10.5%
New York, NY 10022

The Vanguard Group, Inc.
100 Vanguard Blvd.	11,694,440	(4)	5.8%
Malvern, PA 19355

(1)	There were 200,884,047 of our shares outstanding as of December 31, 2012.
(2)

As of December 31, 2012, State Street Corporation disclosed shared investment and voting power with respect to 27,405,915 shares. SSgA Funds Management, Inc., an investment advisor subsidiary of State Street Corporation, disclosed shared voting power and shared investment power of 20,169,749 shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 12, 2013.

(3)

As of December 31, 2012, BlackRock, Inc. disclosed sole investment power and sole voting power with respect to 21,084,229 shares. The foregoing information is based on a Schedule 13G/A filed with the SEC on January 11, 2013.

(4)

As of December 31, 2012, The Vanguard Group, Inc., an investment advisor, disclosed sole investment power with respect to 11,359,109 shares, shared investment power with respect to 335,331 shares and sole voting power with respect to 327,731 shares. The foregoing information is based on a Schedule 13G/A filed with the SEC on February 11, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the SEC showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. We believe that all such forms have been timely filed for 2012.

Proposal 1: Election of Directors

Director Qualifications

The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of our stockholders. In addition, the board of directors believes that there are certain attributes that each director should possess, as described below. Therefore, the board of directors and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board of directors.

The board of directors, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership as a whole, including financial literacy and expertise needed for the Audit Committee as required by applicable law and New York Stock Exchange listing standards. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the board candidate profile used in the context of a director search, in light of the current and anticipated needs of the company and the experience and talent then represented on the board of directors. The Governance Committee reviews the qualifications of director candidates in light of the criteria approved by the board of directors and recommends candidates to the board for election by the stockholders at the annual stockholders meeting.

The Governance Committee seeks to include individuals with a variety of occupational and personal backgrounds on the board of directors in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board of directors in such areas as experience and geography, as well as race, gender, ethnicity and age.

Among other things, the board of directors has determined that it is important that the board should include members with the following skills and experiences:

●	Financial acumen for evaluation of financial statements and capital structure.

●	Significant international experience and experience with emerging markets to evaluate our global operations.

●	Software and technology acumen, coupled with in-depth understanding of our business and markets, to provide counsel and oversight with regard to our strategy.

●	Significant operating experience, providing specific insight into developing, implementing and assessing our operating plan and business strategy.

●	Human resources experience, including executive compensation experience to help us attract, motivate and retain world-class talent.

●	Corporate governance experience at publicly traded companies to support the goals of greater transparency, accountability for management and the board, and protection of stockholder interests.

●	Understanding of customer communications and marketing channels to support our client focus and customer communications and marketing strategy.

●	Turnaround experience to help us assess opportunities to reposition certain of our businesses.

●	Leadership to motivate others and identify and develop leadership qualities in others.

Additionally, the board believes all directors should demonstrate integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the board of directors, as well as the absence of any conflicts with our interests.

The Governance Committee assesses the effectiveness of its criteria when evaluating and recommending new candidates.

Each director brings experience and skills that complement those of the other directors. The board of directors believes that all the directors nominated for election are highly qualified, and have the attributes, skills and experience required for service on the board of directors. Additional information about each director is included with biographical information for each appearing below.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election

Directors are elected to terms of one year. The board of directors presently has thirteen members whose terms expire in 2013. Each of the nominees for election at the 2013 annual meeting of stockholders is a current board member and was selected by the board of directors as a nominee in accordance with the recommendation of the Governance Committee. If elected at the 2013 annual meeting of stockholders, each of the nominees would serve until the 2014 annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s death, resignation or removal.

Effective as of July 9, 2012, the board of directors increased the size of the board from twelve to thirteen members, and elected Mr. Hutcheson to fill the resulting vacancy for a term expiring on May 13, 2013. Mr. Hutcheson was brought to the Governance Committee’s attention by an independent director search firm retained by the committee to identify candidates fitting the profile and meeting the criteria established by the committee, with the concurrence of the board of directors.

As of December 3, 2012, Mr. Martin resigned from the board of directors, and the board elected Mr. Lautenbach to fill the resulting vacancy for a term expiring on May 13, 2013. Mr. Adkins expressed a preference not to be renominated. Mr. Keyes and Mr. Weissman will retire from the board as of May 13, 2013 as required by our Gover-

nance Principles. Effective as of May 13, 2013, the board of directors reduced the size of the board from thirteen to ten members.

For the 2013 annual meeting, the Governance Committee recommended to the board of directors, and the board approved, the nominations of Ms. Alvarado, Ms. Busquet, Mr. Fradin, Ms. Fuchs, Mr. Hutcheson, Mr. Lautenbach, Mr. Menascé, Mr. Roth, Mr. Shedlarz, and Mr. Snow to one-year terms expiring at the 2014 annual meeting. Information about each nominee for director, including the nominee’s age, as of March 1, 2013, is set forth beginning on page 25 of this proxy statement. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under proposal 1 for all other nominees, or grant your proxy by telephone or the Internet as described in the proxy voting instructions. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced. At the annual meeting, proxies cannot be voted for more than the ten director nominees.

Vote Required; Recommendation of the Board of Directors

In accordance with our By-laws, in an uncontested election, a majority of the votes cast is required for the election of directors. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. Our Governance Principles provide that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board of directors will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

The board of directors recommends that stockholders vote FOR the election of all the director nominees.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for terms expiring at the 2014 Annual Meeting

Linda G. Alvarado, 61, president and chief executive officer of Alvarado Construction, Inc., a Denver-based commercial general contractor, construction management and development firm. Alvarado Construction has successfully developed and constructed numerous multi-million dollar commercial, government, transportation, office, communications, energy, retail, heavy engineering, utility, and technology projects throughout the United States and Latin America. Ms. Alvarado is also co-owner of the Colorado Rockies Major League Baseball Club and President of Palo Alto, Inc. which owns and operates YUM! Brands restaurants in multiple states. Pitney Bowes director since 1992. (Also a director of 3M Company. Formerly a director of Lennox International Inc., The Pepsi Bottling Group Inc. and Qwest Communications International Inc.)

As a principal of several diverse businesses, Ms. Alvarado brings to the board of directors her significant operational experience, as well as an understanding of marketing, finance and human resources issues. Her experience as a member of other public company boards of directors contributes to her understanding of global public company issues, including those relating to international markets and government affairs.

Anne M. Busquet, 63, principal of AMB Advisors, LLC, an independent consulting firm; former chief executive officer, IAC Local & Media Services, a division of IAC/Interactive Corp., an Internet commerce conglomerate, 2004 – 2006. Pitney Bowes director since 2007. (Also a director of Meetic S.A. Formerly a director of Blyth, Inc.)

Ms. Busquet has experience as a senior public company executive, including as American Express Company Division President, leading global interactive services initiatives. As former chief executive officer of the Local and Media Services unit of InterActiveCorp, she has experience in electronic media, communications and marketing. In addition, Ms. Busquet brings to the board of directors her substantial operational experience, including in international markets, marketing channels, emerging technologies and services, and product development.

Roger Fradin, 59, president and chief executive officer of Honeywell Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company. Pitney Bowes director since February 1, 2012. (Also a director of MSC Industrial Direct Co., Inc.)

As the chief executive officer of a $15 billion division of a major diversified technology and manufacturing company, Mr. Fradin brings to the board substantial operational experience, financial expertise, and experience in capital markets, product development, and marketing, including in international markets. He possesses a strong entrepreneurial background, with experience in driving robust growth for businesses under his leadership, and has deep experience in entering new markets, both organically and through acquisition.

PROPOSAL 1: ELECTION OF DIRECTORS

Anne Sutherland Fuchs, 65, consultant to private equity firms. Formerly group president, Growth Brands Division, Digital Ventures, a division of J. C. Penney Company, Inc., a retailer, November 2010 – April 2012; Chair of the Commission on Women’s Issues for New York City, since 2002. Director since 2005. (Also a director of Gartner, Inc.)

Ms. Fuchs has experience as a senior executive with operational responsibility within the media and marketing industries, as well as experience as global chief executive officer of a unit of LMVH Moet Hennessy Louis Vuitton. Her experience in the publishing industry includes senior level operational roles at Hearst, Conde Nast, Hachette and CBS. She possesses experience in product development, marketing and branding, international operations, as well as in human resources and executive compensation. Her experience in managing a number of well-known magazines contributes to her knowledge and understanding of businesses closely tied to the mailing industry. Her work for the City of New York has further informed her understanding of government operations and government partnerships with the private sector.

S. Douglas Hutcheson, 57, chief executive officer, Leap Wireless International, Inc., a provider of wireless services and devices through its subsidiary, Cricket Communications, Inc. since February 2005; president and chief executive officer, February 2005 – November 2012. Director since July 2012. (Also a director of Leap Wireless International, Inc.)

Mr. Hutcheson brings to the board of directors significant operational and financial expertise as the chief executive officer of a wireless communications company. His broad business background includes strategic planning and product and business development and marketing. His expertise in developing and executing successful wireless strategies is an asset to Pitney Bowes as more products and services are transitioned to the cloud. In addition, his experience as a public company chief executive contributes to his knowledge of corporate governance and public company matters.

Marc B. Lautenbach, 51, president and chief executive officer of Pitney Bowes Inc. since December 3, 2012. Formerly, Managing Partner, North America, Global Business Services, International Business Machines Corporation (IBM), a global technology services company, 2010 – 2012, and General Manager, IBM North America, 2005 – 2010. Pitney Bowes director since December 3, 2012.

As a former senior operating executive at a global technology services company, Mr. Lautenbach possesses substantial operational experience, including in technology services, software solutions, application development, and infrastructure management, as well as marketing, sales and product development. Mr. Lautenbach has extensive experience working with a breadth of client segments, including in the small and medium sized business segment and public and enterprise markets. He also has significant international experience.

Eduardo R. Menascé, 67, retired president, Enterprise Solutions Group, Verizon Communications Inc., a leading provider of wireline and wireless communications. Pitney Bowes director since 2001. (Also a director of John Wiley & Sons, Inc., Hill-Rom Holdings, Inc. and Hillenbrand, Inc. Formerly a director of KeyCorp.)

Mr. Menascé has broad experience as a former senior executive responsible for a significant international operation of a public company, as well as experience in senior leadership positions with a number of European and Latin American businesses, including business operations, finance and capital markets, international and emerging markets, technology, customer communications and marketing channels, and executive compensation. His experience on other public company boards and as a director of the New York chapter of the National Association of Corporate Directors contributes to his knowledge of public company matters.

PROPOSAL 1: ELECTION OF DIRECTORS

Michael I. Roth, 67, chairman and chief executive officer, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company. Pitney Bowes director since 1995. (Also a director of Ryman Hospitality Properties, Inc. and The Interpublic Group of Companies, Inc.)

Mr. Roth has broad experience as the chief executive officer of a public company and as a member of other public company boards of directors, as well as previous experience as a certified public accountant and attorney. In addition to his experience as chief executive officer of The Interpublic Group of Companies, his experience includes service as the chief executive officer of The MONY Group Inc. prior to its acquisition by AXA Financial, Inc. He brings to the board of directors his deep financial expertise, and experience in business operations, capital markets, international markets, emerging technologies and services, marketing channels, corporate governance, and executive compensation.

David L. Shedlarz, 64, retired vice chairman of Pfizer Inc., a pharmaceutical, consumer and animal products health company. Formerly vice chairman of Pfizer Inc., 2005 – 2007; executive vice president and chief financial officer, 1999 – 2005, Pfizer Inc. Pitney Bowes director since 2001. (Also a director of Teachers Insurance and Annuity Association and The Hershey Company.)

Mr. Shedlarz has broad experience as a former senior executive of a public company, experience as a former chief financial officer and as a member of other public company boards of directors. He possesses financial expertise, knowledge of business operations and capital markets, international markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, product development, and corporate governance.

David B. Snow, Jr., 58, until April 2012, chairman and chief executive officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. Pitney Bowes director since 2006. (Formerly a director of Medco Health Solutions, Inc.)

In addition to his experience as the chief executive officer of a public company, Mr. Snow has a strong background in operations, having served in senior leadership positions at several companies including WellChoice (Empire Blue Cross Blue Shield) and Oxford Health Plans. Mr. Snow also brings to the board of directors a broad range of experience, including finance and capital markets, emerging technologies, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, corporate governance, and product development.

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in February 2012. The committee represents and assists the board of directors in overseeing the financial reporting process and the integrity of the company’s financial statements. The committee is responsible for retaining the independent accountants and pre-approving the services they will perform, and for reviewing the performance of the independent accountants and the company’s internal audit function. The board of directors, in its business judgment, has determined that all six of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants their independence.

In determining whether to recommend that the stockholders ratify the selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Pitney Bowes’ independent auditor for 2013, management and the committee, as they have done in prior years, engaged in a review of PricewaterhouseCoopers. In that review, the committee considers the continued independence of PricewaterhouseCoopers, its geographic presence compared to that of Pitney Bowes, its industry knowledge, the quality of the audit and its services, the audit approach and supporting technology, any Securities and Exchange Commission actions and other legal issues as well as PCAOB inspection reports. Pitney Bowes management prepares an annual assessment that includes an analysis of (1) the above criteria for PricewaterhouseCoopers and the other “Big Four” accounting firms; (2) an assessment of whether firms outside of the “Big Four” should be considered; and (3) a detailed analysis of the PricewaterhouseCoopers’ fees. In addition, PricewaterhouseCoopers reviews with the committee its analysis of its independence. Based on the results of the review this year, the committee concluded that PricewaterhouseCoopers is independent and that it is in the best interests of Pitney Bowes and its investors to appoint PricewaterhouseCoopers to serve as Pitney Bowes’ independent registered accounting firm for 2013.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on February 25, 2013.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair Rodney C. Adkins Roger Fradin Anne Sutherland Fuchs S. Douglas Hutcheson Michael I. Roth

Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2013

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent accountants for Pitney Bowes for 2013. Although not required by law this matter is being submitted to the stockholders for ratification, as a matter of good corporate governance. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers as its independent accountants. PricewaterhouseCoopers has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PricewaterhouseCoopers will attend the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the company by PricewaterhouseCoopers for the years ended December 31, 2012 and 2011, were (in millions):

	2012	2011

Audit	$6.8	$7.6
Audit-Related	.4	.6
Tax	1.1	.6
All Other	—	.2
Total	$8.3	$9.0

Audit Fees: The Audit fees for the years ended December 31, 2012 and 2011 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the company and selected subsidiaries, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related Fees: The Audit-Related fees for the years ended December 31, 2012 and 2011 were for assurance and related services related to employee benefit plan audits, procedures performed for SSAE 16 reports, attestation services pertaining to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees: The Tax fees for the years ended December 31, 2012 and 2011 were for services related to tax compliance, including the preparation and/or review of tax returns and claims for refunds.

All Other Fees: The All Other fees for the year ended December 31, 2011 related to services provided by a consulting firm that was acquired by PricewaterhouseCoopers during the course of its engagement with the company.

The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PricewaterhouseCoopers. Specifically the committee’s policy requires pre-approval of the use of PricewaterhouseCoopers for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; and procedures required to meet certain regulatory requirements. The committee will not approve any service prohibited by regulation and does not anticipate approving any service in addition to the categories described above. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from PricewaterhouseCoopers, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its chair.

Vote Required; Recommendation of the Board of Directors

Ratification of the appointment of Pitney Bowes’ independent accountants requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent accountants for 2013.

Proposal 3: Advisory Vote to Approve Executive Compensation

In accordance with SEC rules, stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

Over the course of the last year, the Executive Compensation Committee engaged in an extensive re-examination of our executive compensation program following the vote cast against our advisory resolution on executive compensation, or Say-on-Pay vote, at our 2012 annual meeting. The Executive Compensation Committee and the independent board members received direct feedback from stockholders through two outreach campaigns spearheaded by the Executive Compensation Committee’s newly appointed chairman. The Executive Compensation Committee also engaged a new independent compensation consultant, Pay Governance LLC, to assist them in assessing the stockholder feedback and in conducting their own analysis in deciding which changes to implement. The committee chairman launched his first stockholder outreach campaign in the spring, before the 2012 annual meeting. During that campaign, the committee’s chairman and members of senior management reached out to stockholders holding over 60% of our outstanding shares to elicit their feedback regarding our executive compensation policies and programs. In the fall, after the Executive Compensation Committee and the board had approved and announced the changes to our executive compensation program, the committee’s chairman again launched a stockholder outreach campaign initiating contact with holders of approximately 64% of our outstanding shares to explain the announced changes to our program and to elicit their feedback. Both in the spring and the fall outreach campaigns, the committee chairman, together with members of senior management held meetings with more than a majority of the stockholders with whom they initiated contact. Stockholders responded favorably at the meetings held in the fall to the announced changes.

The committee chairman and members of management also met with the two prominent stockholder proxy advisory firms to obtain feedback. The committee chairman is committed to continuing his dialogue with our stockholders on executive compensation on a regular basis.

Because the committee adopted its 2012 executive compensation program before the 2012 advisory vote on executive compensation, some of the recent changes will not be reflected in named executive officer compensation tables until our 2013 executive compensation is reported in the 2014 proxy statement. Where possible, however, the committee retroactively adjusted elements of long term compensation and also exercised negative discretion on the final payout of the annual incentive and CIUs to align with our performance and total stockholder return compared to our new peer group.

Key Changes Made to our Executive Compensation Program

●	Aligned the former CEO’s annual incentive target to the median market competitive data, reducing it from 165% to 130% of base salary. We maintained the same target level for our new CEO;
●

Enhanced the rigor and transparency of our annual incentive objectives by increasing the weight of the financial objectives to at least 80% and reducing the weight of strategic objectives to no more than 20%;

●	Changed the type and mix of our long-term incentives and increased the performance-based component. Beginning in 2013, long-term incentives are composed of 60% CIUs, and 40% RSUs;
●	Cancelled our former CEO’s $2 million special KEIP award;
●	Revised our peer group to better balance company size and business complexity;
●	Enhanced disclosure of our performance targets;
●	Eliminated the excise tax gross-ups; and
●	Reduced severance benefits payable upon a change of control for officers by up to one-third at the most senior management levels.

Please see “Compensation Discussion and Analysis – Discussion of Compensation Actions – Response to the 2012 Say-on-Pay Vote” beginning on page 49 of this proxy statement for a more complete summary of these changes.

We have a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our named executive officers. We believe we have strengthened the link between pay and performance in the design of our executive compensation program. The pay-for-performance link is evidenced as follows:

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay for Performance

●

Program Design. 86% of target total direct compensation for our CEO is variable and 53% is subject to rigorous performance metrics in addition to the 162(m) threshold target. 73% of target total direct compensation for the other executive officers is variable and 47% is subject to rigorous performance metrics in addition to the 162(m) threshold target.

●

Actual Payout. Given the special circumstances of this year, including the TSR, the limited ability to retroactively change many aspects of awards made prior to the 2012 Say-on-Pay vote, and to ensure a strong alignment of pay to performance, the committee concluded that lowering executive compensation was appropriate. The payout for the 2012 annual incentive and CIU awards was well below target for overall below target performance.

○

While 2012 performance against stated objectives under the annual incentive plan would have supported a payout of 75% of target, the committee used negative discretion to reduce the annual incentive payout by an additional 11% to 64% of target, which is 35% below the payout from the previous year.

○

For the 2010-2012 CIU long-term incentive award, performance against objectives would have supported a payout of $1.42 per unit before applying the TSR modifier. The TSR modifier reduced the CIU award by 20% to $1.14 per unit. The committee used negative discretion to reduce the CIU payout by an additional 35% to $0.74 per unit, which is 31% below the CIU payout on the award from the previous year. The committee reduced the payment from $1.42 per unit to $0.74 per unit to approximate the decline in our stock price over the three-year performance period.

Please see “Compensation Discussion and Analysis – Compensation Payout Overview” beginning on page 53 of this proxy statement for a more detailed discussion of the 2012 executive compensation awards and payouts.

In addition to the changes summarized above, we are maintaining the existing compensation practices that represent strong corporate governance policies.

Existing Strong Pay Practices

●	An independent compensation consultant who reports directly to the committee and performs no other services for the company;
●	A direct line of communication between our stockholders and the board of directors;
●	No employment agreements with our executive officers;
●	No special arrangements whereby extra years of prior service are credited under our pension plans;
●	No perquisites other than limited financial counseling and an executive physical benefit;
●	“Double-trigger” vesting provisions in our change-of-control arrangements;
●	A “clawback” policy that permits the company to recover bonuses from senior executives whose fraud or misconduct resulted in a significant restatement of financial results;
●	Prohibitions against pledging and hedging our stock;
●	An annual risk assessment of our pay practices;
●	Significant stock ownership guidelines that align executives’ and directors’ interests with those of stockholders; and
●	An annual stockholder advisory vote on executive compensation.

We believe that the changes summarized above, together with our other existing strong compensation practices, have addressed the concerns of many of our stockholders and have resulted in a compensation program deserving of stockholder support. In accordance with Section 14A of the Exchange Act, we are asking stockholders to indicate their support for our named executive officer compensation by voting FOR this resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation for our named executive officers. Accordingly, we are asking our stockholders to vote FOR the following advisory resolution at the 2013 annual meeting:

RESOLVED, that the stockholders of Pitney Bowes Inc. approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement for the company’s 2013 annual meeting of stockholders.

This advisory resolution, commonly referred to as a “Say-on-Pay” resolution, is non-binding on the board of directors. Although non-binding, our board of directors and the committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Vote Required; Recommendation of the Board of Directors

The vote on executive compensation is an advisory vote. The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

The board of directors recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation.

Proposal 4: Approval of the Pitney Bowes Inc. 2013 Stock Plan

The board of directors recommends that stockholders approve the Pitney Bowes Inc. 2013 Stock Plan (the “Plan”). Based upon the recommendation of the Executive Compensation Committee, the board of directors unanimously approved the Plan in December 2012 and approved the maximum shares to be provided under the Plan in February 2013. The Plan will become effective May 13, 2013 subject to stockholder approval at our annual meeting. The Plan would govern grants of stock-based awards to employees, which is an important component of our compensation program encouraging the alignment of executive compensation with stockholder interests. The complete text of the Plan approved by the board of directors is attached as Annex A to this Proxy Statement. The following discussion is qualified in all respects by reference to Annex A.

Why we believe you should approve the Plan

Equity compensation is an essential part of our compensation program to help us attract and retain talent in order to deliver our strategy and create stockholder value. We believe our future success depends on our ability to attract, motivate and retain high quality employees and approval of the Plan is critical to achieving this success.

The use of our stock as part of our compensation program is also important to our continued success because it fosters a pay-for-performance culture, which is an important element of our overall compensation program. We believe that equity compensation motivates employees to create stockholder value because the value employees realize from equity compensation is based on our stock performance.

Finally, we believe that we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards dilute stockholder equity and, therefore, we have carefully managed our equity incentive compensation. Our equity compensation practices are targeted to be consistent with the market median, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described further below.

Plan Highlights

The Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility. The Plan will permit the grant of stock options, stock appreciation rights (“SARs”), restricted stock awards, stock units, and other stock-based awards. Currently, participant awards largely consist of restricted stock units with occasional use of stock options. Also in unique circumstances, where needed for attracting, retaining and motivating executive talent, restricted stock may be awarded. The Plan is flexible and will allow us to change equity grant practices from time to time.

Provisions Designed to Protect Stockholder
Interests
The Plan has several provisions designed to protect stockholder interests and promote effective corporate governance including:

●	Independent Plan Administrator;
●	Limit on grants of full-value awards;
●	Prohibition on share recycling or “Liberal Share Counting” practices;

●	No re-pricing of stock options or stock appreciation rights without prior stockholder approval;
●	Stock options and stock appreciation rights cannot be granted below 100% of fair market value;
●	Maximum term for stock options and stock appreciation rights is 10 years;
●	Generally, a minimum three-year vesting for time-based full-value awards and stock options/stock appreciation rights;
●	Minimum one-year performance period for performance-based awards;
●	Change-in-Control definition that requires either a 30% acquisition or a consummation of a transaction;
●	No “evergreen” provision to automatically increase the number of shares issuable under the Plan;
●	“Double-trigger” requirement to accelerate vesting under a Change-in-Control; and
●	Clawback policy.

PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2013 STOCK PLAN

Determination of the Shares Available Under
the Plan
In order to decide upon a number of the Plan features, the committee consulted Pay Governance LLC, its independent compensation advisor. Pay Governance examined a number of factors, including our burn rate, and performed an overhang analysis. The committee considered Pay Governance’s analysis and advice in reaching its decision on the total number of shares to include in the Plan. The committee and the board also considered the need for stockholder approval of the Plan to maintain the ability to make performance-based awards that are intended to comply with Internal Revenue Code Section 162(m).

A maximum of 19 million shares plus any shares subject to outstanding awards as of April 30, 2013 under any Prior Plans (as defined below) that on or after that date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), subject to adjustment as described below, will be available for grants of all equity awards. Any shares authorized but not awarded under the current 2007 Stock Plan will be extinguished under that plan upon approval of the Plan. Prior Plans means the Pitney Bowes Stock Plan, as amended and restated as of January 1, 2002 and the Pitney Bowes Inc. 2007 Stock Plan as amended through February 2010.

The board believes that 19 million shares, 11.5 million of which are reserved for full value share awards, represents a reasonable amount of potential equity dilution and provides a powerful incentive for employees to increase the value of the company for all stockholders. Based on our past experience, we believe the 19 million shares will provide us an opportunity to grant equity awards for approximately five years before we would need to seek stockholder approval of more shares. In order to determine the number of shares to be authorized under the Plan, the committee and the board considered the need for the shares and the potential dilution that awarding the requested shares may have on current stockholders.

Equity Overhang
As of December 31, 2012, there were 16,644,439 shares available for issuance under the Prior Plans that will be extinguished upon approval of the 2013 Plan. If approved, the 19 million shares available under the Plan would represent approximately 9% of 200,884,047 shares of common stock outstanding as of December 31, 2012. No further grants would be made under the 2007 Stock Plan; accordingly, the 16,644,439 shares referred to above would no longer be available for future awards under the Prior Plans. Assuming the approval of the Plan and the extinguishment of the 16,644,439 shares from Prior Plans, the potential equity overhang from all stock incentives granted and available to employees and directors would be approximately 15%. The equity overhang under the Prior Plans as of December 31, 2012 was 14%.

An additional metric that the committee and the board used to consider the cumulative dilutive impact of the equity program was overhang. Included in the equity overhang calculation are options with exercise prices greater than the current share price. Overhang is defined as:

●	outstanding stock options, plus
●	outstanding full value awards, such as stock units, plus
●

the number of shares available for future grant under our Directors Plan and the proposed Plan (disregarding the remaining 2007 Stock Plan shares because no future grants would be made if the Plan is approved),

●	collectively divided by:
	○	200,884,047 (the total outstanding shares of common stock as of December 31, 2012) plus
	○	potential shares from the conversion of preferred stock, plus
	○	all shares in the numerator.

As of December 31, 2012, there were 15,760,550 shares outstanding under the Prior Plans (of which 2,107,305 are stock units and shares of restricted stock, and 13,653,245 are stock options). As of December 31, 2012, the weighted average exercise price of outstanding stock options was $35.28 and the weighted average remaining term was 4.2 years.

Burn Rate
The committee and the board also considered the burn rate with respect to the equity awards. The burn rate is the total equity awards we granted in a fiscal year divided by the total common stock outstanding at the beginning of the year. Our three-year average burn rate of 1.09% for the time period from 2010 to 2012 is below the median burn rate of 1.55% for S&P 1500 companies in FY2011 (source: Equilar 2012 Equity Trends Report). We will continue to monitor our equity use in future years to ensure our burn rate is maintained within competitive market norms. The committee and the board were satisfied that the burn rate over the past three years was at an acceptable level and well below the median of S&P 1500 companies.

PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2013 STOCK PLAN

Plan Terms and Conditions
Purpose of the Plan

The Plan is designed to support our long-term business objectives in a manner consistent with our executive compensation philosophy. The board believes that by allowing us to continue to offer our employees long-term, “equity-based incentive compensation” through the Plan, we will promote the following key objectives:

●	aligning the interests of key employees with those of the stockholders through increased employee ownership of Pitney Bowes; and
●	attracting, motivating and retaining experienced and highly qualified employees who will contribute to our success.

Plan Administration

The Plan is administered by the Executive Compensation Committee or any other committee designated by the board of directors to administer the Plan (the “Committee”). The board of directors and the Committee have the authority to delegate their duties under the Plan to the fullest extent permitted by Delaware law. The Committee may delegate certain administrative tasks to an internal administrative employee benefits committee. Any power of the Committee may also be exercised by the board of directors. In the event that an action taken by the board of directors conflicts with action taken by the Committee, the board of directors’ action will control. The Committee is authorized to designate participants under the Plan, determine the number of shares and type(s) of awards granted to participants, determine the terms and conditions of awards, interpret and administer the Plan, establish, amend, suspend, rescind or reconcile rules and regulations under the Plan, and generally make any other determination and take any other action the Committee deems necessary or desirable for the administration of the Plan.

Eligibility and Participation

Although all of the approximately 27,400 full-time employees of the company and its affiliates are eligible to participate in the Plan, approximately 1,400 employees (including the executive officers of the company) currently receive long-term incentive awards in a given year. These numbers may vary from year to year. From time to time, the Committee will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.

Limits on Plan Awards

The board has reserved a maximum of 19 million shares (subject to adjustment as described below) for issuance pursuant to stock options, SARs, restricted stock awards, stock units and other stock-based awards under the Plan. In addition to the number of shares described in the preceding sentence, any shares associated with outstanding awards under the Prior Plans as of April 30, 2013 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) will become available for issuance under the Plan. Of the maximum number of shares available for issuance under the Plan, no more than 11.5 million shares in the aggregate may be issued pursuant to grants other than options or SARs during the term of the Plan. A participant may receive multiple awards under the Plan. A maximum of 1.2 million shares that are the subject of awards (other than tandem SARs) may be granted under the Plan to an individual during any calendar year.

Shares delivered under the Plan will be authorized but unissued shares of Pitney Bowes common stock, treasury shares or shares purchased in the open market or otherwise. To the extent that any award payable in shares is forfeited, cancelled, returned to the company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made, the shares covered thereby will no longer be charged against the maximum share limitation and may again be made subject to awards under the Plan. Any awards settled in cash will not be counted against the maximum share reserve under the Plan. However, any shares exchanged by a participant or withheld from a participant as full or partial payment to the company of the exercise price or the tax withholding upon exercise or settlement of an award, unissued shares resulting from the settlement of SARs in stock or net settlement of a stock option, and shares repurchased on the open market with the proceeds of an option exercise will not be returned to the number of shares available for issuance under the Plan.

PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2013 STOCK PLAN

Types of Plan Awards

The Plan, like our prior equity plans, provides for a variety of equity instruments to preserve flexibility. The types of awards that may be issued under the Plan are described below.

Stock Options
Stock options granted under the Plan may be either non-qualified stock options or incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The exercise price of any stock option granted, other than substitute awards or tandem SARs, may not be less than 100% of the fair market value of a share of Pitney Bowes common stock on the date of grant. The Plan defines the fair market value as the closing price of Pitney Bowes common stock on the date of grant as reported by the New York Stock Exchange. The option exercise price is payable in cash, shares of Pitney Bowes common stock, through a broker-assisted cash-less exercise through share withholding or as otherwise permitted by the Committee.

The Committee determines the terms of each stock option grant at the time of the grant. Generally, all options have a ten-year term from the date of the grant. The Committee specifies, at the time each option is granted, the time or times at which, and in what proportions, an option becomes vested and exercisable. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Under certain circumstances, the Committee may accelerate the vesting of options.

In general, a vested stock option expires three months after termination of employment.

Stock Appreciation Rights
A SAR entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Pitney Bowes common stock on the date of settlement over the base price of the right, multiplied by the applicable number of SARs of Pitney Bowes common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Pitney Bowes common stock on the date of grant. The Committee will determine the vesting requirements, form of payment and other terms of a SAR, including the effect of termination of service of a participant. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Under certain circumstances, the Committee may accelerate the vesting of SARs. Generally, all SARs have a ten-year term from the date of the grant. SARs may be payable in cash or in shares of Pitney Bowes common stock or in a combination of both.

The company does not currently have any SARs outstanding.

Restricted Stock
A restricted stock award represents shares of Pitney Bowes common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Generally, time vested restricted stock awards will vest over a period of not less than three years and performance shares will vest over a period of not less than one year. Awards may allow pro-rated vesting during the restriction period. Vesting requirements may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both.

Stock Units
An award of stock units provides the participant the right to receive a payment based on the value of a share of Pitney Bowes common stock. Stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Generally, time vested stock unit awards will vest over a period of not less than three years and performance units will vest over a period of not less than one year. Awards may allow pro-rated vesting during the restriction period. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee or both. Stock unit awards are payable in cash or in shares of Pitney Bowes common stock or in a combination of both. Stock units may also be granted together with related dividend equivalent rights which are payments equivalent to dividends declared on the company’s common stock. The Plan provides that dividend equivalents may not be paid with respect to invested stock.

Other Stock Based Awards
The Committee may grant participants such other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Pitney Bowes common stock (including without limitation securities convertible into such shares), as are deemed by the Committee to be consistent with the purposes of the Plan.

PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2013 STOCK PLAN

Qualifying Performance-Based Awards

Subject to the other terms of the Plan, the Committee may condition the grant, retention, issuance, payment, release, vesting or exercisability of any award, in whole or in part, upon the achievement of performance criteria during one or more specified performance periods. The performance criteria for any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit, subsidiary, division or department, either individually or alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group, in each case established by the Committee: (i) achievement of cost control, (ii) adjusted earnings per share, (iii) adjusted free cash flow, (iv) earnings before interest and taxes (“EBIT”), (v) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (vi) earnings per share, (vii) economic value added, (viii) free cash flow, (ix) gross profit, (x) growth of book or market value of capital stock, (xi) income from continuing operations, (xii) net income, (xiii) operating income, (xiv) operating profit, (xv) organic revenue growth, (xvi) return on investment, (xvii) return on operating assets, (xviii) return on stockholder equity, (xix) revenues, (xx) stock price, (xxi) total earnings, or (xxii) total stockholder return.

To the extent consistent with Section 162(m) of the Code, the Committee (A) will appropriately adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements, including the notes thereto, and (B) may appropriately adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the company.

The Committee will certify the extent to which any qualifying performance criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

Forfeiture of Awards (Clawback)

The Plan provides that awards will be forfeited in the event that a participant 1) engages in gross misconduct (as defined in the Plan), 2) violates the terms of the Proprietary Interest Protection Agreement (a non-compete, non-solicitation and confidentiality agreement) or similar agreement, or 3) knowingly or grossly negligently engages in misconduct resulting in a restatement of the company’s financial statements due to the company’s material non-compliance with any financial reporting requirement under the securities laws.

Effect of Change of Control

Upon certain terminations of employment on account of a change of control (as defined in the Plan), all options and SARs outstanding will become immediately and fully exercisable, all restrictions applicable to restricted stock or stock units will terminate and be deemed to be fully satisfied and all forfeiture provisions imposed on such awards will lapse, the holders of any outstanding dividend equivalents will be entitled to surrender such award to the company and receive payment of an amount equal to the amount that would have been paid over the remaining term of the dividend equivalent, as determined by the Committee, all outstanding other stock-based awards will become immediately vested and payable, and performance awards for all perform-

ance periods, including those not yet completed, will immediately become fully vested and payable in accordance with the following:

(A) the total amount of performance awards conditioned on nonfinancial performance goals will be immediately payable (or exercisable or released, as the case may be) as if the performance goals had been fully achieved for the entire performance period; and

(B) for performance awards conditioned on financial performance goals and payable in cash, the amount payable under such award will be the higher of (i) target performance and (ii) performance achieved through the end of the last fiscal quarter prior to the triggering event as if satisfied for the entire performance period.

PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2013 STOCK PLAN

Limited Transferability

All options, SARs, restricted stock, stock units and other stock-based awards granted under the Plan are nontransferable except upon death, either by the participant’s will or the laws of descent and distribution or through a beneficiary designation, or as otherwise provided by the Committee.

Adjustments for Corporate Changes

In the event of recapitalizations, reclassifications or other specified events affecting the company or the outstanding shares of Pitney Bowes common stock, equitable adjustments will be made to the number and kind of shares of Pitney Bowes common stock available for grant, as well as to other maximum limitations under the Plan, and the number and kind of shares of Pitney Bowes common stock or other rights and prices under outstanding awards.

Term, Amendment and Termination

The Plan will have a term of ten years expiring on February 10, 2023, unless terminated earlier by the board of directors. Unless prohibited by applicable law or otherwise expressly provided in an award agreement or in the Plan, the board may at any time and from time to time and in any respect amend, alter, suspend, discontinue or terminate the Plan. The board may seek the approval of any amendment or modification by the company’s stockholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) of the Code, the listing requirements of the New York Stock Exchange or another exchange or securities market or for any other purpose. No amendment or modification of the Plan will adversely affect any outstanding award without the consent of the participant or the permitted transferee of the award. Any amendment to the Plan that would (a) increase the total number of shares available for awards under the Plan; (b) reduce the price at which options or SARs may be granted below the exercise price; (c) reduce the exercise price of outstanding options or SARs; (d) extend the term of the Plan; (e) change the class of persons eligible to be participants; (f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or (g) increase the individual maximum limits would require stockholder approval.

Plan Benefits

Because benefits under the Plan will depend on the Committee’s actions (including a determination of who will receive future awards and the terms of those awards) and the fair market value of common shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Plan is approved by the stockholders.

On February 11, 2013, the date of the 2013 award grants, the closing price of our common stock traded on the New York Stock Exchange was $13.85 per share.

U. S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to the company and the participating employees in connection with the Plan under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Nonqualified Options
An employee will not recognize any income upon receipt of a nonqualified stock option, and the company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income, in the case of a nonqualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise.

Incentive Stock Options
An employee who receives an incentive stock option (“ISO”) will not recognize any income for federal income tax purposes upon receipt of the ISO, and the company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated

PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2013 STOCK PLAN

as a long-term capital gain. The company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the difference between the grant price and the exercise price will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The company will be entitled to a deduction equal to the ordinary income recognized by the employee.

With respect to both nonqualified stock options and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.

Stock Appreciation Rights
Upon exercise of a SAR, an employee will recognize taxable income in the amount of the aggregate cash received. An employee who is granted unrestricted shares will recognize ordinary income in the year of grant equal to the fair market value of the shares received. In either such case, the company will be entitled to an income tax deduction in the amount of such income recognized by the employee.

Restricted Stock
Employees receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. The company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to the company, the employee may not claim a deduction with respect to the income recognized as a result of the election.

Generally, when an employee disposes of shares acquired under the Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

Stock Units
Employees who are granted restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and the company will receive a corresponding deduction.

Potential Limitation on Deductions
Special rules limit the deductibility of compensation paid to the chief executive officer and to each of the next three most highly compensated executive officers, other than the chief financial officer. Under Section 162(m), unless various conditions are met that enable compensation to qualify as “performance-based,” the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. As such, there can be no assurance that any compensation awarded or paid under the Plan will be deductible under all circumstances to these executive officers.

Federal Income Tax Consequences to the Company
The board of directors believes that it is in the best interests of the company and its stockholders to provide for a stock plan under which compensation awards made to the company’s executive officers are eligible to qualify for deductibility by the company for federal income tax purposes. To the extent that a recipient recognizes ordinary income in the circumstances described above, the company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Accordingly, the Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to the $1,000,000 deductibility cap under Section 162(m), however, there can be no guarantee that amounts payable under the Plan will be treated as qualified “performance-based compensation” under Section 162(m). In general, under Section 162(m), in order for the company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements for “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company’s stockholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a

PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2013 STOCK PLAN

description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the Plan, each of these aspects is discussed below, and approval of the Plan itself will constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m).

Tax Withholding
To the extent required by applicable federal, state, local or foreign law, a participant will be required to satisfy, in a manner satisfactory to the company, any withholding tax obligations that arise by reason of the award.

Section 409A
Section 409A of the Code applies to any awards under the Plan that are deemed to be deferred compensation. If the requirements of Section 409A of the Code are not met, the recipient may be required to include deferred compensation in taxable income, and additional taxes and interest may be assessed on such amounts. If any awards are subject to Section 409A, we intend to have the awards comply with Section 409A of the Code.

Tax Treatment of Awards to Employees Outside the United States
The grant and exercise of options and awards under the Plan to employees outside the United States may be taxed on a different basis.

Vote Required; Recommendation of the Board of Directors

Approval of the Pitney Bowes Inc. 2013 Stock Plan requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. In addition, under New York Stock Exchange rules, the total number of votes cast must represent a majority of the outstanding shares entitled to vote on the proposal. However, for purposes of approval under New York Stock Exchange rules, abstentions are treated as votes cast, and, therefore, will have the same effect as an “against” vote. In addition, broker non-votes are considered entitled to vote, having the practical effect of increasing the number of affirmative votes required to achieve a majority of the shares entitled to vote.

The board of directors recommends that stockholders vote FOR the proposal to approve the Pitney Bowes Inc. 2013 Stock Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 regarding the number of shares of common stock that may be issued under our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders	15,760,550	$32.93	16,644,439
Equity compensation plans not approved by security holders	—	—	—
Total	15,760,550	$32.93	16,644,439

Report of the Executive Compensation Committee

The Executive Compensation Committee (“committee”) of the board of directors (1) has reviewed and discussed with management the section included below in this proxy statement entitled “Compensation Discussion and Analysis” (“CD&A”) and (2) based on that review and discussion, the committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and this proxy statement.

By the Executive Compensation Committee of the board of directors,

Eduardo R. Menascé, Chairman Rodney C. Adkins Anne Sutherland Fuchs James H. Keyes David B. Snow, Jr. Robert E. Weissman

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Executive Summary

Overview

This Compensation Discussion and Analysis, or CD&A, section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Executive Compensation Committee (the “committee”), a committee comprised of only independent directors, and in the case of the Chief Executive Officer (“CEO”), the independent board members, for the six executives identified as Named Executive Officers (“NEOs”) in the Summary Compensation Table below. The NEOs for 2012 are:

2012 NEOs
●	Marc B. Lautenbach, President and Chief Executive Officer
●	Michael Monahan, Executive Vice President and Chief Financial Officer
●	Leslie Abi-Karam, Executive Vice President and President, Pitney Bowes Communications Solutions
●	Vicki A. O’Meara, Executive Vice President and President, Pitney Bowes Services Solutions
●	John E. O’Hara, Executive Vice President and President, Pitney Bowes Software Solutions
●	Murray D. Martin, former Chairman, President, and Chief Executive Officer

Effective December 3, 2012, the board elected Mr. Lautenbach as our new President and CEO. As of that same date Mr. Martin, our former CEO, was elected Executive Vice President until his retirement on February 6, 2013.

Summary of 2012 Business Results

Revenue for 2012 decreased 4% to $4,904 million compared to $5,123 million in 2011 with worldwide economic conditions, pricing pressures, declining mail volumes and constrained public sector spending in Europe, contributing to the decline. Net income from continuing operations and earnings per diluted share for 2012 were $436 million and $2.16, respectively, compared to $401 million and $1.98, respectively, in 2011. The improvement in earnings per share in 2012 over 2011 was primarily due to lower restructuring charges in 2012 and a 2011 goodwill impairment charge partially offset by higher tax expense due to tax benefits recognized from tax settlements in 2011.

COMPENSATION DISCUSSION AND ANALYSIS

We urge stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013, which describes our business and 2012 financial results in more detail.

New CEO and Separation of Chairman and CEO Roles

Effective December 3, 2012, the board of directors elected Marc B. Lautenbach as our new President and CEO. He was also elected to the board of directors for a term expiring at the 2013 annual meeting of stockholders. At the same time, the board of directors separated the roles of Chairman and CEO and appointed Michael I. Roth to the newly created role of Non-Executive Chairman of the board of directors. Prior to this appointment, Mr. Roth served as Lead Director for the board. The Non-Executive Chairman position has replaced the Lead Director position. Our former CEO, Murray D. Martin, resigned effective December 3, 2012, from his position as Chairman, President and Chief Executive Officer and as a member of the board. He was elected Executive Vice President for a term expiring February 6, 2013, to work with Mr. Lautenbach on an effective transition until his retirement at that time.

Summary of Changes on Executive Compensation Following the 2012 Advisory Say on Pay Vote of the Stockholders

Over the course of the last year, the committee engaged in an extensive re-examination of our executive compensation program following the majority vote by stockholders against our advisory resolution on executive compensation, or Say-on-Pay vote, at our 2012 annual meeting. The committee and the independent board members received direct feedback from stockholders through two outreach campaigns spearheaded by the committee’s newly appointed chairman. The committee also engaged a new independent compensation consultant to assist them in assessing the stockholder feedback and their own analysis in order to decide what changes to implement. The committee chairman launched his first stockholder outreach campaign in the spring, before our annual meeting. During that campaign, the committee chairman and members of management reached out to stockholders holding over 60% of our outstanding shares to seek their feedback regarding our executive compensation policies and programs.

In the fall, after the committee and the board announced the changes to our executive compensation program, the committee chairman again conducted a stockholder outreach campaign initiating contact with stockholders of approximately 64% of our outstanding shares to explain the announced changes to our program and to seek their feedback. Both in the spring and the fall outreach campaigns, the committee chairman, together with members of management, held meetings with more than a majority of the stockholders with whom they initiated contact. Stockholders responded favorably to the changes discussed at the meetings held in the fall. The committee chairman is committed to continuing his dialogue with our stockholders on executive compensation on a regular basis.

Because the company adopted its 2012 executive compensation program before the 2012 Say-on-Pay vote, some of these changes will not be reflected in NEO compensation tables until 2013 executive compensation is reported in the 2014 proxy statement. Where possible, however, the committee retroactively adjusted elements of long term compensation and also exercised negative discretion on the final payout of the annual incentive awards and cash incentive units (“CIUs”) to align with our performance and our Total Stockholder Return (“TSR”). Negative discretion is a concept from IRC 162(m) allowing tax deductibility in certain circumstances if compensation awards are considered “performance-based”. It also gives the committee the right to reduce the amount that would otherwise be payable based solely on the performance metrics achieved, yet still preserve the tax deductibility under IRC 162(m). Additionally, the committee based the new CEO’s compensation package on the new features. Key changes to the compensation program are as follows:

  COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Feedback	Features Prior to Say on Pay Vote		New Features and Changes After Say on Pay Vote
The former CEO’s annual incentive target was high compared to peers	●	Former CEO annual incentive target of 165% of base salary	●	Reduced the former CEO annual incentive target to 130% (applied retroactively to 2012 and to the future)

Stronger alignment between total CEO compensation and TSR	●	Payout when performance met financial and/or strategic objectives	●	More aggressive use of negative discretion reflecting TSR, in addition to performance against financial and strategic objectives for annual incentive plan and CIU payouts

Financial performance criteria should have greater weighting in annual incentive program	●	Annual incentive program comprised of 70% financial metrics and 30% strategic metrics	●	Increased weighting of financial metrics in annual incentive program to at least 80% and decreased weighting of strategic metrics to no more than 20%

Stronger alignment between long-term TSR performance and long-term incentive payout	●	One-year TSR adjustment in each of the three years for 2011 – 2013 CIU cycle, capped at 2.25x target	●	Reinstituted cumulative three-year +/– 25% TSR adjustment for future CIU awards in connection with eliminating the market stock units (“MSUs”)

	●	Eliminated TSR adjustment for 2012 – 2014 CIU cycle due to the introduction of MSUs as a new award type which includes a TSR feature	●	Capped maximum payout at 2x target
			●	Retroactively applied changes to the 2012 – 2014 CIU cycle
			●	Positive TSR adjustment only if stock price increases over three-year period

Company peer group weighted toward companies with outsized peers	●

In the prior peer group, we were in the 30th percentile of revenue and 13th percentile of market capitalization. Our prior peer group included companies which over time were no longer a good match based on revenue and market capitalization

●

Changed the peer group. In the new peer group, we are in the 50th percentile of revenue and 25th percentile of market capitalization, better balancing company size and complexity of business. The new peer group increases the weighting on commercial printing and computer hardware peers

Awards subject to performance criteria in addition to the 162(m) threshold performance target should have greater weight in the total LTI portion of the compensation package	●	LTI award mix was comprised of 50% CIUs, 25% performance-based restricted stock units (“RSUs”) and 25% MSUs (in 2012, the 25% stock option LTI component was replaced with MSUs)	●	For 2013, the LTI award mix is comprised of 60% CIUs and 40% RSUs (CIUs include financial performance criteria in addition to the 162(m) threshold performance target)
			●	Eliminated MSUs

Duplicative metrics should be eliminated from the annual and long-term incentive objectives	●	For 2012, both the annual and long-term incentive objectives included an Adjusted EPS metric as one of the financial objectives	●	Eliminated duplicative metric. For 2013, the annual incentive plan will replace the Adjusted EPS metric with an Adjusted EBIT metric

Provide more transparency regarding the rigor of the incentive objectives	●	No disclosure of minimums and maximums of compensation goals and targets	●	Enhanced disclosure of compensation objectives, including minimums and maximums

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Feedback	Features Prior to Say on Pay Vote		New Features and Changes After Say on Pay Vote
Questioned the necessity of Former CEO Special Performance Award	●	Granted the former CEO $2 million KEIP opportunity based on certain succession planning and enterprise growth objectives	●	Cancelled this award, with the former CEO’s agreement

Change-in-control gross-up is considered a poor pay practice	●	Provided U.S. executives a gross-up for 20% excise tax imposed on parachute payments under the Internal Revenue Code (“Code”)	●	Eliminated change in control excise tax gross-up protection effective October 8, 2012 for all executives

See “Response to the 2012 Say-on-Pay Vote” for a more detailed discussion beginning on page 49 of this proxy statement.

Snapshot of 2012 Compensation Payout Decisions

In making its compensation decisions and recommendation for the 2012 performance year, the committee considered, among other things, our financial results, the achievement of the compensation objectives, our relative and absolute TSR and the feedback received from stockholders. Our one and three year TSR placed us either below or within the tenth percentile as compared to our new peer group across those respective one and three year TSR measurement periods. Compared to our previous peer group, our one and three year TSR would have placed us either below or within the third percentile. In light of disappointing 2012 TSR, the committee and independent board members reduced the annual incentive payout by 11%, to 64% of target. For the 2010 – 2012 CIU long-term incentive award, in light of our performance over the past three-years, particularly with respect to our TSR, the committee reduced the CIU payout to $0.74 per unit, 31% below the payout for the prior cycle. The following tables compare the actual payouts in 2012 and 2011.

Annual Incentive	2012 Actual Payout Factor as a % of Target	2011 Actual Payout Factor as a % of Target	Percentage change 2012 vs. 2011
Financial Objectives	64%	74%
Strategic Objectives	11%	17%
Payout Modifier	0%	7%
Subtotal	75%	98%
Negative Discretion	(11%)	0%
Total Payout Factor	64%	98%	(35%)

Long-Term Incentive	2012 Actual Unit Payout Value (2010 – 2012 cycle)	2011 Actual Unit Payout Value (2009 – 2011 cycle)	Percentage change 2012 vs. 2011
Adjusted Earnings per Share	$0.62	$0.42
Adjusted Free Cash Flow	$0.80	$0.90
TSR Modifier[1]	($0.28)	($0.25)
Subtotal	$1.14	$1.07
Negative Discretion	($0.40)	$0.00
Total Payout Value	$0.74	$1.07	(31%)

[1]

The TSR modifier for 2010 – 2012 and 2009 – 2011 CIU cycles is an annual modifier aggregated over each three year cycle, which modifies the final payout by up to +/– 25% based on TSR as compared to the TSR of companies within the S&P 500. The relative TSR for 2009, 2010, 2011 and 2012 was –25%, –10%, –25%, and –25% respectively.

See “Compensation Payout Overview” beginning on page 53 of this proxy statement for a discussion of each of the compensation components and the respective payouts.

COMPENSATION DISCUSSION AND ANALYSIS

CEO Compensation Decisions

Taking into account feedback received from stockholders, the committee recommended and the board approved the following actions be taken with respect to the compensation of Mr. Martin, our former CEO.

● Reduced his annual incentive target from 165% to 130% of his base salary or from $1.65 million to $1.30 million, with Mr. Martin’s agreement;
● Cancelled his $2.0 million special award, with Mr. Martin’s agreement;
● Exercised negative discretion in line with payouts for other executives to reduce his:
○ annual incentive payout by 11%; and
○ CIU payout by 35%.

Effective December 3, 2012, our former CEO Mr. Martin became the Executive Vice President until his retirement on February 6, 2013.

The following chart illustrates Mr. Martin’s total compensation as disclosed in the Summary Compensation table from 2010 – 2012. The key factors that led to the decrease in Mr. Martin’s pay from 2011 to 2012 were the actions described above taken by the board based on the committee’s recommendation to reduce his annual incentive target and exercise negative discretion on the annual incentive and CIU payouts.

Summary Compensation Table Total – Murray Martin

Effective December 3, 2012, the board elected Mr. Lautenbach as our new President and CEO. Mr. Lautenbach’s compensation package reflects our new executive compensation structure. As part of his initial sign-on with us, the independent board members also included an enhanced performance incentive in the form of premium priced options. Additionally, Mr. Lautenbach’s compensation package is positioned below the market median of our new peer group. The chart below shows our former CEO Mr. Martin’s 2012 target total direct compensation, the 2012 median of target total direct compensation for our new peer group and Mr. Lautenbach’s 2013 target total direct compensation.

CEO Target Total Direct Compensation 2012 and 2013

(1)	Mr. Martin’s annual incentive target reflects adjustment from 165% of base salary to 130% of base salary and excludes the $2 million KEIP award.

See pages 52 and 53 for a discussion of Mr. Lautenbach’s compensation package.

COMPENSATION DISCUSSION AND ANALYSIS

Pay For Performance Alignment

We have designed our compensation program to link pay with performance.

●

Program Design. 86% of target total direct compensation for our CEO is variable and 53% is subject to performance metrics in addition to the 162(m) threshold target. 73% of target total direct compensation for the other executive officers is variable and 47% is subject to performance metrics in addition to the 162(m) threshold target.

●

Actual Payout. Given the special circumstances of this year, including the TSR, the limited ability to retroactively change many aspects of awards made prior to the 2012 Say-on-Pay vote, and to ensure a strong alignment of pay to performance, the committee concluded that lowering executive compensation was appropriate. The 2012 payout of annual incentive and CIU awards was well below target for overall below target performance.

○

While 2012 performance against stated objectives under the annual incentive plan would have supported a payout of 75% of target, the committee used negative discretion to reduce the annual incentive payout by an additional 11% to 64% of target, which is 35% below the payout from the previous year.

○

For the 2010 – 2012 CIU long-term incentive award, performance against objectives would have supported a payout of $1.42 per unit before applying the TSR modifier. The TSR modifier reduced the award by 20% to $1.14 per unit. The committee used negative discretion to reduce the CIU payout by an additional 35% to $0.74 per unit, which is 31% below the CIU payout for the previous year. The committee reduced the payment from $1.42 per unit to $0.74 per unit to approximate the decline in our stock price over the three-year performance period.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Structure

Compensation Philosophy

Our executive compensation program is designed to recognize and reward outstanding achievement and to attract, retain and engage our leaders. In addition, we directly engaged with many of our stockholders in 2012. We plan to continue to regularly engage with our stockholders to solicit feedback on our executive compensation programs to ensure it is appropriately aligned with stockholder interests.

Below is an overview of key aspects of our pay philosophy.

Overall Objectives	●	Compensation levels should be sufficiently competitive to attract and retain talent;

	●	Compensation should reflect leadership position and responsibility;

	●	Executive compensation should be linked to the performance of the company as a whole; and

	●	Compensation should motivate our executives to deliver the short and long-term business objectives and strategy.

	●	Compensation packages should be designed to preserve tax deductibility, however, this should not be the sole objective.

Pay Mix Principles	●	Compensation should be tied to performance and long-term stockholder return;

	●	Performance-based compensation should be a greater part of total compensation for executives with higher levels of responsibility and a greater ability to influence enterprise results;

	●	Incentive compensation should reward both short-term and long-term performance; and

	●	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

Pay for Performance	●	A significant majority of our NEO’s compensation shall be variable based on performance.

	●	The annual and long-term incentive components should be linked to operational outcomes, financial results or stock price performance:

○ Annual incentive compensation is earned only if financial and strategic objectives are met;

○

Performance-based cash incentive units are earned only if certain financial objectives (in addition to the 162(m) threshold target) are met and which can be modified plus or minus 25% based on relative performance compared with the newly constituted peer group over a cumulative three-year period; and

○ Performance-based restricted stock units are earned only if a threshold financial target is met for 162(m) purposes.

COMPENSATION DISCUSSION AND ANALYSIS

We Design our Compensation Mix to Focus on Variable Pay

The chart below shows the 2012 targeted compensation mix for the CEO and other NEOs compared with the targeted average compensation of our new peer group as reported in their 2012 proxy statements. The chart shows that our compensation is well aligned to the compensation mix for our new peer group and that it is predominantly variable. The specific proportion of each compensation element below may change with changes in market practice or performance considerations.

This mix of short and long-term incentives is designed to reward and motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive stockholder value. In addition, we believe this balance of short-term and long-term incentive compensation and mix of performance criteria helps mitigate the incentive for executives to take excessive risk that may have the potential to harm the company in the long-term. We monitor on an annual basis to make sure that the structure of our compensation programs does not incentivize excessive risk and report our findings to the committee.

At the NEO level, annual and long-term incentive payouts are largely based on company performance based on enterprise-wide objectives. In addition, we also consider the following in establishing individual payout and grant levels:

●	potential impact of the individual’s performance on company results now and in the future;
●	internal pay equity;
●	level of experience and skill;
●	individual performance compared with annually established financial, strategic, unit or individual objectives;
●	market competitive compensation rates for similar positions; and
●	need to attract and retain executive talent during this period of transition.

By their nature, we do not establish specific weightings or numerical goals to these considerations.

Overview of Compensation Components

The committee is responsible for determining the compensation for all NEO’s, other than the CEO, and for recommending to the board of directors each specific element of compensation for the CEO. Recommendations from the CEO are taken into account by the committee. The independent board members are responsible for determining the CEO’s compensation. No member of the management team, including the CEO, has a role in determining his or her own compensation. For each NEO, the committee sets target total direct compensation levels so the base salary, total cash compensation, and total direct compensation is at +/– 20% of the median of the competitive data based on the Towers Watson General Industry Executive Compensation Survey Report, as regressed for companies approximately our size (“Towers Watson Regressed Compensation Report”) and as described in more detail under “Assessing Competitive Practice – Benchmarking” beginning on page 59 of this proxy statement), for each position. For 2012, the total target cash compensation (base salary plus annual incentive) and total target direct compensation (base salary plus annual incentive plus long-term incentive) for Mr. Lautenbach was 82% and 101%, respectively, of the market median for chief executive officers in the Towers Watson Regressed Compensation Report. For the NEOs as a group, excluding our former CEO, the average total target cash compensation and total direct compensation was 93% and 106%, respectively, of the market median in the Towers Watson Regressed Compensation Report.

COMPENSATION DISCUSSION AND ANALYSIS

The following table outlines the components of direct compensation for our named executive officers and how it aligns with our compensation principles.

What it Rewards	How it Aligns With Our Principles	Fixed or Performance-Based	Cash or Equity

Base Salary

● Performance of daily job duties ● Highly developed skills and abilities critical to the success of the company	● Competitive in the markets in which we operate enabling us to attract and retain executive talent	● Fixed compensation ● Increases influenced by executive’s individual performance rating	● Cash

Annual Incentive

● Achievement of pre-determined short-term objectives established in the first quarter of each year
●  Competitive incentive targets enable us to attract and retain executive talent
●  Payout dependent on achievement of objectives aligning pay to performance
●  Subject to a “clawback” (See “Clawback Policy” on page 62 of this proxy statement)

●  Performance-based compensation predominantly measured on achievement of enterprise-wide metrics
●  Individual performance rating is factored into executives’ annual incentive
●  Up to a maximum of $4,000,000 per NEO granted under the KEIP
● Cash

Long-term Incentives

Cash Incentive Units (CIUs) (50% in 2012; 60% in 2013)

●  Achievement of a pre-determined long-term objective and annual objectives established in the first quarter of the first year and the first quarter of each year, respectively, of the three year cycle
●  Change in company’s stock price versus S&P 500 companies for 2012 and versus the company’s new peer group starting in 2013

●  Payout dependent on achievement of long-term objectives aligning pay to performance
●  The resulting unit value is modified by up to +/–25% based on TSR as compared to the TSR of companies within the S&P 500 for 2012 (compared to TSR of our new peer group starting in 2013), therefore linking payout to stockholder return. TSR modifier cannot be positive if there is a negative TSR over the three-year cycle
●  3-year performance period cycle thereby promoting retention
		● Performance-based compensation measured on enterprise-wide metrics ● Up to a maximum in any one year of $8,000,000 per NEO granted under the KEIP	● Cash

Performance-Based Restricted Stock Units (RSUs) (25% in 2012; 40% in 2013)

● Achievement of a pre-determined performance objective established at the time of grant ● Company stock value
●  Vesting dependent on achievement of a pre-determined performance objective aligning pay to performance
●  4-year pro-rata vesting thereby promoting retention
●  Award value linked to company’s stock price

●  Performance-based compensation measured on a threshold financial target for 162(m) purposes
●  Up to a maximum of 600,000 shares per NEO, including grants of MSUs, in any plan year granted under the 2007 Stock Plan
● Equity

COMPENSATION DISCUSSION AND ANALYSIS

What it Rewards	How it Aligns With Our Principles	Fixed or Performance-Based	Cash or Equity

Long-term Incentives

Market Stock Units (25% in 2012;none in 2013)

● Achievement of a pre-determined performance objective established at the time of grant ● Company stock value
●  Vesting dependent on achievement of a pre-determined performance objective aligning pay to performance and on formula based on TSR over the three-year cycle.
●  3-year cliff vesting thereby promoting retention
●  Award value linked to company’s stock price

●  Performance-based compensation measured on a threshold financial metric for 162(m) purposes
●  Up to a maximum of 600,000 shares per NEO, including grants of RSUs, in any plan year granted under the 2007 Stock Plan
● Equity

Periodic Off-cycle Long-term Awards

● The committee may also grant other long-term incentive awards in unique circumstances where needed for attracting, retaining or motivating executive talent	● All long-term incentives are subject to a “clawback” (See “Clawback Policy” on page 62 of this proxy statement)	● Depends on award granted	● Cash or Equity

We also provide certain other benefits for our NEOs, including, retirement benefits and deferred compensation plans. For additional information, please see “Other Indirect Compensation” on page 57 of this proxy statement.

Discussion of Compensation Actions

At the 2012 annual meeting of stockholders, our stockholders did not approve our advisory resolution on executive compensation. Accordingly, the committee, led by its chairman, devoted significant time during 2012 gathering feedback from our stockholders and analyzing the executive compensation program with the assistance of its new independent compensation consultant. This ultimately resulted in the committee adopting significant changes to the executive compensation program described in detail below. The committee strives to maintain a balanced compensation program that effectively motivates and retains our executives. The compensation decisions made over the past year generally reflected the financial and operational results and objectives for the year, TSR as well as the feedback we received from our stockholders.

Response to the 2012 Say-on-Pay Vote

In the spring, before our 2012 annual meeting, the newly appointed committee chairman conducted a stockholder outreach campaign. During that campaign, the committee chairman and members of management contacted stockholders holding approximately 60% of our outstanding shares to seek their views on our executive compensation approach. We met with more than a majority of the stockholders contacted. Those discussions included topics such as CEO compensation, discretionary payments, compensation disclosure, annual and long-term incentive program, our peer group, talent management and succession planning.

Immediately after the 2012 annual meeting the committee began a search for a new independent compensation consultant. After interviewing several candidates, the committee engaged Pay Governance LLC (“Pay Governance”). The committee next conducted an extensive re-examination of our executive compensation program and practices in light of the stockholder feedback and advice from Pay Governance. They conducted this evaluation through frequent meetings over several months with the compensation consultant. The committee chairman also conferred regularly with the Lead Director of the board. Based on this evaluation, the committee and the independent board members made significant changes to our executive compensation program to enhance the alignment of our executive compensation program with stockholder interests.

In the fall, after the committee and the board announced the changes to our executive compensation program, the committee chairman again conducted a stockholder outreach campaign initiating contact with holders of approximately 64% of our outstanding shares to explain the announced changes to our program and seek their feedback. The committee chairman, together with members of management, met with more than a majority of the stockholders whom they contacted. Stockholders responded favorably to the changes discussed at the meetings held in the fall. The committee chairman and members of management also held meetings with two prominent proxy advisory firms to seek

COMPENSATION DISCUSSION AND ANALYSIS

more detailed input. The committee chairman is committed to continuing his dialogue with our stockholders on executive compensation on a regular basis.

The following discussion highlights the actions taken by the committee and the independent board members in 2012 and 2013 to address the various concerns raised by our stockholders.

We aligned the CEO annual incentive target with market competitive data and enhanced the rigor of our annual incentive objectives
Taking into consideration stockholder feedback, the results of market research, the implementation of a new peer group, the outcome of the 2012 Say-on-Pay vote and advice from Pay Governance, the committee and the independent board members reviewed our annual incentive compensation plan and made several changes, including:

●	Reduced the former CEO’s 2012 annual incentive target from 165% of base salary to 130% of base salary with the former CEO’s agreement;
●	Maintained the annual incentive target at 130% of base salary for the new CEO;
●	Increased the weighting of the financial objectives to at least 80% and reduced the weighting of the strategic objectives to no more than 20% for 2013;
●	Reduced duplicative metrics across award types for 2013 by replacing the Adjusted EPS financial objective with an Adjusted earnings before interest and taxes (“EBIT”) objective; and
●	Reduced the 2012 annual incentive award to reflect our disappointing TSR performance.

Based on our review of market practices and data, we believe that the reduction in the CEO annual incentive target better aligns to current market competitive data while still providing a competitive total cash compensation package. Mr. Lautenbach’s total target cash compensation, including base salary and annual incentive, was 82% of the median of the Towers Watson Regressed Compensation Report.

In our discussions with stockholders, we learned that the weighting and duplication of certain objectives raised concerns regarding the rigor of our incentive targets. We believe that decreasing the weighting of strategic objectives to no more than 20% provides more focus on financial objectives where the rigor can be more easily assessed by stockholders, while maintaining an appropriate weight for strategic objectives aimed at providing management with the right incentives to focus on long term growth.

In addition to reducing duplication of financial metrics across award types by replacing the Adjusted EPS financial objective with Adjusted EBIT, the committee believes that an Adjusted EBIT metric will better link incentive compensation with short-term corporate performance. The committee believes that EBIT is a more appropriate measurement for annual incentive compensation because it measures current profitability and performance. The committee maintained the Adjusted Free Cash Flow objective due to the critical importance of this metric to our short and long-term financial position.

Additionally, because our one year TSR for 2012 was –36%, the committee and the independent board members took further action to reduce the annual incentive enterprise pool by an additional 11%, impacting the NEOs as well as all eligible employees.

We changed the type and mix of our long-term incentives and increased the performance-based component
We received feedback from stockholders that they wanted to see a greater performance-based component as part of the total long-term mix and conducted a review of our long-term incentive program. As a result, the committee established the following new structure for the long-term incentive awards for our senior executives:

●	60% Cash Incentive Units
●	40% Restricted Stock Units

By increasing the CIU component from 50% to 60%, a majority of the long-term incentive is now based on financial performance metrics, in addition to the IRC 162(m) threshold target. The goal of this change is to ensure that a substantial portion of our executive officers’ long-term incentive compensation is more closely linked to the achievement of financial performance objectives than the structure we used in 2012. In 2012, the committee had replaced stock options with market stock units (“MSUs”) in order to introduce an award that was directly tied to TSR and therefore company performance. The introduction of the MSUs met with mixed stockholder acceptance, therefore, the committee eliminated MSUs from the long term incentive mix for 2013. Instead, RSUs will be 40% of the long-term incentive award. Management believes the RSUs are important for retaining the talent necessary to support our activities and strategic realignment.

Before 2012, the committee applied the TSR modifier to adjust the payout in each of the three years of a CIU cycle. Because the MSU award that we introduced in 2012 included an intrinsic TSR feature, we eliminated the TSR feature for the 2012 – 2014 CIU cycle. However, in light of stockholder feedback and the internal review of executive compensation practices, the committee re-introduced a cumulative three-year TSR modifier of +/– 25% into the CIU awards and retroactively reinstituted the cumulative three-year TSR modifier for the 2012 – 2014 CIU cycle. The TSR modifier adjusts the CIU payout by +/– 25% based on relative performance compared with the newly constituted peer group

COMPENSATION DISCUSSION AND ANALYSIS

over the cumulative three-year period. However, if our TSR is negative for the cumulative three-year period, there can be no positive application of the TSR modifier even if our TSR is less negative as compared to our new peer group. Finally, the committee also approved a maximum CIU payout that is two times target, including any impact from the TSR modifier.

We cancelled Mr. Martin’s $2 million special KEIP award
Due to poor TSR performance compared to our peer group and taking into account the results of the 2012 Say-on-Pay vote, the independent board members cancelled Mr. Martin’s $2 million KEIP award granted in February 2011, with Mr. Martin’s agreement. This award would have otherwise vested in December 2013 subject to Pitney Bowes and Mr. Martin each achieving certain financial and succession planning objectives.

We revised our peer group
Previously our peer group was weighted towards companies with higher revenues and larger market capitalization, which caused concerns among our stockholders that our executive pay may have been benchmarked to an inappropriately high level. In the previous peer group, we were in the 30th percentile for revenue and 13th percentile for market capitalization in 2012. After reviewing the peer group, the committee eliminated six of the original sixteen companies in the previous peer group and added another four companies. In the new peer group, we are at the 50th percentile for revenue and 25th percentile for market capitalization as of December 31, 2012, better balancing company size and complexity of the business. The new peer group also eliminates our previous focus on industrial machinery comparators while increasing the weight of commercial printing and computer hardware peers. For a further discussion of the specific changes to our peer group, see “Assessing Competitive Practice – Benchmarking,” beginning on page 59 of this proxy statement.

We enhanced disclosure on our Performance Targets
In this proxy statement, we are disclosing more detailed information about threshold and maximum targets for 2012 and have provided more detailed disclosure about the rationale for our pay decisions.

We eliminated the excise tax gross-ups
Effective October 8, 2012, the independent board members eliminated the excise tax gross-up following a change of control that was included in our executive severance plans.

We reaffirmed our strong corporate governance practices
In addition to the changes summarized above, we are maintaining our commitment toward compensation practices that represent strong corporate governance, as evidenced by the following:

●	An independent compensation consultant who reports directly to the committee and performs no other services to the company;
●	A direct line of communication between our stockholders and the board of directors;
●	No employment agreements with our executive officers;
●	No special arrangements whereby extra years of prior service are credited under our pension plans;
●	No perquisites other than limited financial counseling and an executive physical benefit;
●	A “double-trigger” vesting clause in the case of change-of-control arrangements;
●	A “clawback” policy that permits the company to recover bonuses from senior executives whose fraud or misconduct resulted in a significant restatement of financial results;
●	Prohibitions against pledging and hedging our stock;
●	An annual risk assessment of our pay practices;
●	Significant stock ownership guidelines that align executives’ interests with those of stockholders; and
●	An annual stockholder advisory vote on executive compensation.

Other 2012 and 2013 Compensation Decisions

In addition to the structural changes we made to our executive compensation program after the 2012 Advisory Vote on Executive Compensation, we took the following compensation actions:

General Compensation Decisions

In February 2012, prior to the results of our 2012 Say-on-Pay vote and consistent with our usual time frame for making compensation decisions, the committee approved the executive compensation structure for 2012 and took the following actions:

COMPENSATION DISCUSSION AND ANALYSIS

●	Conducted an in-depth review of the LTI design, considering several alternatives, and approved the following changes:
	○	Eliminated stock options because the committee believed they no longer appropriately incentivized performance;
	○	Introduced MSUs in an effort to increase the performance characteristics of its long-term incentive compensation, because they have an intrinsic TSR value;
	○	Eliminated the TSR component of the 2010 – 2012 CIU award since it was included in the MSUs; and
	○	Increased Mr. Martin’s target LTI award by $500,000 to more closely align his total direct compensation with our then peer group.
●	Approved the financial and strategic objectives for the 2012 annual incentive and CIU grants;
●

Performed its annual review of the design and implementation of the KEIP and our 2007 Stock Plan and determined that the plans do not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation for the New CEO
Effective December 3, 2012, the board elected Mr. Lautenbach as the new President and CEO. Before joining Pitney Bowes, Mr. Lautenbach had a highly successful career at International Business Machines Corporation leading businesses and customer segments. The compensation package of our new President and CEO reflects the enhanced performance-linked pay philosophy adopted by the board in 2012.

Mr. Lautenbach’s total direct compensation package is 95% of the market median of total direct compensation when compared to our new peer group and 101% of the median of the Towers Watson Regressed Compensation Report:

Average of CEOs in
Pitney Bowes CEO	Average of CEOs	Towers Watson Regressed
	in Peer Group	Compensation Report

Annual Base Salary: $850,000

Annual incentive award target:	Long-Term Incentives:
130% of base salary and a maximum	Composed of 60% CIUs and 40% RSUs
of 225% of base salary for 2013	with a target value of $4,000,000

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Lautenbach also received:
●	Sign-on performance equity grant in December 2012: A grant of premium-priced stock options upon the commencement of employment as follows:
	○	100,000 options with an exercise price equal to 115% of the closing price of our common stock on December 3, 2012, Mr. Lautenbach’s first day of employment (“Start Date”).
	○	200,000 options with an exercise price equal to 130% of the closing price on the Start Date.
	○	300,000 options with an exercise price equal to 145% of the closing price on the Start Date.
●	An additional sign-on grant of 400,000 premium-priced stock options in February 2013 with an exercise price equal to 160% of the closing price on February 11, 2013.

The option awards will vest in four equal annual installments beginning on the first anniversary of the Start Date and ending on the fourth anniversary of the Start Date.

Compensation Payout Overview

Overview

As discussed under “Discussion of Compensation Actions” beginning on page 49 of this proxy statement, the committee and the independent board members approved extensive changes to our executive compensation program. We could not reflect all these changes in the 2012 compensation payouts discussed below, because the 2012 compensation program was approved in February 2012, prior to the results of our 2012 Say-on-Pay vote and our subsequent adjustments to the compensation program. Where possible, however, the committee made retroactive adjustments and also exercised negative discretion on the final payment of the annual incentive and cash incentive units to better align with our performance and TSR.

We link executive compensation to the performance of the company as a whole. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should have a greater percentage of variable total compensation. Compensation for our NEOs varies from year to year based on company stock performance as well as an assessment of the success of the NEO in achieving enterprise-wide objectives. This means that our executives may be paid below or above market rates depending on enterprise-wide performance. We emphasize enterprise-wide performance to break down any internal barriers that can arise in organizations that emphasize individual performance. At the same time, the executive compensation committee does factor in individual performance in determining the executive’s overall compensation.

Base Salary

In February 2012, we approved merit increases to base salaries for the broad-based employee population. Similarly, the committee and the independent directors approved merit increases for the NEOs and the CEO, respectively, and set 2012 target compensation. The committee and the board approved increases effective March 2012 between 1.75% and 3% for NEOs, except for Mr. O’Hara who received a 22% increase in his base salary to more closely align it to market competitive com-

pensation following his promotion to President, Pitney Bowes Software.

In February 2013, we determined that due to the 2012 business results no merit increases will be applied to base salaries for the broad-based employee population. Similarly, the committee and the independent directors froze base salaries for the NEOs and the CEO, respectively.

Annual Incentives

NEOs are eligible for annual incentives under the KEIP for achieving challenging enterprise-wide financial and strategic objectives established at the beginning of each year. Individual performance ratings can, in certain circumstances, modify the final payout for the annual incentive.

2012 Annual Incentive Objectives and Metrics

The 2012 financial objectives, which were weighted at 70% at target, are shown in the chart below. The chart also shows the threshold, target, and maximum ranges.

Financial Objectives	Weighting	Threshold	Target	Maximum
Adjusted Earnings Per Share(1)	28%	$1.72	$2.15	$2.58
Revenue Growth(1)	21%	–3.5%	0%	2.0%
Adjusted Free Cash Flow(1)	21%	$684 million	$760 million	$836 million

(1)

Adjusted EPS, Revenue Growth and Adjusted Free Cash Flow are non-GAAP measures. For a reconciliation and additional information, please see “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures” on page 65 of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that each of the financial objective metrics is an important measurement of our performance and thus particularly appropriate metrics upon which to base annual incentive awards. Adjusted EPS is an appropriate measure of our profitability because it excludes the impact of certain special items, both positive and negative. While these special items are actual income or expenses, they could mask the underlying trend or performance within a business. Revenue growth is an appropriate measure because it indicates whether our business is expanding. Adjusted Free Cash Flow is an appropriate measure of the company’s ability to pursue discretionary opportunities that enhance stockholder value.

While we believe the 2012 metrics are important measures of our financial health, our stockholders expressed concern regarding our use of the EPS metric in multiple awards. In response to those concerns, we replaced the EPS metric with an EBIT metric for the 2013 annual incentive program. We believe that EBIT is a stronger measure for annual incentive compensation because it more directly reflects current profitability and performance.

We set the targets for the financial objectives at the midpoint of our guidance provided to stockholders and the financial community at the beginning of 2012. Any subsequent revisions to guidance during the year did not affect the targets set. The threshold and maximum ranges are approximately 10% to 20% above and below the target based on market best practices. We believe the 2012 financial objectives were set at aggressive yet achievable levels in light of the prolonged global economic uncertainty, the continued decline in postal volumes, and the impact both have on our business and the markets in which we operate.

The 2012 strategic objectives were weighted at 30% of target and were:

●	Demonstrate progress on meaningful growth in the enterprise group, consisting of two equally weighted elements:

	○	achieving targeted revenue growth of 1.5% for the enterprise group; and
	○	achieving specific foundational milestones relating to certain enterprise-wide clients, Volly and re-branding in order to implement our strategic direction for the future.

●	Improve the core business by focusing on improving the meter population net loss rate over the prior year.

The committee designed the 2012 strategic performance objectives to encourage management to focus on the future development and growth of the enterprise group while sustaining the core mail business. As we reposition for future growth, it is important to maintain the strength of those parts of our business which contribute significantly to our strong cash flow.

The committee reviewed these strategic objectives to ensure that they had a high degree of difficulty for achievement. The specific targets within these objectives are highly confidential and not reported publicly because such disclosure would provide competitors insight into our internal planning processes and would result in meaningful competitive harm.

Funding of the 2012 Annual Incentive Pool and Actual Payout
The annual incentive is only paid if the company achieves its IRC 162(m) threshold target of an income from continuing operations of $383,665,000, excluding certain special events (See “Treatment of Special Events” beginning page 65 of this proxy statement.) This target is used specifically to meet the IRC 162(m) requirements, and is intended to ensure tax deductibility of compensation paid. Actual 2012 income from continuing operations, excluding all special events, was $435,277,000.

The chart below shows actual results as compared to target.

Objectives	Target Weighting	Actual Result	Actual Payout as a % of Target
Financial Objectives:
Adjusted Earnings Per Share(1)	28%	$2.16	30%
Revenue Growth(1)	21%	(3.4% )	11%
Adjusted Free Cash Flow(1)	21%	$767	23%
Strategic Objectives:
Demonstrate progress on growth in the enterprise segment	15%	Did not meet threshold	0%
Improve the core business	15%	Exceeded threshold	11%
Subtotal	100%	n/a	75%
Negative Discretion	n/a	n/a	(11% )
Total	100%	n/a	64%

(1)

Adjusted EPS, Revenue Growth and Adjusted Free Cash Flow are non-GAAP measures. For a reconciliation and additional information on the adjustments, please see “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures” beginning on page 65 of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

The committee and independent board members may modify the resulting payout factor by between 0 and 15% based on the achievement of pre-determined customer and employee objectives, TSR and the quality of our earnings. The committee compared the 2012 actual performance to the pre-determined targets and did not apply any modifier.

Even though the performance against the financial and strategic objectives would have supported a payout of 75% of target for the incentive pool, the committee approved a 2012 incentive pool of 64%, after utilizing negative discretion due to our overall performance in 2012. The resulting payout factor was 35% less than the payment factor for 2011 performance.

Based on the above analysis, and taking into account Mr. Martin’s recommendations as CEO for most of 2012, Mr. Lautenbach made specific recommendations to the committee for Mr. Lautenbach’s direct reports. The committee considered those recommendations and the actual performance against objectives as shown and applied negative discretion, resulting in the annual incentive awards to our NEOs as follows:

Executive	Target Award	Payout	Payout Percent to Target
Michael Monahan	$462,720	$296,141	64%
Leslie Abi-Karam	$444,320	$284,365	64%
Vicki A. O’Meara	$419,200	$268,288	64%
John E. O’Hara	$270,000	$172,800	64%
Murray D. Martin	$1,300,000	$832,000	64%

Mr. Lautenbach did not receive an annual incentive payout for 2012.

Long-term Incentives

Long-term incentives link the NEOs’ long-term rewards to our long-term financial performance and our stock price performance. We also pay long-term incentives in order to be competitive in the markets in which we operate and in order to attract and retain high-performing executives. The vesting of long-term incentive awards are generally subject to achieving an initial financial threshold target under IRC 162(m).

Cash Incentive Units (CIUs)
CIUs are long term cash awards granted annually with three year performance and vesting cycles. At any given time there are three cycles outstanding. NEOs are awarded CIUs with payouts based on achieving challenging enterprise-wide financial objectives established at the beginning of each individual year of the three-year cycle. If the threshold level of performance is not met for a calendar year for both of these goals, one-third of the award value will be forfeited.

CIU Objective and Metrics
The 2010 – 2012 financial objectives, each weighted at 50%, were as follows:

2010 – 2012 LTI Adjusted Earnings Per Share(1)	Threshold	Target	Maximum
2010	$1.92	$2.40	$2.45
2011	$1.78	$2.23	$2.27
2012	$1.72	$2.15	$2.19

2010 – 2012 LTI Adjusted Free Cash Flow(1)	Threshold	Target	Maximum
2010	$536	$670	$683
2011	$729	$819	$850
2012	$684	$760	$790

(1)

Adjusted EPS and Adjusted Free Cash Flow are non-GAAP measures. For a reconciliation and additional information on the adjustments, please see “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures” beginning on page 65 of this proxy statement.

The Committee believes that adjusted EPS and Adjusted FCF are important indicators of our long-term viability and performance and thus appropriate metrics upon which to base long-term incentive awards. Adjusted EPS is a good measure of long-term profitability; and a strong

Adjusted FCF provides us with the resources we need to reposition and pursue new growth opportunities.

The committee generally sets the financial targets at the midpoint of the guidance we provide to stockholders and

COMPENSATION DISCUSSION AND ANALYSIS

the financial community at the beginning of each year. Subsequent revisions of guidance during the course of the year do not affect the targets set at the beginning of a year. The committee believes it set the 2012 objectives at aggressive yet achievable levels in light of the prolonged global economic uncertainty, the continued decline in postal volumes, and the impact both have on our business and the markets in which we operate.

2012 Funding of the Cash Incentive Unit Pool and Actual Payout
For the 2010 – 2012 CIU cycle, the unit value at target is $1.00. The CIU value range is between $0 and $1.80 based upon the achievement of the pre-determined financial objectives described above, each weighted at

50%. The committee modifies the resulting unit value by up to +/– 25% based on our TSR as compared to the TSR of companies within the S&P 500 (“TSR modifier”), therefore linking payout to our relative TSR.

For the 2010 – 2012 CIU Cycle, the IRC 162 (m) threshold was achieving an average annual income from continuing operations over the cycle of $331,379,000, excluding certain special events (see “Treatment of Special Events” beginning on page 65). Adjusted average annual income from continuing operations for the 2010 – 2012 CIU Cycle exceeded the threshold and was $481,418,000.

The chart below shows actual results as compared to target before and after applying the TSR modifier for the 2010 – 2012 cycle.

Objectives	Actual Result	Metric Payout Value	TSR Modifier	Final Payout Value
2010 – 2012 LTI Adjusted
Earnings Per Share(1)
2010	$2.23	$0.12	(10%)	$0.11
2011	$2.70	$0.30	(25%)	$0.23
2012	$2.16	$0.20	(25%)	$0.15
2010 – 2012 LTI Adjusted
Free Cash Flow(1)
2010	$951	$0.30	(10%)	$0.27
2011	$994	$0.30	(25%)	$0.23
2012	$767	$0.20	(25%)	$0.15
Subtotal		$1.42		$1.14
Negative Discretion				($0.40)
Total				$0.74

(1)

Adjusted EPS and Adjusted Free Cash Flow are non-GAAP measures. For a reconciliation and additional information on the adjustments, please see “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures” beginning on page 65 of this proxy statement.

The TSR modifier in aggregate decreased the CIU pay-out level for the 2010 – 2012 cycle by –20%.

Even though the pre-determined financial objectives would have supported a payout of $1.14 per unit after applying the TSR modifier for the 2010 – 2012 CIU award cycle, the committee approved a final payout of $0.74 per unit, after applying negative discretion based on our overall 2012 performance. This resulted in decreasing the CIU payout for the 2010 – 2012 award cycle by 35%. The CIU payout in February 2013 was 31% less than the payout in February 2012.

Performance-Based Restricted Stock Units

An annual grant of performance-based RSUs is made during the first quarter of the year, typically after our fourth quarter earnings release has been widely disseminated.

For the 2012 awards, the IRC 162(m) threshold was 2012 income from continuing operations equaling or exceeding $383,665,000, excluding certain special events (see “Treatment of Special Events” beginning on page 65). The actual 2012 income from continuing operations exceeded the target and was $435,277,000. Therefore, the 2012 award will vest in four equal installments commencing on the first anniversary of the grant date if the executive is still employed on the vesting date. If the initial threshold had not been achieved, the performance-based RSUs granted in 2012 would have been forfeited.

Performance-Based Market Stock Units

Performance-based MSUs were granted to executive officers, including NEOs in February 2012 for the first time and, given changes made later in 2012, the only time. The number of MSUs that can vest is capped at 200% of the number of MSUs granted. A minimum number of shares, 50% of the award, will vest at the end of the three-year performance period.

Because the 162 (m) threshold target was achieved, the 2012 award will vest on the third anniversary of the grant

COMPENSATION DISCUSSION AND ANALYSIS

date. The number of performance-based MSUs that will vest at that time is contingent on our TSR over the vesting period and the executives’ continued employment until the vesting date. The vesting percentage is determined by multiplying the number of units by a fraction, the numerator of which is the Pitney Bowes ending stock price1 plus cumulative dividends paid on outstanding company stock during the vesting period, and the denominator of which is the Pitney Bowes beginning stock price.2

Periodic Off-Cycle Long-Term Awards

In special circumstances, the committee, or in the case of the CEO, the independent board members, may determine that it is appropriate to make additional long-term award grants to executives during the course of the year. Effective December 3, 2012, the independent board members awarded a one-time grant of premium-priced stock options in connection with the commencement of Mr. Lautenbach’s employment. Please see “Compensation for the New CEO” beginning on page 52 of this proxy statement.

In April 2012, the committee granted a performance RSU award with a three year cliff vesting feature under the 2007 Stock Plan to Mr. O’Hara valued at $450,000 designed to situate Mr. O’Hara’s compensation more competitively against those with similar responsibilities in other companies.

1	Pitney Bowes ending stock price is the average of the closing price of company stock for the 20 trading days ending on the last day of the month prior to the vesting date.

2	Pitney Bowes beginning stock price is the average of the closing prices of company stock for the 20 trading days ending with the grant day.

Other Indirect Compensation

Retirement Compensation

Retirement Benefits include:

●	Qualified and nonqualified restoration pension plans for employees hired prior to January 1, 2005.
●	Qualified and nonqualified restoration 401(k) plans with company matching contributions up to 4% of eligible compensation and 2% company core contribution for those not eligible for the pension plan.

Nonqualified restoration plans (pension and 401(k)) are based on the same formulas as are used under the qualified plans and make up for benefits that otherwise would be unavailable due to limitations set forth under the Internal Revenue Code of 1986, as amended (the “Code”). Restoration plans are available to employees including the NEOs.

Nonqualified plans are unfunded obligations of the company subject to claims by our creditors. The 401(k) restoration plan is:

●	adjusted on the basis of notional investment returns of publicly-available mutual fund investments; and
●	do not receive any above-market earnings.

The pension restoration plan applies the same standard actuarial rules as are applied under the qualified pension plan.

In January 2013, the board of directors approved, effective April 1, 2013, the freezing of all future pension plan benefit accruals for employees with fewer than 16 years of benefit accrual service as of March 31, 2013. Employees with 16 or more years of benefit accrual service on March 31, 2013 will continue to accrue pension benefits through December 31, 2014, after which date no further benefits will accrue under the pension plan. Similar actions were adopted with respect to the Pension Restoration Plan. At the same time, the board of directors approved, effective April 1, 2013, the eligibility of those employees who will no longer accrue benefits under the pension plan to participate in the 2% employer core contribution to the 401(k) plan. The 2% employer core contribution has been in effect since 2005 when the pension plan was closed to employees hired after December 31, 2004.

For additional information, please see the narrative accompanying the “Pension Benefits as of December 31, 2012” table on page 77 and the narrative accompanying the “Nonqualified Deferred Compensation for 2012” table on pages 78 and 79 of this proxy statement.

Other Benefits

Other benefits include:

●	Nonqualified Deferred Incentive Savings Plan:
○ Provides a savings vehicle in a tax efficient manner
○ Provides the ability to voluntarily defer payouts of annual cash incentives, CIUs and base pay into a nonqualified deferred compensation plan
●

Limited additional benefits, including, financial counseling to assist with compliance of regulations and to provide guidance in managing complex investment, tax, legal and estate matters; up to a maximum of $7,500 per year

●	Relocation assistance for executives asked to move to a new work location; facilitates the placement of the right person in the job and aids in developing talent
●	Executive physical
●	Spousal travel

COMPENSATION DISCUSSION AND ANALYSIS

Process for Determining Named Executive Officer Compensation

Committee

The committee is responsible for reviewing the performance of and approving compensation awarded to our executives, other than the CEO. The independent board members, with the input of the committee, annually set the CEO’s individual target compensation, review his performance and determine his compensation payout in the context of the established objectives, the actual performance against those objectives and the TSR. In addition, the committee may exercise negative discretion in its sole determination. The committee works closely with its independent consultant, Pay Governance, and management to examine various pay and performance matters throughout the year.

Independent Compensation Consultant

From January through May 2012 Frederic W. Cook & Co. (“FWC”) served as the committee’s compensation consultant. In June 2012 the committee terminated the services of FWC and engaged Pay Governance as its independent compensation consultant. The committee decided to retain a new consultant after the 2012 Say-on-Pay vote and after listening to stockholders’ feedback on our compensation programs because it believed it needed a fresh look at the entire program. The committee selected Pay Governance after a search process that included interviewing several firms. The committee found Pay Governance’s analysis and presentation during the interview process to be the most forthright and compelling. Additionally Pay Governance had a proven track record of aiding companies to revamp their executive compensation program after a failed Say-on-Pay vote.

The committee considers advice and information from its independent compensation consultant in determining the compensation for the CEO and the other NEOs. The consultant advises on a range of matters, including peer group composition and plan design. The consultant regularly attends the committee meetings. Neither consultant performed other services for us or the board of directors. We incurred $109,378 in fees from FWC and $134,411 from Pay Governance for services performed for the committee during 2012. The committee considered the following six factors and determined there was no conflict in the engagement of Pay Governance: i) the provision of other services to us by Pay Governance; (ii) the amount of fees received from us by Pay Governance, as a percentage of the total revenue of Pay Governance; (iii) the policies and procedures of Pay Governance that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Pay Governance consultant with a member of the committee; (v) any of our stock owned by the Pay Governance consultants; and (vi) any business or personal relationship of the Pay Governance consultant or Pay Governance with any of our executive officers. The committee has the sole authority to hire and terminate its consultant.

Determining Compensation—The Decision Process

COMPENSATION DISCUSSION AND ANALYSIS

At the beginning of each year our CEO, on behalf of senior management, recommends to the committee financial and strategic objectives for the incentive plans based on our financial and strategic objectives set by the board of directors. The committee and the independent directors review the recommendations of management particularly with respect to the appropriateness and rigor of the objectives and approve the final annual and long term objectives.

Our CEO and Executive Vice President and Chief Human Resources Officer recommend compensation target levels for total direct compensation as well as the annual and long-term incentive compensation for executive officers, including the NEOs, other than the CEO. The committee reviews management’s recommendations and determines the appropriate financial and strategic objectives, base salary and the target levels of annual and long-term incentive compensation. The committee also recommends for approval by the independent board members the CEO’s base salary and annual and long-term incentive target levels. Generally at this time the committee also approves any changes to the compensation program for the coming year.

At the end of each year, each NEO completes a written self-assessment of his or her performance against his or her objectives. The CEO evaluates the performance of his executive officer direct reports and recommends individual ratings for each NEO other than himself. These ratings are considered by the committee in determining annual merit base salary increases. Based on these ratings, the CEO also recommends incentive compensation actions other than for himself to the committee. The committee recommends to the independent board members an individual rating for the CEO. The committee reviews the financial and strategic accomplishments of the company for the preceding year as well as the individual ratings and determines actual base salary increases as well as the annual and long-term incentive compensation for the NEOs and recommends for approval by the independent board members the CEO’s compensation. The actual payout levels for annual incentive compensation are based upon the company’s performance against the predetermined financial and strategic objectives and other criteria, as discussed in further detail under “Annual Incentives” beginning on page 53. For long-term incentive compensation, the recommendation to the committee for payout levels is based on pre-determined financial objectives and a TSR modifier, as discussed in further detail under “Long-term Incentives” beginning on page 55 of this proxy statement.

To assist in this process, the committee also reviews tally sheets the Human Resources department prepares to evaluate the individual components and the total mix of compensation. The tally sheets show the dollar amount of each of the components of each executive officer’s compensation, summarizing the total compensation opportunity, including the executive’s fixed and variable compensation, perquisites and potential payments upon termination or change of control. In addition, the tally sheets include a summary of historical compensation. These tally sheets aid the committee in analyzing the individual compensation components as well as the compensation mix and weighting of the components within the total compensation package.

To ensure that each NEO’s compensation package is competitive with the marketplace, the committee, and with respect to the CEO, the independent board members, also reviews each executive’s total direct compensation against market data during the benchmarking process as more fully described in “Assessing Competitive Practice –Benchmarking” below. Based on the structure of our current management team, the committee and the board strive to ensure that the relationship between the compensation paid to the CEO and the second highest paid NEO are within acceptable market norms, subject to considerations such as performance, the market median compensation of the respective positions, contributions to the company and experience that may lead to deviations from market relationships. However, since we have no Chief Operating Officer, or COO, the difference between the CEO’s compensation and that of our next most highly paid officer, currently our CFO, will likely be a bit larger than for companies that do have a COO.

Assessing Competitive Practice—Benchmarking

To ensure that Pitney Bowes’ executive compensation is competitive in the marketplace, the committee annually compares each executive’s total direct compensation (base salary, annual incentive and long-term incentives) against two independent reports, with a view towards determining the optimal mix and level of compensation. To achieve this, we use two sources of compensation information. We use the Towers Watson Regressed Compensation Report to determine the compensation targets annually and then we review the targets and actual payouts against publically available data from our peer group to evaluate ongoing compensation opportunity and competitiveness.

The committee establishes the target total direct compensation structure based on the Towers Watson

Regressed Compensation Report. Compensation targets are set based on the assumption that specific incentive award performance objectives are achieved at their target level. Beginning this year, the committee regressed the data from this report for corporate revenue of approximately $5.3 billion (instead of following our previous practice of comparing compensation against a group with revenues of $6 – $10 billion) for corporate leaders and actual regressed revenue for business unit leaders. The committee believes that this new regressed revenue scope more accurately reflects market competitiveness against outside companies that are within the company’s revenue range. The report is comprised of companies in all industry areas other than those in the financial and energy sector. However, the

COMPENSATION DISCUSSION AND ANALYSIS

exact number of companies included in the data for each executive position may vary depending on the structure of the applicable company and whether the company submitted the relevant data. The report is a sub-section of the 2012 US CDB General Industry Executive Database report from Towers Watson. The complete report can be purchased from Towers Watson.

This market data provides important reference points for the committee but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. Use of comparative industry data and outside surveys only serve to indicate to the committee whether those decisions are in-line with industry in general and our peer group in particular. The committee believes that the comparative industry data used from Towers Watson and the new peer group are consistent with our compensation philosophy. In addition, compensation targets and individual pay levels may vary from the median for various reasons, including:

●	the value of the total rewards package;
●	program design and strategic considerations;
●	affordability;
●	changing competitive conditions;
●	program transition considerations;
●	the definition and scope of the executive’s role;
●	the executive’s individual contributions to the company; or
●	succession or retention considerations.

For each NEO, the committee targets total direct compensation levels that strive to ensure that generally the base salary, target total cash compensation and target total direct compensation is at +/– 20% of the median of the data presented by the Towers Watson Regressed Compensation Report for each executive’s position. The committee believes that by comparing our compensation data against the mid-point or median, we are measuring against the most stable central tendency of the companies included in the survey. Based on this review, the committee determined that the Pitney Bowes’ total direct compensation package approximates the median of the data from the Towers Watson Regressed Compensation Report. In addition, to supplement the Towers Watson information, the committee asked Pay Governance to provide an analysis on compensation trends along with its views on specific compensation program design. The committee and the board also consider the burn rate with respect to the equity awards when deciding how much of the total direct compensation package should be composed on equity-based awards. The burn rate is the total equity awards we granted in a fiscal year divided by the total common stock outstanding at the beginning of the year. Our three-year average burn rate of 1.09% for the time period from 2010 to 2012 is below the median run-rate of 1.55% for S&P 1500 companies in FY2011 (source: Equilar 2012 Equity Trends Report).

We do not have a single completely overlapping competitor due to the unique mix of our business. Nevertheless, the committee annually reviews our relative performance, compensation targets and actual payouts against the relative performance and compensation of the peer group listed below. In 2012, the committee changed the composition of the peer group. Pay Governance and the committee designed our peer group so the committee could analyze compensation packages, including compensation mix and other benefits, within the competitive market to attract and retain the talent and skill required to lead a business of complexity and size similar to ours. This peer group consists of services, industrial and technology companies. When evaluating the appropriateness of the peer group, the committee considered factors such as revenue, net income, market capitalization, number of employees, and complexity of the business to ensure a reasonable balance in terms of company size and an adequate number of peers. The new peer group consists of companies with revenues between $2 billion and $22 billion, and market capitalization between $1 billion and $14 billion.

Previously our peer group was weighted towards companies with higher revenues and larger market capitalization than ours. Stockholders told us that they were concerned that our executive pay may have been compared with the wrong benchmark. In the previous peer group, we were at the 30th percentile for revenue and 13th percentile for market capitalization in 2012. After reevaluating the previous peer group, the committee eliminated six of the sixteen companies from our previous peer group and added another four companies. With these changes our company is at the 50th percentile for revenue and 25th percentile for market capitalization within the new peer group as of December 31, 2012. The new peer group also eliminates our previous focus on industrial machinery comparators while increasing the weight of commercial printing and computer hardware peers. The committee decided to continue to include Xerox in our peer group despite the revenue size difference because the committee considers them our closest direct peer given its business portfolio compared to ours and it also is undergoing a similar transformation in its core business. The committee eliminated the following companies from the peer group:

●	Cognizant Technology Solutions
●	ITT
●	ADP
●	Computer Sciences
●	Ingersoll Rand
●	Seagate

Cognizant Technology Solutions and ITT have been eliminated because, due to changes to their businesses and ours, their business operations are no longer a strong fit compared to ours from an industry perspective. ADP, Computer Sciences, Ingersoll Rand and Seagate were all eliminated because their revenue is twice that of ours.

The committee added the following companies:

●	Avery Dennison
●	Iron Mountain
●	Unisys
●	Diebold

COMPENSATION DISCUSSION AND ANALYSIS

We added Avery Dennison, Diebold, Iron Mountain, and Unisys Corp. to provide greater industry focus and relevant size characteristics to the group. Additionally Avery Dennison represents a close industry match for us with a similar revenue size. Iron Mountain is a good fit from a business content perspective. The inclusion of Unisys including their trailing twelve month revenues and market capitalization compared to ours recognizes our anticipated growth in the software solutions segment.

New Peer Group

	Fiscal 2012 Revenue ($ millions)	12/31/2012 Market Capitalization ($ millions)
			Total Stockholder Return
Company Name			1-Year	3-Year	5-Year
Agilent Technologies Inc.	6,858	14,244	18%	10%	2%

Alliance Data Systems Corporation	3,641	7,217	39%	31%	14%

Avery Dennison Corporation	6,036	3,478	26%	2%	-5%

Diebold, Incorporated	2,992	1,935	5%	6%	5%

DST Systems Inc.	2,577	2,733	35%	13%	-5%

Fiserv, Inc.	4,482	10,548	35%	18%	7%

Harris Corporation	5,451	5,560	40%	4%	-2%

Iron Mountain Inc.	3,005	5,886	17%	18%	0%

Lexmark International Inc.	3,798	1,498	-27%	-2%	-7%

NCR Corp.	5,730	4,074	55%	32%	0%

R.R. Donnelley & Sons Company	10,222	1,621	-32%	-21%	-20%

Rockwell Automation Inc.	6,259	11,731	17%	24%	7%

Unisys Corporation	3,706	761	-12%	-23%	-18%

Xerox Corporation	22,390	8,618	-12%	-5%	-14%

25th Percentile	3,658	2,135	-8%	-1%	-6%

Median	4,967	4,817	18%	8%	-1%

75th Percentile	6,203	8,268	35%	18%	4%

Pitney Bowes Inc.	$ 4,904	$ 2,136	-36%	-16%	-17%

PBI Percent Rank	50%	25%	Lowest	10%	10%
Source: Capital I.Q.

COMPENSATION DISCUSSION AND ANALYSIS

Previous Peer Group

	Fiscal 2012 Revenue ($ millions)	12/31/2012 Market Capitalization ($ millions)
			Total Stockholder Return
Company Name			1-Year	3-Year	5-Year

Agilent Technologies Inc.	6,858	14,244	18%	10%	2%

Alliance Data Systems Corporation	3,641	7,217	39%	31%	14%

Automatic Data Processing, Inc.	10,172	27,638	9%	13%	8%

Cognizant Technology Solutions Corporation	7,346	22,179	15%	18%	17%

Computer Sciences Corporation	15,877	6,223	73%	-10%	-3%

DST Systems Inc.	2,577	2,733	35%	13%	-5%

Fiserv, Inc.	4,482	10,548	35%	18%	7%

Harris Corporation	5,451	5,560	40%	4%	-2%

Ingersoll-Rand Plc	14,035	14,436	60%	12%	2%

ITT Corporation	2,228	2,175	23%	6%	-2%

Lexmark International Inc.	3,798	1,498	-27%	-2%	-7%

NCR Corp.	5,730	4,074	55%	32%	0%

R.R. Donnelley & Sons Company	10,222	1,621	-32%	-21%	-20%

Rockwell Automation Inc.	6,259	11,731	17%	24%	7%

Seagate Technology Public Limited Company	14,939	11,483	95%	22%	6%

Xerox Corporation	22,390	8,618	-12%	-5%	-14%

25th Percentile	4,311	3,739	13%	2%	-4%

Median	6,559	7,918	29%	12%	1%

75th Percentile	11,175	12,359	44%	19%	7%

Pitney Bowes Inc.	$ 4,904	$ 2,136	-36%	-16%	-17%

PBI Percent Rank	30%	13%	Lowest	3%	3%
Source: Capital I.Q.

Other Policies and Guidelines

Clawback Policy

The board of directors adopted a “clawback” policy in 2009. Under this policy, the board of directors may adjust, recoup or require the forfeiture of any awards made or paid under any stock plan or the KEIP:

●

to any executive officer, including NEOs, in the event of any financial restatement due to a misrepresentation of the financial statements of the company. This applies to vesting or to payments made or paid during the 36-month period prior to the financial restatement; or

●

to any employee, including NEOs, whom the board of directors reasonably believes engaged in gross misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment.

COMPENSATION DISCUSSION AND ANALYSIS

No Agreements with Executives

We have not entered into fixed term employment agreements with any of our NEOs and therefore such officers are “at will” employees.

No Pledging, Hedging and Other Short-term Speculative Trading

We have policies prohibiting both the pledging and hedging of our stock. Neither the board of directors nor management-level employees may pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities (other than transactions in employee stock options).

Succession Planning

Among the board’s responsibilities is to oversee succession planning and leadership development. As part of this process, the Governance Committee oversees long-term and short-term plans for CEO succession. The board of directors is responsible for evaluating the performance of the CEO and for selection of successors to that position. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board. The Governance Principles of the Board of Directors, which are posted on the company’s website at www.pb.com under the caption “Our Company – Leadership & Governance,” include additional information about succession planning.

In 2012, the board used the succession planning process described above to plan for the succession of

Mr. Martin, our former CEO. The Governance Committee interviewed internal and external candidates with the assistance of a nationally recognized executive search firm. After the Governance Committee conducted an in-depth review of all the internal and external candidates, it referred finalist candidates for board interviews. Effective December 3, 2012, the board elected Mr. Lautenbach as our new President and CEO and Michael I. Roth, a director since 1995 and the board’s Lead Director since February 2012, as the new Non-Executive Chairman of the board.

Periodically, but not less than annually, the board of directors considers management’s recommendations concerning succession planning for senior management roles other than the role of CEO. As part of this process, the board reviews development plans to strengthen and supplement the skills and qualifications of internal succession candidates.

Executive Stock Ownership Policy

We maintain an executive stock ownership policy that encourages executives to think as owners and to own substantial amounts of company stock to more closely align our key executives’ interests with the long-term interests of our stockholders. In setting the ownership guidelines the committee considered best market practices in determining the methodology and ownership level requirement. All of our NEOs are in compliance with the guidelines.

The multiple of base salary required to be held is as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5X
Other Executive Officers	2X

We calculate the number of shares targeted for retention by multiplying an executive’s annual base salary times the multiple of salary required and dividing by the average closing price of our common stock on the last trading day of each of the prior two years.

In 2007, the committee approved guidelines providing that executives have five years to achieve the required ownership levels from the time they become covered by this policy, or receive a promotion, whichever is later. In Feb-

ruary 2012, the committee revised the guidelines to provide that executives are expected to reach their multiple of salary requirement within the later of five years after (i) the ownership multiple is established or (ii) the first grant following the election of becoming executive officer. The value of 60% of the performance-based RSUs, restricted stock and unexercised vested stock options and 100% of the shares owned outright or held in trust are counted toward the ownership requirement. The value is calculated using the closing price of our common stock on the last trading day of the previous calendar year.

Until an executive meets the required ownership levels, that executive is required to hold 100% of their “net profit shares.” Net profit shares are, with respect to stock options, the shares remaining after payment of the option exercise price and taxes owed upon exercise and, with respect to vested performance-based RSUs and restricted stock, the shares that remain after the payment of applicable taxes. As long as the multiple of salary requirement is met, an executive may sell shares acquired previously in the market as well as shares acquired through the exercise of stock options or the vesting of restricted stock awards.

COMPENSATION DISCUSSION AND ANALYSIS

Change of Control

We believe that the cash payments and benefit levels provided to our executives following a change of control transaction are consistent with current market practice for companies of our size. Our change of control arrangements are intended to encourage those executives most closely connected to a potential change of control to act more objectively, and therefore, in the best interests of our stockholders, despite the fact that such a transaction could result in the executives’ termination. Our change of control protections also encourage executives to remain with the company until the completion of the transaction to enable a successful transition. Except for equity awards made under our now superseded 2002 Stock Plan, accelerated vesting of equity awards and change of control severance payments occur only when an employee is terminated without cause or when an employee voluntarily terminates for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a change of control (a “double trigger” payment mechanism). The change of control, by itself, does not cause severance payments or accelerated vesting of equity awards except for those under the 2002 Stock Plan.

In 2012, the board eliminated the excise tax gross-up provision of the policy which previously allowed the reimbursement of any excise taxes imposed by Section 4999 of the Code in the event that 110% of the safe-harbor amount was exceeded. Although many companies still have gross-up policies, the board eliminated this policy in October 2012 with immediate effect.

In February 2013, the board amended the change of control benefit payable to the executive officers, including NEOs, under the Senior Executive Severance Policy (“SESP”) to two times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding two years.

During Mr. Lautenbach’s first 18 months of employment, if a change of control were to occur, he would receive severance benefits under the SESP equal to (a) 1.5 times his then current base salary and 1.5 times his then current target bonus, payable in a lump sum. All other severance benefits under the SESP are the same as other senior executives covered by the policy.

The board of directors also approved a change in the definition of Change of Control dealing with the acquisition of company shares. Under the new definition, a Change of Control would occur if there is an acquisition of 30% (previously 20%) or more of our common stock or 30% (previously 20%) or more of the combined voting power of our voting securities by an individual, entity or group.

Our change of control arrangements fit into our overall compensation objectives because they are aligned with our goal of providing a compensation package sufficiently competitive to attract and retain talent and aligned with stockholder interests. With the prior adoption of the double trigger payment mechanism applicable to both equity vesting and cash payouts and the more recent elimination of the gross-up provision, the change of control arrangements may be considered as market leading from a corporate governance perspective.

Tax and Accounting

Our compensation programs generally satisfy the requirements for full deductibility under Section 162(m) of the Code. Section 162(m) denies the company a tax deduction for certain compensation in excess of $1 million paid to “covered employees” unless the compensation is qualified performance-based compensation. We structure our incentive compensation programs to be 162(m) compliant; however, the committee weighs the benefits of compliance with Section 162(m) against the potential limitations of such compliance, and may award compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid by the company will be fully deductible under all circumstances.

In determining the number of stock options in the mix of long-term incentives, we value stock options based upon the Black-Scholes valuation method, consistent with the provisions of FASB Accounting Standards Codification Topic 718 (“ASC 718”). Key assumptions used to estimate the fair value of stock options include:

●	the volatility of our stock;
●	the risk-free interest rate;
●	expected term; and
●	our dividend yield.

In determining the number of MSUs in the mix of long-term incentives, we value MSUs based upon a Monte-Carlo Simulation which is a generally accepted statistical technique used, in this instance, to simulate a range of possible future stock prices for the company. Key assumptions used to estimate the value of market stock units include:

●	the volatility of our stock;
●	the risk-free interest rate;
●	expected term; and
●	our dividend yield.

We believe that the valuation techniques and the approaches utilized to develop the underlying assumptions are appropriate in estimating the fair value of our stock option and market stock unit grants. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not

COMPENSATION DISCUSSION AND ANALYSIS

indicative of the reasonableness of the original estimates of fair value made by the company under ASC 718.

In determining the number of RSUs in the mix of long-term incentives, we value RSUs based upon the closing price of our common stock on the grant date.

For additional information on the accounting treatment for stock-based awards, see note 11 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Treatment of Special Events

In determining performance goals and evaluating enterprise performance results, the committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The committee believes that the metrics for incentive compensation plans should be specific and objective. However, in exercising its negative discretion, the committee recognizes that interpretation of the application of pre-determined metrics to results may be necessary from time to time to better reflect the operating performance of the company business segments and take into account certain one-time events. In adopting its philosophy in establishing metrics and compensating the management team for its actual performance, the committee believes it to be a fairer measure to remove the impact of certain events that may mask, either positively or negatively, the actual performance of management. The following chart explains the types of events that the committee has taken into consideration in this regard.

ACCOUNTING ITEMS AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

For 2012, the committee determined that adjusted earnings per share, adjusted free cash flow and adjusted income from continuing operations results may exclude the impact of certain special events (both positive and negative) such as restructuring charges, legal settlements and write downs of assets which materially impact the comparability of the company’s results of operations.

The following are non-GAAP measures: adjusted earnings per share, adjusted free cash flow, adjusted income from continuing operations and revenue growth.

●	Adjusted earnings per share exclude special items (as discussed above under “Treatment of Special Events”) including the impact of any accounting changes.
●

Adjusted free cash flow is adjusted earnings plus depreciation and amortization, stock option expense and deferred taxes; changes in working capital excluding increases in finance receivables, net of reserve account deposits; less capital expenditures, net of disposals and significant pension contributions.

●	Adjusted income from continuing operations excludes special events (as described under “Treatment of Special Events”) including the impact of any accounting changes.
●	Revenue growth is computed as the year over year change in revenue excluding the impact of foreign currency translation.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with Generally Accepted Accounting Principles, or GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies. We use measures such as adjusted earnings per share, adjusted income from continuing operations and adjusted free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and asset write-downs, because, while these are actual income or expenses of ours, they can mask underlying trends associated with our business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow a stockholder greater insight into the current underlying operating trends of the business. The use of adjusted free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds.

COMPENSATION DISCUSSION AND ANALYSIS

Pitney Bowes Inc. Reconciliation of Reported Consolidated Results to Adjusted Benefits (Unaudited)

	Twelve Months Ended December 31,

(Dollars in thousands, except per share data)	2012	2011	2010

GAAP diluted earnings per share from continuing operations, as reported	$2.16	$1.98	$1.57
Restructuring charges and asset impairments	0.08	0.48	0.59
Goodwill impairment	—	0.41	—
Sale of leveraged lease	(0.06)	(0.13)	—
Tax adjustments	—	0.02	0.13

Diluted earnings per share from continuing operations, as adjusted(1)	2.18	2.75	2.29
Adjustment for IMS (reported as a discontinued operation for GAAP)	(0.02)	(0.05)	(0.06)

Diluted earnings per share from continuing operations, as adjusted (before discontinued operation)	$2.16	$2.70	$2.23

GAAP net cash provided by operating activities, as reported	$660,188	$948,987	$952,111
Capital expenditures	(176,586)	(155,980)	(119,768)
Restructuring payments and discontinued operations	74,718	107,002	119,565
Pension contribution	95,000	123,000	—
Tax payments on sale of leveraged lease assets	114,128	—	—
Reserve account deposits	1,636	35,354	10,399

Free cash flow, as adjusted(2)	769,084	1,058,363	962,307
Reserve account deposits	(1,636)	(35,354)	(10,399)

Adjusted free cash flow	$767,448	$1,023,009	$951,908

GAAP income from continuing operations	$435,932	$400,556	324,267
Restructuring charges and asset impairments, after tax	15,407	97,661	122,666
Goodwill impairments, after tax.	—	82,890	—
Sales of leveraged lease, after tax	(12,886)	(26,689)	—
Tax adjustments	—	3,539	27,509

Income from continuing operations, as adjusted	438,453	557,957	474,442
Adjustment for IMS (reported as a discontinued operation for GAAP)	(3,176)	(9,863)	(13,558)

Adjusted income from continuing operations	$435,277	$548,094	$460,884

Reported revenue growth	(4.3% )	(2.6% )	(2.1%	)
Impacts of foreign currency	1.1%	(1.5% )	(0.3%	)

Revenue growth on a constant currency basis	(3.2% )	(4.1% )	(2.4%	)
Adjustment for IMS (reported as a discontinued operation for GAAP)	(0.2% )	(0.1% )	(0.5%	)

Revenue growth on a constant currency basis (before discontinued operation)	(3.4% )	(4.2% )	(2.9%	)

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.
(2)

The above table includes an adjustment to GAAP net cash provided by operating activities due to a reclassification between net cash provided by operating activities and net cash used in investing activities. As a result, GAAP net cash provided by operating activities increased by $28.8 million for the year ended December 31, 2011.

Vested Compensation

The table below shows the vested compensation in 2012 and 2011 by the NEOs and supplements the Summary Compensation Table that appears on page 69 of this proxy statement. This supplemental table also illustrates the impact that the company’s below-target financial performance in 2012 and 2011 had on vested compensation in each of those years. Compensation information for Mr. Lautenbach is not included in this table because he did not join the company until December 3, 2012.

The primary difference between this supplemental table and the standard Summary Compensation Table is the method used to value stock options and stock awards. SEC rules require that the grant date fair value of all stock options and restricted stock units be reported in the Summary Compensation Table for the year that they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Com-

pensation Table relate to stock options and restricted stock units that have not vested and which are subject to substantial uncertainty based on future changes in stock price and financial performance. In contrast, the supplemental table below includes only stock options and restricted stock units that vested during the applicable year and shows the value of those awards as of the applicable vesting date. There is no assurance that the NEOs will actually realize the value attributed to these awards even in this supplemental table, since the ultimate value of the stock options will depend on when the stock options are exercised and the underlying shares are sold and the ultimate value of the restricted stock units will depend on when the released shares are sold. That means that the value of even some of the compensation currently realized depends upon future company performance.

COMPENSATION DISCUSSION AND ANALYSIS

Vested Compensation Compared to Target Compensation

Name	Year	Salary ($)	Stock Awards Vested in Fiscal Year ($)(1)	Option Awards Vested in Fiscal Year ($)(2)	Annual Incentive Compen- sation ($)	Cash Incentive Unit Compen- sation ($)	Other Bonuses ($)(3)	All Other Compen- sation ($)(4)	Total Vested Compen- sation ($)	Total Target(5) ($)	% Difference in Vested Pay vs. Target
Michael Monahan	2012	575,600	180,060	0	296,141	444,000	1,100,000	53,310	2,649,111	3,388,356	-22%
	2011	558,000	150,313	0	440,294	588,500	106,500	28,788	1,872,395	2,217,700	-16%
Leslie Abi-Karam	2012	553,800	180,060	0	284,365	444,000	—	21,798	1,484,023	2,248,156	-34%
	2011	544,016	150,313	0	427,907	588,500	106,500	27,360	1,844,596	2,191,076	-16%
Vicki A. O’Meara	2012	522,500	109,264	0	268,288	240,500	—	42,727	1,183,279	1,622,530	-27%
	2011	512,500	179,712	0	403,760	347,750	35,500	34,587	1,513,809	1,693,646	-11%
John E. O’Hara	2012	450,000	30,310	0	172,800	44,733	—	70,680	768,523	873,921	-12%
Murray D. Martin	2012	996,667	713,630	0	832,000	1,757,500	—	144,284	4,444,081	7,237,317	-39%
	2011	975,000	619,318	0	1,584,660	2,541,250	337,250	62,758	6,120,236	7,814,916	-22%

(1)

Amounts shown represent the aggregate value of all RSUs that vested during 2012 and 2011. The value of vested RSUs is calculated by multiplying the number of shares vested by the average of the high and low trading price of the company’s common stock on the date that the shares were released to the award recipients.

(2)

Amounts shown represent the aggregate value of all stock options that vested during 2012 and 2011. The value of vested stock options is calculated by multiplying the number of shares vested by the difference between the exercise price and the closing price of the company’s common stock on the vesting date without regard to actual option exercise activity. Currently all stock options are underwater.

(3)

This column shows payouts on the 2008 and 2010 performance awards. For Mr. Monahan, both the final installment of his 2008 performance award and the payout of his 2010 performance award is shown. For Mmes. Abi-Karam and O’Meara and Mr. Martin, the column shows the payout of the final installment of the 2008 performance awards.

(4)	Amounts shown equal the amounts reported in the “All Other Compensation” column of the Summary Compensation Table.
(5)

Target amounts shown represent base salary, target annual incentive, target CIU value and the aggregate target value of all stock options and stock awards that vested during 2012 and 2011. The target value for vested RSU awards is calculated by multiplying the number of RSUs by the closing price of the company’s common stock on the grant date. The target value for vested stock options is calculated by multiplying the number of stock options by the Black-Scholes value on the grant date. For Mr. Monahan, the target value of his 2008 performance award is included in 2011 and the target value of his 2010 performance award is included in 2012. For Mmes. Abi-Karam and O’Meara and Mr. Martin, this column includes the target value of the final installment of their 2008 performance awards.

COMPENSATION DISCUSSION AND ANALYSIS

The information in the table below provides additional context to 2012 and 2011 NEO compensation, because it demonstrates that our below-target financial performance in 2012 and 2011 had a negative impact on the actual compensation received as compared to the value accorded these items when initially awarded. The table below also supplements the Summary Compensation Table that appears on page 69 of the proxy statement and compares the following for the NEOs in 2012 and 2011:

●	The hypothetical aggregate value of all stock options and stock awards that vested during 2012and 2011 had all of the awards vested at target.

The target value for vested RSU awards is calculated by multiplying the number of RSUs by the closing price of the company’s common stock on the grant date. The target value for vested stock options is calculated by multiplying the number of stock options by the Black-Scholes value on the grant date; and

●	The actual aggregate value of all stock options and stock awards that vested during 2012 and 2011 as shown in the Vested Compensation Compared to Target Compensation table above.

	Target Value of Options and Stock Awards Vested(1)				Value of Options and Stock Awards Vested(2)
Name	Year	Stock Options ($)	RSUs ($)	Total ($)	Stock Options ($)	RSUs ($)	Total ($)	Difference in Vested vs. Target Award
Michael Monahan	2012	425,003	225,033	650,036	—	$180,060	$180,060	-72%
	2011	366,669	143,751	510,420	—	$150,313	$150,313	-71%
Leslie Abi-Karam	2012	425,003	225,033	650,036	—	$180,060	$180,060	-72%
	2011	366,669	143,751	510,420	—	$150,313	$150,313	-71%
Vicki A. O’Meara	2012	218,333	137,497	355,830	—	$109,264	$109,264	-69%
	2011	143,333	250,813	394,146	—	$179,712	$179,712	-54%
John E. O’Hara	2012	52,470	41,001	93,471	—	$ 30,310	$ 30,310	-68%
Murray D. Martin	2012	1,675,000	890,651	2,565,651	—	$713,630	$713,630	-72%
	2011	1,779,172	593,744	2,372,916	—	$619,318	$619,318	-74%

(1)

Amounts shown represent the aggregate target value of all stock option and stock awards that vested during 2012 and 2011. The target value for vested stock options and vested stock awards equals the grant date fair value of those awards. The target value for vested RSU awards is calculated by multiplying the number of RSUs by the closing price of the company’s common stock on the grant date.

(2)	Amounts shown equal the 2012 and 2011 amounts reported in the “Stock Awards Vested in Fiscal Year” column of the Vested Compensation Compared to Target Compensation table on page 67.

Executive Compensation Tables and Related Narrative

The following “Summary Compensation Table” shows all compensation earned or paid for Messrs. Lautenbach, Monahan, O’Hara and Martin, and Mmes. Abi-Karam and O’Meara during or with respect to 2012, 2011 and 2010 for services rendered to the company. The “Summary Compensation Table” includes amounts earned and deferred during the periods covered under the Deferred Incentive Savings Plan.

The “Grants of Plan-Based Awards in 2012” table on page 71 provides additional information regarding grants made during 2012 to the NEOs.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6), (7)	Total ($)
Marc B. Lautenbach
President and Chief	2012		70,833	0	0	289,300	—	—	—	360,133
Executive Officer

Michael Monahan	2012		575,600	0	650,000	0	1,840,141	161,052	53,310	3,280,103
Executive Vice President	2011		558,000	0	325,000	325,000	1,135,294	264,368	28,788	2,636,450
and Chief Financial Officer	2010		540,000	0	300,000	300,000	1,018,160	252,487	24,295	2,434,942

Leslie Abi-Karam
Executive Vice President	2012		553,800	0	650,000	0	728,365	136,738	21,798	2,090,701
and President, Pitney	2011		544,016	0	325,000	325,000	1,122,907	328,795	27,360	2,673,078
Bowes Communications	2010		535,096	0	300,000	300,000	963,727	271,468	29,603	2,399,894
Solutions

Vicki A. O’Meara
Executive Vice President	2012		522,500	0	450,000	0	508,788	—	42,727	1,524,015
and President, Pitney	2011	(8)	512,500	0	225,000	225,000	787,010	—	34,587	1,784,097
Bowes Services	2010		500,000	50,000	262,500	162,500	395,500	—	14,775	1,385,275
Solutions

John E. O’Hara Executive Vice President and President, Pitney Bowes Software Solutions	2012		450,000	0	750,000	0	217,533	—	70,680	1,488,213

Murray D. Martin	2012		996,667	0	2,625,000	0	2,589,500	1,430,430	144,284	7,785,881
Former Chairman, President	2011	(9)	975,000	0	1,187,500	1,187,500	4,463,160	1,354,880	62,758	9,230,798
and Chief Executive Officer	2010		950,000	0	1,187,500	1,187,500	4,420,600	508,288	80,446	8,334,334

(1)	On June 21, 2010, Ms. O’Meara was awarded a $50,000 promotional sign-on cash award in connection with her appointment as President of Pitney Bowes Management Services.
(2)

This column includes the value of stock awarded to NEOs during 2012, 2011 and 2010 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Performance-based RSUs and MSUs were granted to the NEOs in 2012. Mr. O’Hara’s stock award includes a $450,000 performance-based restricted stock unit award granted on April 9, 2012. This award has a three-year cliff vesting feature and vests in full on April 9, 2015 and remains subject to forfeiture during the vesting period. Details regarding the grants of performance-based RSUs and MSUs can be found in the “Grants of Plan-Based Awards in 2012” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table. If performance conditions allow for MSUs granted to reach the 200% maximum number of shares at vesting, based on the grant date value, the total value of stock awarded in 2012 would be $975,000 for Mr. Monahan; $975,000 for Ms. Abi-Karam; $675,000 for Ms. O’Meara; $900,000 for Mr. O’Hara; and $3,937,500 for Mr. Martin.

(3)

This column includes the value of stock options awarded to named executive officers during 2012, 2011 and 2010 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Details regarding outstanding stock option awards can be found in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table.

(4)

When considering all elements of the table above, the majority of compensation for the named executive officers is at-risk and is earned based on company and executive performance against pre-determined financial and strategic objectives. This column includes annual incentive compensation, CIU payouts that vested at the end of 2012, 2011 and 2010 for multi-year performance and for Mr. Monahan, payout of his 2010 performance award. Mr. Lautenbach did not receive an annual incentive award for 2012. The 2012 annual incentive and CIU award payout amounts in this column are as follows: for Mr. Monahan, annual incentive of $296,141, CIU of $444,000, and 2010 performance award of $1,100,000 in connection with achievement of annualized benefits from Strategic Transformation and a 2011 IRC 162(m) objective of $322,619,000; for Ms. Abi-Karam, annual incentive of $284,365, CIU of $444,000; for Ms. O’Meara, annual incentive of $268,288, CIU of $240,500; for Mr. O’Hara,

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

annual incentive of $172,800, CIU of $44,733; for Mr. Martin, annual incentive of $832,000 and CIU of $1,757,500. The 2012 amounts in this column include payments that were deferred at the election of the named executive officers under the terms of the Pitney Bowes Deferred Incentive Savings Plan, as follows: annual incentive deferral by Mr. Monahan of $25,000 and annual incentive deferral by Ms. Abi-Karam of $20,000.

(5)

This column shows the change in the actuarial present value of the accumulated pension benefit applicable to all eligible employees during 2012, 2011 and 2010. Mr. Lautenbach, Ms. O’Meara and Mr. O’Hara do not participate in the qualified Pension Plan or the Pension Restoration Plan.

(6)

Amounts shown for 2012 include all other compensation received by the NEOs that is not reported elsewhere. For 2012, this includes the following: for Mr. Monahan, financial counseling, group term life insurance provided by the company, company match to Pitney Bowes 401(k) Plan made in 2012 and 2011 company contribution of $36,306 to Pitney Bowes 401(k) Restoration Plan credited in 2012; for Ms. Abi-Karam, company’s actual cost for spousal travel, financial counseling, group term life insurance provided by the company and company match to Pitney Bowes 401(k) Plan made in 2012; for Ms. O’Meara, company’s actual cost for spousal travel, financial counseling, group term life insurance provided by the company, company match to Pitney Bowes 401(k) Plan made in 2012, 2011 2% core contribution to Pitney Bowes 401(k) Plan credited in 2012 and 2011 company match and 2% core contribution to Pitney Bowes 401(k) Restoration Plan credited in 2012; for Mr. O’Hara, company’s actual cost for spousal travel, relocation cost of $44,000, group term life insurance provided by the company, company match to Pitney Bowes 401(k) Plan made in 2012, 2011 2% core contribution to Pitney Bowes 401(k) Plan credited in 2012 and 2011 company contribution to Pitney Bowes 401(k) Restoration Plan credited in 2012; and for Mr. Martin, company’s actual cost for spousal travel, financial counseling, group term life insurance provided by the company, executive physical, company match to Pitney Bowes 401(k) Plan made in 2012 and 2011 company contribution of $111,394 to Pitney Bowes 401(k) Restoration Plan credited in 2012. Mr. Lautenbach did not have other compensation in 2012.

(7)	For Ms. O’Meara, 2010 amount is amended to include a previously unreported $6,543 2% core contribution to Pitney Bowes 401(k) Restoration Plan.
(8)	The increase in total compensation for Ms. O’Meara from 2010 to 2011 was primarily due to this being her first CIU payout with Pitney Bowes.
(9)	94% of the increase in total compensation for Mr. Martin from 2010 to 2011 was primarily due to the change in pension value under the terms of the Pitney Bowes Pension Plans.

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

GRANTS OF PLAN-BASED AWARDS IN 2012

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum(1) ($)	Threshold (#)	Target (#)	Maximum (#)
Marc B. Lautenbach
(Premium-priced
Stock Options)(2)	12/3/2012								100,000	13.386	63,300
(Premium-priced
Stock Options)(3)	12/3/2012								200,000	15.132	101,800
(Premium-priced
Stock Options)(4)	12/3/2012								300,000	16.878	124,200

Michael Monahan
(Annual Incentive)(5)		34,704	462,720	4,000,000
(CIU)(6)		16,088	650,000	8,000,000
(Performance-
based MSUs)(7)	2/13/2012				9,073	18,146	36,292				325,000
(Performance-
based RSUs)(8)	2/13/2012					17,587					325,000

Leslie Abi-Karam
(Annual Incentive)(5)		33,324	444,320	4,000,000
(CIU)(6)		16,088	650,000	8,000,000
(Performance-
based MSUs)(7)	2/13/2012				9,073	18,146	36,292				325,000
(Performance-
based RSUs)(8)	2/13/2012					17,587					325,000

Vicki A. O’Meara
(Annual Incentive)(5)		31,440	419,200	4,000,000
(CIU)(6)		11,138	450,000	8,000,000
(Performance-
based MSUs)(7)	2/13/2012				6,282	12,563	25,126				225,000
(Performance-
based RSUs)(8)	2/13/2012					12,175					225,000

John E. O’Hara
(Annual Incentive)(5)		20,250	270,000	4,000,000
(CIU)(6)		7,425	300,000	8,000,000
(Performance-
based MSUs)(7)	2/13/2012				4,188	8,375	16,750				150,000
(Performance-
based RSUs)(8)	2/13/2012					8,117					150,000
(Performance-
based RSUs)(9)	4/9/2012					26,148					450,000

Murray D. Martin
(Annual Incentive)(5)		97,500	1,300,000	4,000,000
(CIU)(6)		64,969	2,625,000	8,000,000
(Performance-
based MSUs)(7)	2/13/2012				36,642	73,283	146,566				1,312,500
(Performance-
based RSUs)(8)	2/13/2012					71,023					1,312,500

(1)

The values shown in this column represent the maximum annual incentive and CIU payout for IRC 162(m) purposes. The committee sets a maximum payout at well below 162(m) maximums and more in line with threshold and target values for both the annual incentive and CIU awards.

(2)

These options have an exercise price equal to 115% of the closing price of the company’s common stock on the commencement of employment on December 3, 2012. Based on these terms the exercise price is $13.386. The Black-Scholes value for each option granted on December 3, 2012 grant date was $0.633, based on assumptions detailed in note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 25, 2013.

(3)

These options have an exercise price equal to 130% of the closing price of the company’s common stock on the first trading day on or following the commencement of employment on December 3, 2012. Based on these terms the exercise price is $15.132. The Black-Scholes value for each option granted on December 3, 2012 grant date was $0.509, based on assumptions detailed in note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 25, 2013.

(4)

These options have an exercise price equal to 145% of the closing price of the company’s common stock on the first trading day on or following the commencement of employment on December 3, 2012. Based on these terms the exercise price is $16.878. The Black-Scholes value for each option granted on December 3, 2012 grant date was $0.414, based on assumptions detailed in note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 25, 2013.

(5)

Values in this row represent estimated future payouts for the 2012 annual incentive award. The maximum annual incentive a named executive officer could receive under the KEIP is $4,000,000 and the Committee applies negative discretion to reduce the annual awards such that individual payments are in line with financial and strategic enterprise, business unit and/or individual performance.

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

(6)

Values in this row represent estimated future payouts for the 2012 – 2014 CIU cycle. The maximum long-term incentive a named executive officer could receive under the KEIP is $8,000,000 and the Committee applies negative discretion to reduce long-term awards such that payments are in line with financial enterprise performance. The target value of each CIU is $1.00.

(7)

Performance-based MSUs were granted based on the Monte-Carlo Simulation methodology value of $17.91. MSUs represent a right to Pitney Bowes stock, with the number of shares determined after a specified restriction period on the vesting date. The performance metric tied to income from continuing operations was met as of December 31, 2012, however, the awards remain subject to forfeiture over the remaining vesting period. See pages 56 and 57 in “Compensation Discussion and Analysis” for additional information on this performance award.

(8)

Performance-based RSUs were granted based on the actual closing price on the February 13, 2012 grant date of $18.48. A performance metric tied to income from continuing operations was met as of December 31, 2012, however, the awards remain subject to forfeiture over the remaining vesting period.

(9)

Performance-based RSUs granted to Mr. O’Hara were based on the actual closing price on the April 9, 2012 grant date of $17.21. This award is subject to achievement of the pre-determined performance metric tied to a 2013 income from continuing operations objective. This award has a three-year cliff vesting feature and vests in full on April 9, 2015 and remains subject to forfeiture during the vesting period.

Stock Awards
●

The “Stock Awards” column in the “Summary Compensation Table” represents the value of performance-based RSUs, MSUs and restricted stock awarded during 2012, 2011 and 2010 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance.

●

It is our policy that the number of stock awards to be granted is determined based on the market price of the stock on the date of grant. The 2007 Stock Plan, approved by stockholders on May 14, 2007, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant.

●

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in 2012” table show the range of estimated number of MSUs that can vest upon varying levels of performance during the three-year performance period and the estimated number of performance based RSUs that could have vested based on performance. For the performance based RSUs, a performance metric tied to income from continuing operations was met as of December 31, 2012, however the rewards remain subject to forfeiture over the remaining vesting period. See page 56 in “Compensation Discussion and Analysis” for additional information on this performance award.

Option Awards
●

The “Option Awards” column in the “Summary Compensation Table” represents the value of options awarded during 2012, 2011 and 2010 based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance; the “All Other Option Awards” column in the “Grants of Plan-Based Awards in 2012” table represents the number of stock options awarded to Mr. Lautenbach during 2012.

●

It is our policy that stock options are granted only at an exercise price equal to or greater than the market price of the stock on the date of grant with a ten-year exercise period. The 2007 Stock Plan, approved by stockholders on May 14, 2007, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant. In November 2012, the board approved, effective December 3, 2012, a onetime grant of premium-priced stock options, to be granted in connection with the commencement of employment for Mr. Lautenbach. See “Grants of Plan-Based Awards in 2012” table for details of Mr. Lautenbach’s stock option awards.

Non-Equity Incentive Plan Compensation
●

The values shown in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” include the annual incentive payments earned for 2012, 2011 and 2010, as well as the CIUs that were earned over the three-year periods ending December 31, 2012, December 31, 2011 and December 31, 2010. The 2011 amounts include 50% of the full values of the 2008 performance award which vested in February 2011.

●

The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in 2012” table show the range of estimated possible future payouts for the 2012 annual incentive payment at varying levels of performance. They also show the range of estimated possible future payouts of the CIUs granted for the 2012-2014 cycle at varying levels of performance.

Change in Pension Value and Non-qualified Deferred Compensation Earnings
● The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table” reflects the change in pension value for each of the years shown.
● The change in pension value reflects the aggregate change for both the Pension Plan and the Pitney Bowes Pension Restoration Plan.
● Since the deferred compensation plans are tied to the returns of the investments in the 401(k) Plan, there were no above-market deferred compensation earnings.

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

All Other Compensation
●

The “All Other Compensation” column in the “Summary Compensation Table” consists of other amounts earned or paid to each NEO. Many of the benefits described in this column are available to employees other than the NEOs.

Equity Awards

The next table is provided to present an overview of Pitney Bowes equity awards held as of December 31, 2012 by each NEO. It discloses compensation in the form of equity that has previously been awarded, remains outstanding, and is unexercised or unvested.

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table provides information on the current holdings of stock option and stock awards by the NEOs. This table includes unexercised or unvested option awards, unvested RSUs and unvested MSUs. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table(1). For additional information about the stock option and stock awards, see the description of equity incentive compensation in “Compensation Discussion and Analysis” beginning on page 55.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Marc B. Lautenbach	12/3/2012	0	100,000	13.3860	12/3/2022	0	—	—	—	—
	12/3/2012	0	200,000	15.1320	12/3/2022	0	—	—	—	—
	12/3/2012	0	300,000	16.8780	12/3/2022	0	—	—	—	—
Michael Monahan	2/10/2003	15,000	0	32.1000	2/9/2013	0	—	—	—	—
	2/9/2004	23,000	0	40.0800	2/8/2014	0	—	—	—	—
	2/14/2005	26,000	0	46.9300	2/13/2015	0	—	—	—	—
	2/13/2006	28,050	0	42.6200	2/12/2016	0	—	—	—	—
	2/12/2007	28,777	0	48.0300	2/11/2017	0	—	—	—	—
	2/11/2008	153,846	0	36.9600	2/10/2018	0	—	—	—	—
	2/9/2009	90,461	0	24.7500	2/8/2019	0	—	—	—	—
	2/9/2009	—	—	—	—	—	2,778	29,558	—	—
	2/8/2010	70,922	30,935	22.0900	2/7/2020	0	—	—	—	—
	2/8/2010	0	4,526	22.0900	2/7/2020	0	—	—	—	—
	2/8/2010	—	—	—	—	—	6,790	72,246	—	—
	2/14/2011	31,401	58,967	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	—	—	—	—	—	9,349	99,473	—	—
	2/13/2012	—	—	—	—	—	17,587	187,126	—	—
	2/13/2012	—	—	—	—	—	—	—	18,146	193,073
Leslie Abi-Karam	2/10/2003	4,418	0	32.1000	2/9/2013	0	—	—	—	—
	2/9/2004	18,000	0	40.0800	2/8/2014	0	—	—	—	—
	2/14/2005	25,000	0	46.9300	2/13/2015	0	—	—	—	—
	2/13/2006	28,050	0	42.6200	2/12/2016	0	—	—	—	—
	2/12/2007	28,777	0	48.0300	2/11/2017	0	—	—	—	—
	2/11/2008	153,846	0	36.9600	2/10/2018	0	—	—	—	—
	2/9/2009	90,461	0	24.7500	2/8/2019	0	—	—	—	—
	2/9/2009	—	—	—	—	—	2,778	29,558	—	—
	2/8/2010	70,922	30,935	22.0900	2/7/2020	0	—	—	—	—
	2/8/2010	0	4,526	22.0900	2/7/2020	0	—	—	—	—
	2/8/2010	—	—	—	—	—	6,790	72,246	—	—
	2/14/2011	31,401	58,967	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	—	—	—	—	—	9,349	99,473	—	—
	2/13/2012	—	—	—	—	—	17,587	187,126	—	—
	2/13/2012	—	—	—	—	—	—	—	18,146	193,073
Vicki A. O’Meara	8/27/2008	50,000	0	33.9100	8/27/2018	0	—	—	—	—
	2/9/2009	53,454	0	24.7500	2/8/2019	0	—	—	—	—
	2/9/2009	—	—	—	—	—	1,642	17,471	—	—
	11/9/2009	—	—	—	—	—	5,614	59,733	—	—
	2/8/2010	38,416	14,682	22.0900	2/7/2020	0	—	—	—	—
	2/8/2010	0	4,526	22.0900	2/7/2020	0	—	—	—	—
	2/8/2010	—	—	—	—	—	3,678	39,134	—	—
	11/8/2010	—	—	—	—	—	4,248	45,199	—	—
	2/14/2011	21,739	39,643	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	—	—	—	—	—	6,473	68,873	—	—
	2/13/2012	—	—	—	—	—	12,175	129,542	—	—
	2/13/2012	—	—	—	—	—	—	—	12,563	133,670

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John E. O’Hara	2/11/2008	8,077	0	36.9600	2/10/2018	0	—	—	—	—
	2/9/2009	8,635	0	24.7500	2/8/2019	0	—	—	—	—
	2/9/2009	—	—	—	—	—	266	2,830	—	—
	2/8/2010	7,145	3,573	22.0900	2/7/2020	0	—	—	—	—
	2/8/2010	—	—	—	—	—	684	7,278	—	—
	6/23/2010	—	—	—	—	—	15,645	166,463	—	—
	2/14/2011	3,835	7,670	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	4,015	8,031	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	—	—	—	—	—	2,338	24,876	—	—
	2/13/2012	—	—	—	—	—	8,117	86,365	—	—
	2/13/2012	—	—	—	—	—	—	—	8,375	89,110
	4/9/2012	—	—	—	—	—	26,148	278,215	—	—
Murray D. Martin	2/10/2003	75,000	0	32.1000	2/9/2013	0	—	—	—	—
	2/9/2004	75,000	0	40.0800	2/8/2014	0	—	—	—	—
	2/14/2005	100,000	0	46.9300	2/13/2015	0	—	—	—	—
	2/13/2006	119,215	0	42.6200	2/12/2016	0	—	—	—	—
	3/16/2007	324,149	0	45.4000	3/15/2017	0	—	—	—	—
	2/11/2008	600,000	0	36.9600	2/10/2018	0	—	—	—	—
	2/9/2009	390,625	0	24.7500	2/8/2019	0	—	—	—	—
	2/9/2009	—	—	—	—	—	11,995	127,627	—	—
	2/8/2010	280,733	135,840	22.0900	2/7/2020	0	—	—	—	—
	2/8/2010	0	4,526	22.0900	2/7/2020	0	—	—	—	—
	2/8/2010	—	—	—	—	—	26,878	285,982	—	—
	2/14/2011	114,734	225,634	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	—	—	—	—	—	34,162	363,484	—	—
	2/13/2012	—	—	—	—	—	71,023	755,685	—	—
	2/13/2012	—	—	—	—	—	—	—	73,283	779,731

(1)	Option and Stock Awards Vesting Schedule

Grant Date	Award Type	Name of Executive	Vesting Schedule
2/9/2009	RSU	Monahan, Abi-Karam, O’Meara, O’Hara, Martin	remaining 25% vests on February 5, 2013
11/9/2009	RSU	O’Meara	100% vests on February 5, 2013
2/8/2010	NQSO	Monahan, Abi-Karam, O’Meara, O’Hara, Martin	remaining 33% vests on February 5, 2013
2/8/2010	ISO	Monahan, Abi-Karam, O’Meara, O’Hara, Martin	100% vests on February 5, 2013
2/8/2010	RSU	Monahan, Abi-Karam, O’Meara, O’Hara, Martin	Four year vesting; 50% remains unvested; 25% vests on February 5, 2013 and February 4, 2014
6/23/2010	RSU	O’Hara	100% vests on June 23, 2013
11/8/2010	RSU	O’Meara	100% vests on February 4, 2014
2/14/2011	NQSO	Monahan, Abi-Karam, O’Meara, O’Hara, Martin	Three year vesting; 66% remains unvested; 33% vests on February 14, 2013 and February 14, 2014
2/14/2011	ISO	Monahan, Abi-Karam, O’Meara, O’Hara, Martin	100% vests on February 14, 2014
2/14/2011	RSU	Monahan, Abi-Karam, O’Meara, O’Hara, Martin	Four year vesting; 75% remains unvested; 25% vests on February 5, 2013, February 4, 2014 and February 3, 2015
2/13/2012	RSU	Monahan, Abi-Karam, O’Meara, O’Hara, Martin	Four year vesting; 100% remains unvested; 25% vests on February 5, 2013, February 4, 2014, February 3, 2015 and February 2, 2016
2/13/2012	MSU	Monahan, Abi-Karam, O’Meara, O’Hara, Martin	100% vests on February 3, 2015
4/9/2012	RSU	O’Hara	100% vests on April 9, 2015
12/3/2012	NQSO	Lautenbach	Four year vesting; 100% remains unvested; 25% vests on December 3, 2013, December 3, 2014, December 3, 2015 and December 3, 2016

(2)

This column represents the difference between the exercise price on the date of grant and the closing price of the company stock on December 31, 2012 for outstanding exercisable and unexercisable options which have not yet been realized.

(3)

These amounts were calculated based on the closing price of the company’s common stock of $10.64 per share on December 31, 2012. For MSUs, values were calculated using the target number of shares granted. The total number of MSUs that can vest is capped at 200% of the number of MSUs granted. A minimum number of shares, 50% of the award, will vest at the end of the three year performance period.

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

OPTION EXERCISES AND STOCK VESTED DURING 2012 FISCAL YEAR(1)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Michael Monahan	0	0	9,291	180,060
Leslie Abi-Karam	0	0	9,291	180,060
Vicki A. O’Meara	0	0	5,638	109,264
John E. O’Hara	0	0	1,564	30,310
Murray D. Martin	0	0	36,823	713,630

(1)	Mr. Lautenbach did not have any stock option exercises or stock vest during 2012.
(2)	Performance-based RSUs granted on February 11, 2008, February 9, 2009, February 8, 2010 and February 14, 2011 vested on February 7, 2012.
(3)	These values were determined based on the average of the high and low trading price on the February 7, 2012 vesting date of $19.38.

Pension Benefits

The following table provides information regarding pension payments to the NEOs. It includes data regarding the Pitney Bowes Pension Plan and the Pension Restoration Plan. The Pitney Bowes Pension Plan is a qualified defined benefit pension plan for U.S. employees. U.S. NEOs hired prior to January 1, 2005 are eligible to participate in the Pitney Bowes Pension Plan which is a broad-based tax-qualified plan under which employees generally are eligible to retire with unreduced benefits at age 65. U.S. NEOs who participate in the Pitney Bowes Pension Plan are also eligible to participate in the Pension Restoration Plan, a nonqualified deferred compensation plan, which provides eligible employees with compensation greater than the $250,000 limit for 2012 and those employees who defer portions of their compensation with benefits based on the same formula used under the qualified plan.

The Pension Restoration Plan is offered to approximately 230 of our current active employees to provide for retirement benefits above amounts available under the tax-qualified Pension Plan. Pitney Bowes does not as a hiring practice grant extra years of credited service under its pension plans. Payments under the nonqualified Pension Restoration Plan are paid from our general assets. These payments are substantially equal to the difference between the amount that would have been payable under our Pension Plan in the absence of IRS limits on compensation and benefits as applied to qualified plans, and the amount actually paid under our Pension Plan. The Pitney Bowes Pension Restoration Plan, which is a nonqualified deferred compensation plan, does not include special provisions, such as above-market interest rates.

All of the eligible NEOs are fully vested in their pension benefit.

On January 29, 2013 the board of directors approved, effective April 1, 2013, the freezing of all future pension plan benefit accruals for employees with fewer than sixteen years of benefit accrual service as of March 31, 2013. (See discussion under “Other Indirect Compensation – Retirement Compensation” on page 57 of this proxy statement).

The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2012, for the NEOs under the various Pitney Bowes pension plans determined based on years of service and covered earnings (as described below). The present value has been calculated based on benefits payable that would commence when the executive reaches age 65, and in an amount consistent with the assumptions as described in note 17 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 25, 2013.

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

PENSION BENEFITS AS OF DECEMBER 31, 2012(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Michael Monahan	Pitney Bowes Pension Plan	24.6	314,399
Michael Monahan	Pitney Bowes Pension Restoration Plan	24.6	1,124,297
Leslie Abi-Karam	Pitney Bowes Pension Plan	28.9	408,802
Leslie Abi-Karam	Pitney Bowes Pension Restoration Plan	28.9	1,403,636
Murray D. Martin(3)	Pitney Bowes Pension Plan	25.4	733,093
Murray D. Martin	Pitney Bowes Pension Restoration Plan	25.4	7,541,414

(1)

Mr. Lautenbach, Ms. O’Meara and Mr. O’Hara are omitted from this table since they are not pension plan participants. However, they are eligible for a 2% core contribution. See “Deferred Compensation” below.

(2)

Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan for each named officer are detailed in note 17 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012. These lump sum values are expressed as the greater of the Pension Equity Account and the Present Value of the Age 65 Accrued benefit using the 417(e)(3) mortality table. For Mr. Monahan and Ms. Abi-Karam, this assumes accruals to date and early retirement at age 55. Neither Mr. Monahan or Ms. Abi-Karam are currently eligible for early retirement.

(3)	Mr. Martin retired on February 6, 2013. If Mr. Martin were to have retired on December 31, 2012, the present value of the combined pension benefit payable would have been $8,274,507.

The material terms of the Pitney Bowes Pension Plan and Pension Restoration Plan are as follows:

●	Only U.S. employees hired prior to January 1, 2005 are eligible to participate.
●	Normal retirement age is 65 with at least three years of service, while early retirement is allowed at age 55 with at least ten years of service.
●	The vesting period is three years.
●

For purposes of determining pension benefits, “earnings” are defined as the average of the five highest consecutive calendar year pay amounts. Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, RSUs, MSUs, hiring bonuses, company contributions to benefits, and expense reimbursements.

●

The formula to determine benefits is based on age, years of service, and final average of the highest consecutive five-year earnings. Employees receive annual percentages of earnings based on their age plus service. The annual percentages range from 2% to 10% of final average earnings, plus 2% to 6% of such earnings in excess of the Social Security Wage Base. In addition, Pitney Bowes Pension Plan participants whose age plus service totaled more than 50 as of September 1, 1997 receive “transition credits” to make up for some of the differences between old and new retirement plan formulas. Two of our NEOs, Ms. Abi-Karam and Mr. Martin, are among those Pitney Bowes Pension Plan participants who are eligible to receive “transition credits.”

●

The maximum benefit accrual under the Pitney Bowes Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

●	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.
●	The distribution options under the Pitney Bowes Pension Restoration Plan are designed to comply with the requirements of Section 409A of the Code.
●	The company has not provided extra years of credited services to any of the NEOs.

Deferred Compensation

Information included in the table below includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan (a nonqualified deferred compensation plan) and the Pitney Bowes Deferred Incentive Savings Plan (a nonqualified deferred compensation plan where certain employees may defer their incentives and base salary). Eligibility for both of these plans is limited to U.S. employees. The Pitney Bowes 401(k) Restoration Plan and Deferred Incentive Savings Plan, which we refer to as the DISP, are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and no special or separate fund is established, or segregation of assets made, to assure payment. Participants do not own any interest in the assets of the company as a result of participating in the plans. The company reserves the right to fund a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

NONQUALIFIED DEFERRED COMPENSATION FOR 2012(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings/(Loss) in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
Michael Monahan
401(k) Restoration Plan	—	36,306	(26,434)	0	115,248
Deferred Incentive Savings Plan	0	—	114,541	0	960,208

Leslie Abi-Karam
401(k) Restoration Plan	—	0	5,071	0	99,622
Deferred Incentive Savings Plan	15,000	—	4,519	0	108,416
Vicki A. O’Meara
401(k) Restoration Plan	—	20,670	992	0	45,854
Deferred Incentive Savings Plan	0	—	0	0	0

John E. O’Hara
401(k) Restoration Plan	—	5,194	381	0	5,575
Deferred Incentive Savings Plan	0	—	0	0	0
Murray D. Martin
401(k) Restoration Plan	—	111,394	48,295	0	662,307
Deferred Incentive Savings Plan	125,000	—	138,334	0	1,510,501

(1)	Mr. Lautenbach is omitted from this table since he did not participate in the nonqualified deferred compensation plans in 2012.
(2)	Amounts in this column represent the portion of the 2011 annual incentives paid in 2012 deferred under the Deferred Incentive Savings Plan.
(3)

Amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2011 and credited under the 401(k) Restoration Plan in 2012. These amounts are also included in the All Other Compensation column of the Summary Compensation Table for each of the named executive officers listed above.

(4)	Amounts shown are the respective earnings in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. These earnings are not included in the Summary Compensation Table.
(5)

Amounts shown are the respective balances in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. The aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $79,471 for Mr. Monahan, $60,269 for Ms. Abi-Karam, $31,108 for Ms. O’Meara and $297,114 for Mr. Martin. The aggregate balance for the Deferred Incentive Savings Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $264,800 for Mr. Monahan, $102,000 for Ms. Abi-Karam and $765,000 for Mr. Martin.

The material terms of the Pitney Bowes 401(k) Restoration Plan are as follows:

●

The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain Internal Revenue Service limitations placed on tax-qualified 401(k) plans.

●

For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined as base salary, vacation, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, performance-based RSUs, severance, hiring bonuses, company contributions to benefits, and expense reimbursements. Participants need to contribute the allowable maximum to the 401(k) Plan to be eligible for the company match of up to 4% in the 401(k) Restoration Plan. In addition, employees hired after December 31, 2004 and not participating in the Pension Plan are eligible to receive a 2% company core contribution into the qualified 401(k) plan. To the extent of earnings in excess of the IRS limitation, the 2% core contribution is made into the 401(k) Restoration Plan.

●

On January 29, 2013, the board of directors approved, effective April 1, 2013 the eligibility of those employees who will no longer accrue benefits under the pension plan to participate in the 2% employer core contribution to the 401(k) plan. See discussion under “Other Indirect Compensation—Retirement Compensation” on page 57 of this proxy statement.

●	Employees must have one year of service to participate, and the vesting is the same as under the qualified 401(k) Plan. Except for Mr. Lautenbach, all NEOs are fully vested in their accounts.
●	Distributions payable in a lump-sum or installments may occur upon termination of employment and will follow guidelines under Section 409A of the Code.

The material terms of the Deferred Incentive Savings Plan (DISP) are as follows:

●	The DISP allows deferral of up to 100% of annual incentives and long-term cash incentives. Base salary deferral is permissible only for certain key employees.
●	Employees must be “highly-compensated employees” as defined in the DISP in order to participate in this plan.
●	Distributions from the DISP can occur for various reasons and will be in compliance with guidelines established under Section 409A of the Code:
● Termination/Death/Disability – a lump sum payment is made one month after termination including termination for disability and within 90 days after death

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

●	Retirement – payment is made in accordance with the payment election in effect for the account beginning after termination
●	Change of Control – payment is made in a lump sum in the event of a termination within two years following a change of control
●	Unforeseeable Emergency – plan permits withdrawals with appropriate verification
●	In-Service Payments – payments are made immediately after the deferral dates selected.

Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are comparable to those in the Pitney Bowes 401(k) Plan. These investment options provide participants with an opportunity to invest in a variety of publicly available bond funds, money market funds, equity funds and blended funds. Prior to January 1, 2011, participants also had the opportunity to invest in Pitney Bowes stock. Each employee notionally selects his or her investment options and can change these at any time by accessing his or her account on the internet. These investments are tracked in “phantom” accounts. All investment gains and losses in a participant’s account under the Pitney Bowes 401(k) Restoration Plan and the DISP are entirely based upon the notional investment selections made by the participant.

Potential Payments upon Termination or Change of Control

Other Post-Termination Payments

The tables below reflect the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2012, given the NEO’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date.

For purposes of valuing stock options in the “Post-Termination Payments” tables, we assume that upon a change of control, all vested outstanding stock options will be cashed out using the difference between the stock option exercise price and $10.64, the closing price of our common stock on December 31, 2012.

All payments are payable by the company in a lump-sum unless otherwise noted. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, our company’s stock price and the executive’s age.

In the event of termination of employment, the NEOs are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the NEOs will differ from those shown in the “Nonqualified Deferred Compensation for 2012” table on page 78. See the narrative accompanying that table for information on available types of distributions under the plans.

The benefits described in the tables below are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described in the tables below, as the committee determines appropriate or in the case of Messrs. Lautenbach and Martin, the independent board members.

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Estimated Post-Termination Payments and Benefits(1)

Name	Type of Payment or Benefit	Retirement Eligible ($)	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Marc B. Lautenbach	Severance	—	32,692 - 2,932,500	(3)	2,461,000	(4)	—		—
	Annual Incentive	—	—		0		—		—
	Stock Options Accelerated(5)	0	0		0		0		0
	Financial Counseling(6)	—	0 - 11,250		—		—		—
	Medical & other benefits(7)	—	—		89,000
	Total	0	32,692 - 2,943,750		2,550,000		—		—
Michael Monahan	Severance	—	22,246 - 1,561,680	(3)	1,590,689	(4)	—		—
	Annual Incentive	—	0 - 462,720	(8)	462,720	(9)	296,141	(10)	296,141	(10)
	CIUs	—
	2010 – 2012 cycle	—	0 - 444,000	(11)	444,000	(12)	444,000	(11)	444,000	(11)
	2011 – 2013 cycle	—	0 - 433,333	(13)	650,000	(12)	433,333	(13)	433,333	(13)
	2012 – 2014 cycle	—	0	(13)	650,000	(12)	216,667	(13)	216,667	(13)
	Stock Options Accelerated(5)	—	0		0		0		0
	Performance-based RSUs Accelerated(14)	—	0- 168,123		388,403		388,403		388,403
	Performance-based MSUs Accelerated(14)	—	0		193,073		193,073		193,073
	Incremental Pension Benefit	—	0 - 390,958(15)		219,009	(16)	—		—
	Financial Counseling(6)	—	0 - 11,250		—		—		—
	Medical & other benefits(7)	—	0		101,501		—		—
	Total	0	22,246 - 3,472,064		4,699,395		1,971,617		1,971,617
Leslie Abi-Karam	Severance	—	21,362 - 1,499,580	(3)	1,260,237	(4)	—		—
	Annual Incentive	—	0 - 444,320	(8)	444,320	(9)	284,365	(10)	284,365	(10)
	CIUs	—
	2010 – 2012 cycle	—	0 - 444,000	(11)	444,000	(12)	444,000	(11)	444,000	(11)
	2011 – 2013 cycle	—	0 - 433,333	(13)	650,000	(12)	433,333	(13)	433,333	(13)
	2012 – 2014 cycle	—	0	(13)	650,000	(12)	216,667	(13)	216,667	(13)
	Stock Options Accelerated(5)	—	0		0		0		0
	Performance-based RSUs Accelerated(14)	—	0 - 168,123		388,403		388,403		388,403
	Performance-based MSUs Accelerated(14)	—	0		193,073		193,073		193,073
	Performance Award Accelerated	—	0	(17)	1,100,000	(18)	870,833	(19)	870,833	(19)
	Incremental Pension Benefit	—	0 - 805,094	(15)	570,485	(16)	—		—
	Financial Counseling(6)	—	0 - 11,250		—		—		—
	Medical & other benefits(7)	—	0		100,913		—		—
	Total	0	21,362 - 3,805,700		5,801,431		2,830,674		2,830,674
Vicki A. O’Meara	Severance	—	20,154 - 1,414,800	(3)	2,554,260	(4)	—		—
	Annual Incentive	—	0 - 419,200	(8)	419,200	(9)	268,288	(10)	268,288	(10)
	CIUs	—
	2010 – 2012 cycle	—	0 - 240,500	(11)	240,500	(12)	240,500	(11)	240,500	(11)
	2011 – 2013 cycle	—	0 - 300,000	(13)	450,000	(12)	300,000	(13)	300,000	(13)
	2012 – 2014 cycle	—	0	(13)	450,000	(12)	150,000	(13)	150,000	(13)
	Stock Options Accelerated(5)	—	0		0		0		0
	Performance-based RSUs Accelerated(14)	—	0 - 207,448		359,951		359,951		359,951
	Performance-based MSUs Accelerated(14)	—	0		133,670		133,670		133,670
	Performance Award Accelerated	—	0	(17)	1,000,000	(18)	791,667	(19)	791,667	(19)
	Incremental Pension Benefit	—	—	(15)	—	(16)	—		—
	Financial Counseling(6)	—	0 - 11,250		—		—		—
	Medical & other benefits(7)	—	0		98,468		—		—
	Total	0	20,154 - 2,593,198		5,706,049		2,244,076		2,244,076
John E. O’Hara	Severance	—	17,308 - 1,080,000	(3)	1,463,594	(4)	—		—
	Annual Incentive	—	0 - 270,000	(8)	270,000	(9)	172,800	(10)	172,800	(10)
	CIUs	—
	2010 – 2012 cycle	—	44,733	(11)	44,733	(12)	44,733	(11)	44,733	(11)
	2011 – 2013 cycle	—	0 - 108,333	(13)	162,500	(12)	108,333	(13)	108,333	(13)
	2012 – 2014 cycle	—	0	(13)	300,000	(12)	100,000	(13)	100,000	(13)
	Stock Options Accelerated(5)	—	0		0		0		0
	Performance-based RSUs Accelerated(14)	—	0 - 193,159		566,027		566,027		566,027
	Performance-based MSUs Accelerated(14)	—	0		89,110		89,110		89,110
	Incremental Pension Benefit	—	—	(15)	—	(16)	—		—
	Financial Counseling(6)	—	0 - 11,250		—		—		—
	Medical & other benefits(7)	—	0		94,367		—		—
	Total	0	17,308 - 1,707,475		2,990,331		1,081,003		1,081,003

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Name	Type of Payment or Benefit	Retirement Eligible ($)		Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)
Murray D. Martin	Severance	—		38,462 - 3,450,000	(3)	5,850,718	(4)	—		—
	Annual Incentive	832,000	(10)	832,000	(20)	1,300,000	(9)	832,000	(10)	832,000	(10)
	CIUs
	2010 – 2012 cycle	1,757,500	(11)	1,757,500	(11)	1,757,500	(12)	1,757,500	(11)	1,757,500	(11)
	2011 – 2013 cycle	1,583,333	(13)	1,583,333	(13)	2,375,000	(12)	1,583,333	(13)	1,583,333	(13)
	2012 – 2014 cycle	875,000	(13)	875,000	(13)	2,625,000	(12)	875,000	(13)	875,000	(13)
	Stock Options Accelerated(5)	0		0		0		0		0
	Performance-based RSUs Accelerated(14)	777,092		777,092		1,532,777		1,532,777		1,532,777
	Performance-based MSUs Accelerated(14)	—		0		779,731		779,731		779,731
	Incremental Pension Benefit	—		0 - 1,450,105	(15)	720,770	(16)	—		—
	Financial Counseling(6)	—		0 - 11,250		—		—		—
	Medical & other benefits(7)	—		—		99,689		—		—
	Total	5,824,925		5,863,387 - 10,736,280		17,041,185		7,360,341		7,360,341

(1)	All data is shown assuming termination on December 31, 2012.
(2)

Ranges represent variance between the named executive officer’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 82 of this Proxy Statement.

(3)

If termination of employment falls within the terms of the Pitney Bowes Severance Pay Plan, Mr. Lautenbach, Mr. Monahan, Ms. Abi-Karam, Ms. O’Meara, Mr. O’Hara and Mr. Martin would receive a minimum of 2 weeks of base salary if they were terminated involuntarily and not for cause. Under our enhanced severance policy, the named executive officers could receive up to 78 weeks of base salary plus target bonus contingent upon signing a waiver and release.

(4)

In October 2012, Pitney Bowes’ Senior Executive Severance Plan was amended to eliminate excise tax gross-ups. Executives now receive a “best-net” approach. For Mr. Monahan, Ms. Abi-Karam, Ms. O’Meara, Mr. O’Hara and Mr. Martin this amount represents either the full value of the payment equal to three times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years, or the value of the payment that is capped at the 280G limit, depending on which provides the higher after-tax benefit. For Mr. Lautenbach, if during his first 18 months of employment, there is a change of control and he resigns for good reason within the subsequent two years, he will receive either the full value of the payment equal to 1.5 times the sum of his current annual salary and current target bonus, or the value of the payment that is capped at the 280G limit, depending on which provides the higher after-tax benefit.

(5)

In cases of retirement, options outstanding for at least one year will immediately vest and remain exercisable for the balance of the option term. In cases of involuntary not for cause termination, options outstanding for at least one year will continue to vest and remain exercisable for 24 months following termination of employment contingent upon signing a waiver and release. In cases of change of control, death and disability, all outstanding options will immediately vest and remain exercisable for the balance of the option term. All unvested stock options are currently underwater.

(6)	Amount shown is the value of the company’s cost to provide financial counseling through the severance period, which executive officers may receive for up to a maximum of 78 weeks.
(7)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.
(8)

A prorated annual incentive is paid at the lower of target or current bonus accrual as additional severance at termination contingent upon signing a waiver and release. If a waiver and release is not signed, no additional severance is paid.

(9)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.
(10)	A prorated annual incentive is paid at the actual amount earned for 2012 at the time of the normal distribution of annual incentives.
(11)

CIUs for 2010 – 2012 cycles are valued at $0.74 per unit based upon actual achievement of performance metrics for the 2010 – 2012 cycle. In the case of involuntary not for cause termination for Mr. Monahan, Ms. Abi-Karam, Ms. O’Meara, and Mr. O’Hara the payment of this amount is subject to signing a waiver and release. This amount was paid in February 2013 under the normal distribution of CIUs.

(12)

CIUs for 2010 – 2012 cycles are valued at $0.74 per unit and paid in February 2013 under the normal distribution of CIUs. CIUs for 2011 – 2013 and 2012 – 2014 cycles are valued at the targeted amount which is $1.00 per unit.

(13)

CIUs for 2011 – 2013 and 2012 – 2014 cycles are estimated at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle. However, payment is not made until the end of the performance period and will be paid based on actual results. For Mr. Monahan, Ms. Abi-Karam, Ms. O’Meara and Mr. O’Hara in the case of involuntary not for cause termination, no payments are made for the 2012 – 2014 CIU cycle since the award has been outstanding for less than one year and the 2011 – 2013 cycle payment is subject to signing a waiver and release.

(14)

In the case of involuntary not for cause termination for Mr. Monahan, Ms. Abi-Karam, Ms. O’Meara and Mr. O’Hara all performance-based RSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination contingent upon signing a waiver and release. Since Mr. Martin is eligible for retirement, all performance-based RSUs outstanding for at least one year at the date of termination will vest immediately. In the case of change of control with termination all performance-based MSUs vest immediately with shares for each outstanding cycle issued immediately at target. All restrictions on performance-based RSUs lapse immediately upon death, disability, or change of control with termination.

(15)

Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credits for the associated severance period. Mr. Lautenbach, Ms. O’Meara and Mr. O’Hara are not pension plan participants.

(16)

Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period. Mr. Lautenbach, Ms. O’Meara and Mr. O’Hara are not pension plan participants.

(17)	Outstanding 2011 performance award is forfeited upon involuntary not for cause termination.
(18)	Outstanding 2011 performance award is paid in full.
(19)	Outstanding 2011 performance award is prorated based on the date of death or disability.
(20)

Since Mr. Martin is retirement eligible, a prorated annual incentive is paid at the actual amount earned for 2012 at the time of the normal distribution of annual incentives. Upon signing a waiver and release, in lieu of a prorated annual incentive being paid at actual amount earned for 2012, a prorated annual incentive is paid to Mr. Martin at targeted amount of $1,300,000 as additional severance at termination.

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Explanation of Benefits Payable upon Various Termination Events

The benefits described below apply to the NEOs.

Resignation

A voluntary termination would not provide any compensation, benefits or special treatment under equity plans for any of the NEOs.

Early Retirement

The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service. Early retirement entitles NEOs to the following upon termination:

●	A prorated annual incentive award;
●	Prorated CIU payments at the end of each three-year cycle;
●	Stock option awards and RSUs that have been outstanding for at least one year will fully vest and stock options will remain exercisable for the duration of the term;
●	MSUs that have been outstanding for at least one year will fully vest with units converted into stock at the end of the three-year vesting period based on TSR.

The board of directors has the discretion to accelerate vesting of restricted stock that would otherwise be forfeited.

Normal Retirement

The U.S. Pitney Bowes Pension Plan provides that normal retirement is age 65 with at least 5 years of service. Mr. Martin is eligible for normal retirement at this time. Normal retirement entitles NEOs to the following:

●	A prorated annual incentive award;
●	Prorated CIU payments at the end of each three-year cycle;
●	Stock option awards and RSUs that have been outstanding for at least one year will fully vest and stock options will remain exercisable for the duration of the term;
●	MSUs that have been outstanding for at least one year will fully vest with units converted into stock at the end of the three-year vesting period based on TSR.

Involuntary/Not for Cause Termination

We maintain a severance pay plan that provides for the payment of severance to full-time employees based in the United States whose employment is terminated under certain business circumstances (other than a change of control). The Pitney Bowes Severance Pay Plan provides a continuation of compensation upon involuntary termination by the company without cause (defined as willful failure to perform duties or engaging in illegal conduct or gross misconduct harmful to the company) as summarized below. In addition, in order to obtain an appropriate waiver and release from the employee, we may offer enhanced severance payments. Where an employee is involuntarily terminated after becoming eligible for early retirement, the employee is eligible for benefits afforded early retirees or involuntarily terminated employees, whichever is greater.

Severance Pay Plan

The Severance Pay Plan provides for one week of salary continuation benefits per year of service. Salary continuation benefits in excess of two weeks of salary require a signed agreement containing a waiver and release. There is a two week minimum benefit under the severance pay plan.

Conditional Severance

We may offer additional severance to employees, including NEOs, upon termination of employment, conditioned upon signing a waiver and release. Additional severance could include the following payments:

●	Severance pay is based on years of service and level within the company. All NEOs are eligible for 78 weeks of pay including current base salary plus current target annual incentive.
●	A prorated annual incentive award to the date of termination of employment;
●	CIUs outstanding for one year from the date of grant are prorated and payments are calculated and paid at the end of each three-year cycle;
●	For NEOs, stock options, RSUs and MSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination and will expire at the end of this period;

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

●	The board of directors has the discretion to accelerate vesting of restricted stock and RSUs that would otherwise be forfeited;
●	Pension benefit calculation includes service credit and earnings during the severance period;
●	Financial counseling through the severance period; and
●	Outplacement services.

Termination for Cause

Termination for cause would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the NEOs.

Death

The NEO’s beneficiary would be entitled to the following upon the executive’s death:

●	A prorated annual incentive award;
●	Prorated CIU payments calculated through the date of death at the end of each three-year cycle;
●	All stock options will vest upon death. The NEO’s beneficiary can exercise stock options during the remaining term of the grant;
●	Restrictions on outstanding shares of restricted stock and RSUs will be removed;
●	MSUs will fully vest with units converted into stock at the end of the three-year vesting period based on TSR; and
●	For Ms. Abi-Karam and Ms. O’Meara, a prorated 2010 Cash Performance Award.

Disability

Disability vesting occurs after the completion of two years of long-term disability or on the date of termination of employment due to disability, whichever is earlier. The NEOs would be entitled to the following upon termination for disability:

●	A prorated annual incentive award;
●	Prorated CIU payments at the end of each three-year cycle;
●	All stock options and RSUs will vest upon disability vesting date. Stock options can be exercised during the remaining term of the grant;
●	Restrictions on outstanding shares of restricted stock and RSUs will be removed;
●	MSUs will fully vest with units converted into stock at the end of the three-year vesting period based on TSR; and
●	For Ms. Abi-Karam and Ms. O’Meara, a prorated 2010 Cash Performance Award.

Change of Control Arrangements

Set forth below is a summary of our change of control arrangements. Under our change of control arrangements, a “Change of Control” is defined as:

●

The board of directors approved a change in the definition of Change of Control dealing with the acquisition of company shares. Under the new definition, a Change of Control would occur if there is an acquisition of 30% (previously 20%) or more of our common stock or 30% (previously 20%) or more of the combined voting power of our voting securities by an individual, entity or group;

●	the replacement of a majority of the board of directors other than by approval of the incumbent board;
●	the consummation of a reorganization, merger, or consolidation where greater than 50% of our common stock and voting power changes hands; or
●	the approval by stockholders of the liquidation or dissolution of the company.

In October 2012, the board of directors amended the Pitney Bowes’ Senior Executive Severance Plan to eliminate excise tax gross-ups. Upon a termination from employment without cause or for good reason (defined as a diminution in position, authority, duties, responsibilities, earnings or benefits, or relocation) within two years of a change of control each of the NEOs receive a “best net” approach as it relates to the following:

●

Either (i) the full value of the payment equal to three times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years, or (ii) the value of the payment that is capped at the 280G limit, depending on which provides the higher after-tax benefit.

●

During the first 18 months of employment, Mr. Lautenbach is entitled to one and one-half times current base salary and target bonus. Bonus will be payable in a lump sum. After 18 months of employment, upon a

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

“Change of Control” or resignation for “Good Reason” within two years subsequent to a “Change in Control” Mr. Lautenbach would receive two times current base salary and current target bonus. Bonus will be payable in a lump sum.

●

Effective February 11, 2013, the severance benefits payable to all NEOs (other than Mr. Lautenbach whose benefit is described above) upon a change of control were reduced to two times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years.

●	A prorated annual incentive award based on the participant’s current annual incentive target;
●	CIU payments based on the total of the outstanding grants for each of the open cycles paid at target value at the end of the cycle, or upon termination, if earlier;
●	All stock options, restricted stock, RSUs and MSUs granted under the 2007 Plan will vest upon the employee’s termination and stock options can be exercised during their remaining term;
●	For Ms. Abi-Karam and Ms. O’Meara, the 2010 Cash Performance Award would be paid in full upon termination prior to the vesting date;
●	Only age and service credits are included in the pension calculation for the associated severance period;
●

Health and welfare benefits for the executive and his or her dependents for a three-year period. Effective February 11, 2013, health and welfare benefits for the executive and his or her dependents will be provided for a two-year period; and

●	Outplacement services.

Internal Revenue Code Section 409A

Our benefits arrangements are intended to comply with Section 409A of the Code. In that regard, “Key Employees” as defined in Sections 409A and 416 of the Code may have certain payments delayed until six months after termination of employment.

Additional Information

Solicitation of Proxies

In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and $2.12 convertible preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Morrow & Co., LLC to aid in the solicitation of proxies.

The anticipated fee of such firm is $10,000 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Amy C. Corn
Corporate Secretary

ANNEX A

PITNEY BOWES INC. 2013 STOCK PLAN

Section 1. Purpose.

The purposes of the Pitney Bowes Inc. 2013 Stock Plan, effective as of May 1, 2013, (the “Plan”) are to align the interests of key employees of the Company and its Affiliates with the interests of Pitney Bowes shareholders, to make available to key employees, certain compensatory arrangements related to the growth in value of the common stock of the Company so as to generate an increased incentive to contribute to the Company’s future financial success and prosperity and to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals whose efforts can affect the financial growth and profitability of the Company.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)

“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee. Aggregation rules set forth in Code Sections 409A and 414(b) and (c) will be used in determining Affiliate status, except that a 50% test, instead of an 80% test, shall be used to determine controlled group status, to the extent not inconsistent with rules of Code Section 409A.

(b)	“Award” shall mean any Option, Restricted Stock, Stock Unit, Dividend Equivalent, Stock Appreciation Right, Other Stock-Based Award, Performance Award or Substitute Award, granted under the Plan.

(c)

“Award Agreement” shall mean any written agreement, contract, or other instrument or document (including electronic communication) specifying the terms and conditions of an Award granted under the Plan, as may from time to time be approved by the Company, to evidence an Award granted under the Plan.

(d)	“Board of Directors” shall mean the Board of Directors of the Company as it may be composed from time to time.

(e)	“Change of Control” shall be deemed to have occurred for purposes of this Plan, if:

(i)

there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii)

individuals who, as of the Effective Date, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by Pitney Bowes’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

(iii)

there occurs either (A) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger, consolidation or sale or other disposition do not, following such reorganization, merger, consolidation or sale or other disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation, or sale or other disposition or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation or dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor code thereto.

(g)

“Committee” shall mean the Executive Compensation Committee comprised solely of independent directors or any other committee designated by the Board of Directors comprised solely of independent directors to administer the Plan pursuant to Section 3. The Board of Directors and the Committee shall each have the authority to delegate its duties under the Plan to the fullest extent permitted by Delaware law. The Committee may delegate certain administrative tasks under Section 3 to the Employee Benefits Committee.

(h)	“Company” shall mean Pitney Bowes Inc. or any successor thereto.

(i)

“Covered Award” means an Award, other than an Option, Stock Appreciation Right or other Award with an exercise price per Share not less than the Fair Market Value of a Share on the date of grant of such Award, to a Covered Employee, if it is designated as such by the Committee at the time it is granted. Covered Awards are subject to the provisions of Section 15 of this Plan.

(j)

“Covered Employee” means any Participant who is, or who the Committee has determined may be at the time taxable income is realized with respect to an Award, a “covered employee” within the meaning of Section 162(m).

(k)

“Disability” shall have the meaning established by the Committee or, in the absence of Committee determination, shall mean a Participant who is “disabled” for two years under the provisions and procedures of the Pitney Bowes Long Term Disability (LTD) Plan, irrespective of whether the Participant is eligible to receive benefits under the LTD Plan, or a Participant entitled to receive benefits for two years under state worker’s compensation laws.

(l)

“Dividend Equivalent” shall mean an amount payable in cash, as determined by the Committee under Section 7(c) of the Plan, with respect to a Restricted Stock or Stock Unit award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(m)

“Dividend Equivalent Shares” shall be Shares issued pursuant to the deemed reinvestment of dividends under Restricted Stock, Stock Units or other Awards, provided that such Shares shall be subject to the same vesting, risk of forfeiture, deferral or other conditions or restrictions as apply to the Restricted Stock, Stock Units or other Awards as to which they accrue, and to such further conditions or restrictions as the Committee may determine.

(n)	“Employee” shall mean any employee of the Company or of any Affiliate.

(o)

“Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of a Share of Company common stock on the date of grant shall be the closing price of a Share of the Company’s common stock on the date of grant as reported in the New York Stock Exchange Composite Transactions Table published in the Wall Street Journal. If the New York Stock Exchange (NYSE) is closed on the date of grant, then Fair Market Value shall be the closing price on the first trading day of the NYSE immediately following the grant date.

(p)	“Incentive Stock Option” or “ISO” shall mean an Option that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(q)	“Non-Qualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

(r)

“Option” or “Stock Option” shall mean the right, granted under Section 7(a) of the Plan, to purchase a number of shares of Common Stock at such exercise price, at such times and on such terms and conditions as are specified by the Committee. An Option may be granted as an ISO or a Non-Qualified Stock Option.

(s)	“Other Stock-Based Award” shall mean any Award granted under Section 7(d) of the Plan.

(t)	“Participant” shall mean an Employee who is granted an Award under the Plan.

(u)	“Performance Award” shall mean any Award granted hereunder that complies with Section 6(d) of the Plan.

(v)

“Performance Goals” means any Qualifying Performance Criteria or such other performance goals based on such corporate (including any subsidiary, division, department or unit), individual or other performance measure as the Committee may from time to time establish.

(w)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(x)	“Prior Plan” shall mean the Pitney Bowes Stock Plan, as amended and restated as of January 1, 2002 or the Pitney Bowes Inc. 2007 Stock Plan as amended through February 2010.

(y)

“Qualifying Performance Criteria” means one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary, division or department, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group, in each case established by the Committee: (i) achievement of cost control, (ii) adjusted earnings per share, (iii) adjusted free cash flow, (iv) earnings before interest and taxes (EBIT), (v) earnings before interest, taxes, depreciation and amortization (EBITDA), (vi) earnings per share, (vii) economic value added, (viii) free cash flow, (ix) gross profit, (x) growth of book or market value of capital stock, (xi) income from continuing operations, (xii) net income, (xiii) operating income, (xiv) operating profit, (xv) organic revenue growth, (xvi) return on investment, (xvii) return on operating assets, (xviii) return on stockholder equity, (xix) revenues, (xx) stock price, (xxi) total earnings, or (xxii) total stockholder return. Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m).

(z)

“Released Securities” shall mean Shares issued or issuable under any Restricted Stock, Stock Unit or other Award as to which all conditions for the vesting and issuance of such Shares have expired, lapsed, or been waived.

(aa)

“Restricted Stock” shall mean any Share granted under Section 7(b) of the Plan where the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(bb)

“Retirement” shall mean a Participant who has terminated employment on or after attainment of age 55 with at least 10 years of service with the Company or Affiliate. In certain jurisdictions outside the United States, as noted in the Award Agreement, “Retirement” shall mean eligibility to retire under the local pension plan or state retirement program with at least 10 years of service with the Company or Affiliate. In determining Retirement, the Committee may in its discretion use similar rules as used under the Company’s pension plans where available and helpful.

(cc)	“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended, or any successor rule and the regulation thereto.

(dd)

“Section 13G Institutional Investor” means any individual, entity or group who or that is entitled to file, and files, a statement on Schedule 13G (or any comparable or successor report) pursuant to Rule 13d-1(b)(1) under the Exchange Act, as in effect on the Effective Date, with respect to the Shares that are beneficially owned by such individual, entity or group; provided, however, that an individual, entity or group who or that was a Section 13G Institutional Investor shall no longer be a Section 13G Institutional Investor from and after the time that it first becomes subject to an obligation to file (regardless of the due date of such filing) a statement on Schedule 13D (or any comparable or successor report) pursuant to Rule 13d-1(a), Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g) under the Exchange Act, as in effect on the Effective Date, with respect to the Shares that are beneficially owned by such individual, entity or group, together with all Affiliates of such individual, entity or group.

(ee)	“Section 162(m)” means Section 162(m) of the Code or any successor thereto, and the Treasury Regulations thereunder.

(ff)

“Share” or “Shares” shall mean share(s) of the common stock of the Company, $1 par value, and such other securities or property as may become the subject of Awards pursuant to the adjustment provisions of Section 4(c).

(gg)

“Stock Appreciation Rights” or “SARs” shall mean a right granted under Section 7(a) of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (A) the Fair Market Value of a specified number of Shares at the time of exercise over (B) the exercise price of the right, as established pursuant to Section 7(a)(i).

(hh)

“Stock Unit” means an award denominated in units of common stock under which the issuance of shares of common stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(ii)

“Substitute Award” shall mean an Award granted in assumption of, or in substitution or exchange for, an outstanding Award previously granted by a company acquired by the Company or with which the Company combines.

(jj)	“Termination of Employment” on Account of a Change of Control shall mean as follows:

(i)

Upon or within two years after a Change of Control, either (A) a termination of a Participant’s employment by the Company other than as a result of (1) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or (2) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or (B) a termination of employment by the Participant for any one of the following Good Reasons (each of which constituting a “Good Reason”), subject to Section 2(jj)(iii) below:

1.

The assignment following a Change of Control to a Participant of any duties inconsistent in any respect with the Participant’s position, authority, duties and responsibilities as existed on the day immediately prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

2.

Any failure by the Company following a Change of Control to continue to provide the Participant with annual salary, employee benefits, or other compensation equal to or greater than that to which such Participant was entitled immediately prior to the occurrence of the Change of Control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

3.

Any failure by the Company following a Change of Control to continue to provide the Participant with the opportunity to earn either cash-based or stock-based incentive compensation on a basis at least equal to that provided to the Participant prior to the occurrence of the Change of Control, taking into account the level of compensation that can be earned and the relative difficulty of any associated performance goals;

4.

The Company’s requiring the Participant, after a Change of Control, to be based, at any office or location more than 35 miles farther from the Participant’s place of residence than the office or location at which the Participant is employed immediately prior to the occurrence of the Change of Control or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately before the Change of Control;

5.

Any failure by the Company, after a Change of Control, to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) who acquired all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any good faith determination made by a Participant that a Good Reason described in subparagraphs 1 through 5 has occurred shall be conclusive, subject to Section 2(jj)(iii) below.

(ii)

Any termination by the Company or by the Participant for reasons described above shall be communicated by a Notice of Termination to the other party. Any Notice of Termination shall be by written instrument which (A) indicates the specific termination provision above relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (C) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall not be more than 15 days after the giving of such notice). The failure by any Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of entitlement to terminate under subparagraphs (1) through (5) above shall not be deemed to be a waiver of any right of such Participant or preclude such Participant from asserting such fact or circumstance in enforcing his rights.

(iii)

Notwithstanding the foregoing, a Termination of Employment for Good Reason shall not occur if, within 30 days after the date the Participant gives a Notice of Termination to the Company after a Change of Control, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Reason and as set forth in the Participant’s Notice of Termination. If the Company does not correct the action or failure to act, the Participant must terminate his or her employment for Good Reason within 60 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

Section 3. Administration.

(a)

Committee. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”) or cause an Award designated as a Covered Award not to qualify for treatment as performance-based compensation under Section 162(m), unless the Board of Directors expressly determines not to obtain compliance with the provisions of Section 16(b) or Section 162(m), as applicable. To the extent that any permitted action taken by the Board of Directors conflicts with action taken by the Committee, the Board of Directors’ action shall control. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

	(i)	designate Participants;

	(ii)	determine the type or types of Awards to be granted to each Participant under the Plan;

	(iii)	determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;

	(iv)	determine the terms and conditions of any Award;

(v)

determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or to what extent, and under what circumstances Awards may be canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(vi)

determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

	(vii)	interpret and administer the Plan and any instrument or agreement relating to the Plan, or any Award made under the Plan, including any Award Agreement;

(viii)

correct any defect or error, supply any omission, or reconcile any inconsistency in the administration of the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award;

	(ix)	establish, amend, suspend, rescind or reconcile such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(x)

determine the extent to which adjustments are required as a result of a merger, acquisition, consolidation, Change of Control, reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend distribution of securities, property, cash or any other event or transaction affecting the number or kind of outstanding Shares or equity; and

	(xi)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)

Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award, or any Award Agreement, shall be within the sole discretion of the Committee or the Board as the case may be, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any Employee.

(c)

Delegation. The Board or the Committee may, from time to time, authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority and any such Award shall be subject to the form of Award Agreement theretofore approved by the Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Board or the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Section 4. Shares Available for Awards.

(a)

Maximum Shares Available. The maximum number of Shares that may be issued to Participants pursuant to Awards under the Plan shall be 19,000,000 Shares plus any Shares subject to outstanding Awards under the Prior Plan as of April 30, 2013 that on or after such date cease for any reason to be subject to such Awards (other than by reason of exercise or settlement of the Awards to the extent they are exercised for or settled in vested and nonforfeitable Shares) (collectively, the “Plan Maximum”), subject to adjustment as provided in Section 4(c) below. Only 11,500,000 Shares may be issued for Awards that are not Options or Stock Appreciation Rights. Pursuant to any Awards, the Company may in its discretion issue treasury Shares, authorized but previously unissued Shares or Shares purchased in the open market or otherwise pursuant to Awards hereunder. For the purpose of accounting for Shares available for Awards under the Plan, the following shall apply:

(i)

Only Shares relating to Awards actually issued or granted hereunder shall be counted against the Plan Maximum. Shares corresponding to Awards that by their terms expired, or that are forfeited, canceled or surrendered to the Company without consideration paid therefore and Shares subject to Awards, that are settled in cash shall not be counted against the Plan Maximum.

(ii)

Shares that are forfeited by a Participant after issuance, or that are reacquired by the Company after issuance without consideration paid therefore, shall be deemed to have never been issued under the Plan and accordingly shall not be counted against the Plan Maximum.

	(iii)	Dividend Equivalent Shares shall be counted against the Plan Maximum, and clauses (i) and (ii) of this Section shall not apply to such Awards.

(iv)

Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (A) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (B) Shares delivered to or withheld by the Company to pay the exercise price of an Option or the withholding taxes related to an Option or Stock Appreciation Right, or (C) Shares repurchased on the open market with the proceeds of an Option exercise.

(b)

Code Limitations. Subject to adjustment as provided in Section 4(c) below, the maximum number of Shares for which ISOs may be granted under the Plan shall not exceed the Plan Maximum as defined in Section 4(a) above, and the maximum number of Shares that may be the subject of Awards made to a single Participant in any one calendar year shall not exceed 1,200,000 not counting tandem SARs, which number is subject to adjustments as described in subsection (c) below to the extent the adjustment will not affect the status of such award as a performance-based compensation award under Code Section 162(m).

(c)

Adjustments to Avoid Dilution. Notwithstanding paragraphs (a) and (b) above, in the event of a stock dividend, extraordinary cash dividend, split-up or combination of Shares, merger, consolidation, reorganization, recapitalization, spin-off or other change in the corporate structure or capitalization affecting the outstanding common stock of the Company, the Committee shall make equitable adjustments to (i) the number or kind of Shares subject to the Plan Maximum that remain subject to outstanding Awards or available for issuance under the Plan, subject to the Plan Maximum as adjusted pursuant to Section 4, (ii) the number and type of Shares subject to the limitations set forth in Section 4(b), (iii) the number and type of Shares subject to outstanding Awards, and (iv) the grant, purchase, or exercise price with respect to any Award. Such adjustment may include provision for cash payment to the holder of an outstanding Award. Any adjustment to the limitations set forth in Section 4(b) shall be made in such manner as to preserve the ability to grant ISOs and Awards that qualify for deductibility under Section 162(m) and any other such adjustment may be designed to comply with applicable provisions of the Code, including without limitation Section 409A, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or may be designed to increase the number of such Shares available under the Plan and subject to Awards to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s security holders in connection with such event or transaction. The determination of the Committee as to the adjustments or payments, if any, to be made shall be conclusive.

(d)

Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any subsidiary of the Company (“Subsidiary”), or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Company or Subsidiary before such acquisition or combination.

Section 5. Eligibility.

Employees Eligible. An Employee of the Company or of any Affiliate shall be eligible to be a Participant as designated by the Committee.

Section 6. Awards.

(a)

Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to an eligible Employee designated to be a Participant in the Plan as determined by the Committee. Awards may be granted for no cash consideration, or for such minimal cash consideration as the Committee may specify, or as may be required by applicable law. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or, subject to Section 4, in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. The Participant shall be deemed to accept the Awards and the terms of the Awards unless the Participant affirmatively waives acceptance of the Award. If the Participant does not agree to all terms of the Award, the Award is deemed null and void.

(b)

Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify at or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s separation from service not on account of a Change of Control. Termination from Employment on account of a Change of Control is defined in Section 2.

(c)

Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 8 or as the Committee otherwise provides.

(d)

Performance Awards. Subject to the other terms of this Plan, the Committee may condition the grant, retention, issuance, payment, release, vesting or exercisability of any Award, in whole or in part, upon the achievement of such performance criteria during a specified performance period(s). The performance criteria may include Qualifying Performance Criteria or other standards of financial performance and/or personal performance. The Committee shall determine in a timely manner after the performance period ends whether all or part of the conditions to payment of a Performance Award have been fulfilled and, if so, the amount, if any, of the payment to which the Participant is entitled.

(e)

Forms of Payment of Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments. Notwithstanding the foregoing, unless the Committee expressly provides otherwise, with specific reference to this provision, the payment terms for any Award shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

(f)

Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. Unrestricted certificates representing Shares, evidenced in such manner as the Committee shall deem appropriate, which may include recording Shares on the stock records of the Company or by crediting Shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company, shall be delivered to the holder of Restricted Stock, Stock Units or any other relevant Award after such restricted Shares shall become Released Securities, subject to any delay in order to provide the Company such time as it determined appropriate to address tax withholding and other administrative matters.

(g)	Limits on Transfer of Awards. Awards made under this Plan shall be subject to the following limitations on transferability:

(i)

Unless determined otherwise by the Committee, no Award and no right under any such Award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution (or, in the case of Awards that are forfeited or canceled, to the Company). No Award and no right under any such Award shall be the subject of short term speculative trading in Company securities, including hedging, short sales, “put” or “call” options, swaps, collars or any other derivative transactions. No Award and no right under any such Award can be transferred for value or consideration. Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company or Affiliate. If the Committee so indicates in writing to a Participant, he or she may designate one or more beneficiaries who may exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

	(ii)	Exceptions:

(A)

Gift Transfers. Notwithstanding Section 6(g)(i) above, the Committee may permit, subject to establishment of appropriate administrative procedures, a Participant to transfer by gift an unexercised Stock Option or SAR and/or other unvested or unearned Awards, provided that the following conditions are met:

			(1)	The donees of the gift transfer are limited to Family Members and Family Entities.

			(2)	The Award is not further transferable by gift or otherwise by such Family Member or Family Entity.

			(3)	All rights appurtenant to the Award, including any exercise rights, are irrevocably and unconditionally assigned to the donee.

			(4)	Transfers under this Section 6(g) must meet all of the requirements under applicable provisions of the Code to be considered “gift” transfers.

(5)

The donor and the donee have executed such form of agreement as the Committee may require pursuant to which each agree to be subject to such terms and conditions with respect to the transferred Award as the Committee may specify.

			(6)	The Employee has met any stock holding requirement imposed on such Employee by the Company, unless the requirement is waived by the Company.

(7)

Except to the extent specified otherwise in the agreement, the Committee provides for the Participant and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Participant’s continued employment or service shall continue to be determined with reference to the Participant’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 6(g), and the responsibility to pay any taxes in connection with an Award shall remain with the Participant, notwithstanding any transfer other than by will or intestate succession.

			(8)	For purposes of the Plan, the following definitions shall apply:

(i)

Family Member means the Participant’s natural or adopted child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, nephew, niece and any person sharing the Participant’s household (other than a tenant or employee); and

(ii)

Family Entity means any trust in which the Participant has more than a 50% beneficial interest and any entity in which the Participant and/or a Family Member owns more than 50% of the voting interests.

(B)

Estate Transfers. In the case of death, Awards made hereunder may be transferred to the executor or personal representative of the Participant’s estate or the Participant’s heirs by will or the laws of descent and distribution.

(h)

Registration. Any Shares granted under the Plan may be evidenced in such manner, as the Committee may deem appropriate, including without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

Section 7. Type of Awards.

(a)

Options and Stock Appreciation Rights.The Committee is hereby authorized to grant Options and Stock Appreciation Rights to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)

Exercise Price. The exercise price per Share under an Option shall be determined by the Committee; provided, however, that except in the case of Substitute Awards, no Option or Stock Appreciation Right granted hereunder may have an exercise price of less than 100% of Fair Market Value of a Share on the date of grant.

(ii)

Times and Method of Exercise. The Committee shall determine the time or times at which an Option or Stock Appreciation Right may be exercised in whole or in part; in no event, however, shall the period for exercising an Option or a Stock Appreciation Right extend more than 10 years from the date of grant. The Committee shall also determine the method or methods by which Options and/or Stock Appreciation Rights may be exercised, and the form or forms (including without limitation, cash, Shares previously acquired and Shares otherwise issuable under the Option, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price of an Option may be made or deemed to have been made. The Committee may also allow cash and cashless exercise of an Option through a registered broker.

(iii)

Incentive Stock Options. Notwithstanding anything to the contrary in this Section 7(a), in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (A) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Incentive Stock Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (B) “termination of employment” will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding anything in this Section 7(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and instead will be deemed to be Non-Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).

(iv)

Stock Appreciation Rights (SARs). Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under this Section 7(a). Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in this Section 7 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Stock Appreciation Rights may be settled in cash or stock at the discretion of the Committee.

(v)

No Repricing and Reload Without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 4(c) of the Plan), the Company shall not, without stockholder approval, (i) reduce the exercise price of an Option or Stock Appreciation Right, (ii) exchange an Option or Stock Appreciation Right with an exercise price in excess of Fair Market Value for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise price or (iii) otherwise reprice any Option or Stock Appreciation Right. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option (No Reload).

(b)

Restricted Stock and Stock Units. Subject to Section 4 hereof, the Committee is authorized to grant Awards of Restricted Stock and/or Stock Units to Participants with the following terms and conditions:

Restrictions. Restricted Stock and Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants selected by the Committee. Restricted Stock is an Award or issuance of Shares of common stock the grant, issuance, retention, vesting and/or transferability of which is subject to such conditions (including, without limitation, continued employment over a specified period or the attainment of specified performance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 15) and terms as the Committee deems appropriate, which conditions may lapse separately or concurrently at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Stock Units are Awards denominated in units of common stock under which the issuance of Shares of common stock is subject to such conditions (including, without limitation, continued employment over a specified period or the attainment of specified performance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 15)) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Stock Units shall be evidenced by an Award Agreement. A Stock Unit may be settled in cash or Shares as the Committee may determine from time to time.

(c)

Dividend Equivalents. The Committee may (either alone or as a component of any other Award granted under the Plan) grant to Participants Dividend Equivalents under which the holders thereof shall be entitled to receive payments equivalent to dividends with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts shall be deemed to have been reinvested in Dividend Equivalent Shares or otherwise reinvested. Dividend equivalents may not be (i) granted in conjunction with options or SARs or (ii) paid to a Participant on any unearned performance shares until the performance criteria has been met.

(d)

Other Stock-Based Awards.The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares (including without limitation securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan.

(i)

If applicable, Shares or other securities delivered pursuant to a purchase right granted under this Section 7(d) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including without limitation cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee shall determine.

(ii)

In granting any Other Stock-Based Award pursuant to this Section 7(d), the Committee shall also determine what effect the termination of employment of the Participant holding such Award shall have on the rights of the Participant pursuant to the Award.

Section 8. Vesting and Exercising.

(a)

General. Subject to Plan terms, the Award Agreement shall designate the terms under which the Award vests and/or is exercisable according to terms and conditions authorized by the Committee. Unless the Board provides otherwise, vesting of stock option and SAR awards shall be pro rata over a three-year period following the award date. For purposes of the Plan, any reference to the “vesting” of an Option or a SAR shall mean any events or conditions which, if satisfied, entitle a Participant to exercise an Option or a SAR with respect to all or a portion of the Shares covered by the Option or a SAR. Vesting of a Restricted Stock Award or a Stock Unit shall mean any events or conditions which, if satisfied, entitle the Participant to the underlying stock certificate without restrictions (or cash as the case may be). Any awards of Restricted Stock or Stock Units as to which the sole restriction relates to the passage of time and continued employment must have a restriction period of not less than three years, except that such Award may allow pro-rata vesting during the restriction period. Any Award, other than an Award described in the immediately preceding sentence, must provide for the lapse of restrictions based on performance criteria and level of achievement versus criteria over a performance period of not less than one year, except in all cases, the Committee may provide for the satisfaction and/or lapse of all restrictions under any such Award in the event of the Participant’s death, Disability or Retirement or a Change of Control and other similar events. Notwithstanding anything to the contrary herein, the Company reserves the right to make Awards representing up to 5% of the total Shares issued under the Plan that are fully vested upon the making of the Award. Moreover the Committee may in its sole discretion accelerate vesting of an Award made hereunder on account of a Termination with Conditions imposed as described under Section 8(b)(iii) in cases such as death, Disability and Retirement or following a Change of Control as discussed in Section 10 herein. Except as otherwise permitted by Section 409A of the Code, an Award constituting nonqualified deferred compensation subject to the provisions of Section 409A of the Code shall not be accelerated.

(b)

Termination of Employment. Unless the Committee specifies otherwise, either at the time of grant or thereafter, the following rules govern Awards upon a Participant’s termination of employment not on account of a Change of Control:

(i)

Death, Disability and Retirement. Unvested outstanding Awards forfeit at death, Disability or Retirement unless the Committee, in its sole discretion, provides for an additional exercise period beyond the Participant’s death, Disability or Retirement in the Award Agreement or otherwise. If so provided, that period may not be longer than the original term of the Award. The Committee, in its sole discretion, may also establish special vesting requirements relating to unvested Stock Options, Restricted Stock and Stock Units at the Participant’s death, Disability or Retirement. The Committee may waive in whole or in part any or all remaining restrictions and vest the Awards upon the Participant’s death, Disability or Retirement. In addition, the Committee in its sole discretion may set forth special vesting rules with respect to Dividend Equivalents and Other Stock-Based Awards and may determine that the Participant’s rights to Dividend Equivalents and Other Stock-Based Awards terminate at a date later than death, Disability and Retirement.

(ii)

Sale of Business, Spin off Transactions. In the case of a sale of business or a spin off transaction that does not constitute a Change of Control, the Committee shall determine the treatment of all outstanding Awards, including without limitation, determining the vesting terms, conversion of Shares and continued exercisability. Unless otherwise provided for by the Committee, in the event the “business unit” (defined as a division, subsidiary, unit or other delineation that the Committee in its sole discretion may determine) for which the Par-

ticipant performs substantially all of his or her services is spun off by the Company or an Affiliate in a transaction that qualifies as a tax-free distribution of stock under Section 355 of the Code, or is assigned, sold, outsourced or otherwise transferred, including an asset, stock or joint venture transaction, to an unrelated third party, such that after such transaction the Company owns or controls directly or indirectly less than 51% of the business unit, the affected Participant shall become: 100% vested in all outstanding Awards as of the date of the closing of such transaction, whether or not fully or partially vested, and such Participant shall be entitled to exercise such Options and Stock Appreciation Rights during the three (3) months following the closing of such transaction, unless the Committee has established an additional exercise period (but in any case not longer than the original option term). All Options and Stock Appreciation Rights which are unexercised at the end of such three (3) months or such additional exercise period shall be automatically forfeited.

(iii)

Terminations with Conditions Imposed. Notwithstanding the foregoing provisions describing the additional exercise and vesting periods for Awards upon termination of employment, the Committee may, in its sole discretion, condition the right of a Participant to vest or exercise any portion of a partially vested or exercisable Award for which the Committee has established at the time of making the Award an additional vesting or exercise period on the Participant’s agreement to adhere to such conditions and stipulations which the Committee may impose, including, but not limited to, restrictions on the solicitation of employees or independent contractors, disclosure of confidential information, covenants not to compete, refraining from denigrating through adverse or disparaging communication, written or oral, whether or not true, the operations, business, management, products or services of the Company or its current or former employees and directors, including without limitation, the expression of personal views, opinions or judgments. The unvested Awards of any Participant for whom the Committee at the time of making the Award has given an additional vesting and exercise period subject to such conditions subsequent as set forth in this Section 8(b)(iii) shall be forfeited immediately upon a breach of such conditions.

(iv)

Termination for Other Reasons. If a Participant terminates employment for reasons other than those enumerated above or in Section 10 below and the Committee has not created special rules surrounding the circumstances of the employment termination, the following rules shall apply.

(A)

Options and SARs. Any vested, unexercised portion of an Option or SAR at the time of the termination shall be forfeited in its entirety if not exercised by the Participant within three (3) months of the date of termination of employment. Any portion of such partially vested Option or SAR that is not vested at the time of termination shall be forfeited. Any outstanding Option or SAR granted to a Participant terminating employment other than for death, Disability or Retirement, for which no vesting has occurred at the time of the termination shall be forfeited on the date of termination.

(B)

Restricted Stock and RSUs. All unvested Restricted Stock and Restricted Stock Units, or any unvested portion thereof, still subject to restrictions shall be forfeited upon termination of employment and reacquired by the Company.

		(C)	Dividend Equivalents and Other Stock-Based Awards. Any Dividend Equivalents or unvested portion of Other Stock-Based Awards made hereunder shall be forfeited upon termination of employment.

(c)	Forfeiture and Recoupment of Awards

(i)

Notwithstanding anything to the contrary herein, if at any time (including after a notice of exercise has been delivered) the Committee, including any subcommittee or administrator authorized pursuant to Section 3(c) (any such person, an “Authorized Officer”), reasonably believes that a Participant has engaged in Gross Misconduct as defined in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR or receive Shares under any other Award pending a determination of whether the Participant has engaged in Gross Misconduct. If the Committee or an Authorized Officer determines a Participant has engaged in Gross Misconduct, as defined herein, (including any Participant who may otherwise qualify for Disability or Retirement status), the Participant shall forfeit all outstanding Awards, whether vested or unvested, as of the date such Gross Misconduct occurs. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to recoupment upon the occurrence of Gross Misconduct. For purposes of the Plan, Gross Misconduct shall be defined to mean (1) the Participant’s conviction of a felony (or crime of similar magnitude in non-U.S. jurisdictions) in connection with the performance or nonperformance of the Participant’s duties or (2) the Participant’s willful act or failure to act in a way that results in material injury to the business or reputation of the Company or employees of the Company. “Material injury” for this purpose means substantial and not inconsequential as determined by the Committee, or its delegate. For this purpose there is no intended similarity between “Material Injury” and the accounting or securities standard of “materiality.”

(ii)

The Committee, in its sole discretion, may forfeit any outstanding Award on account of a Participant’s violation of the terms of the Proprietary Interest Protection Agreement or similar agreement signed by the Participant which prohibits the Participant’s assignment of intellectual property, transmission of confidential information, competition or solicitation of employees or business.

(iii)

In the event of a restatement of the Company’s financial results which consists of a misrepresentation of the financial state of the Company for purposes of the Securities Exchange Act of 1934, the Board, or its delegate, may, upon review of the facts and circumstances, take necessary and appropriate actions including adjusting, recouping or forfeiting any awards made or paid under this Plan to executive officers during the past 36 months where the payment or award was predicated upon the achievement of certain financial results that were subsequently subject of a restatement.

Section 9. Amendment and Termination of Awards.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the following shall apply to all Awards.

(a)

Amendments to Awards. Subject to Section 11, the Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, cancel or terminate, any Award heretofore granted without the consent of any relevant Participant or holder or beneficiary of an Award. No such amendment, alteration, suspension, discontinuance, cancellation or termination may be made that would be adverse to the holder of such Award may be made without such holder’s consent, provided that no such consent shall be required with respect to any amendment, alteration, suspension, discontinuance, cancellation or termination if the Committee determines in its sole discretion that such amendment, alteration, suspension, discontinuance, cancellation or termination either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. Subject to the foregoing, the Committee shall not waive any condition or rights under, amend any terms or alter, suspend, discontinue, cancel or terminate any Award if such action would result in the imposition on the Award of the additional tax provided for under Section 409A of the Code.

(b)

Adjustments of Awards Upon Certain Acquisitions. In the event the Company or an Affiliate shall issue Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed Awards and the Substitute Awards granted under the Plan.

(c)

Amendments. No amendment, modification or termination shall accelerate the payment date of any Award constituting nonqualified deferred compensation subject to the provisions of Section 409A of the Code, except to the extent permitted under Section 409A of the Code without the imposition of the additional tax provided for under Section 409A of the Code.

Section 10. Acceleration Upon a Change of Control.

In the event of a Change of Control, the following shall apply:

(a)

Effect on Awards. If a Participant incurs a “Termination of Employment” on account of a Change of Control (as defined in Section 2 (ii) (as amended from time to time)) upon or within two years after a Change of Control, or if a Participant is terminated before a Change of Control at the request of a third party who has taken steps reasonably calculated to effect a Change of Control and a Change of Control subsequently occurs, then upon the later to occur of such Termination of Employment or Change of Control (such later event, the “Triggering Event”):

(i)

Options and SARs. All Options and SARs outstanding on the date of such Triggering Event shall become immediately and fully exercisable without regard to any vesting schedule provided for in the Option or SAR.

(ii)

Restricted Stock and Restricted Stock Units. On the date of such Triggering Event, all restrictions applicable to any Restricted Stock or Restricted Stock Unit shall terminate and be deemed to be fully satisfied for the entire stated restricted period of any such Award, and the total number of underlying Shares shall become Released Securities.

(iii)

Dividend Equivalents. On the date of such Triggering Event, the holder of any outstanding Dividend Equivalent shall be entitled to surrender such Award to the Company and to receive payment of an amount equal to the amount that would have been paid over the remaining term of the Dividend Equivalent, as determined by the Committee.

(iv)

Other Stock-Based Awards. On the date of such Triggering Event, all outstanding Other Stock-Based Awards of whatever type shall become immediately vested and payable in an amount that assumes that the Awards were outstanding for the entire period stated therein, as determined by the Committee.

(v)

Performance Awards. On the date of such Triggering Event, Performance Awards for all performance periods, including those not yet completed, shall immediately become fully vested and payable in accordance with the following:

(A)

The total amount of Performance Awards conditioned on nonfinancial Performance Goals shall be immediately payable (or exercisable or released, as the case may be) as if the Performance Goals had been fully achieved for the entire performance period.

(B)

For Performance Awards conditioned on financial Performance Goals and payable in cash, the amount payable under such Award shall be the higher of (i) target performance and (ii) performance achieved through the end of the last fiscal quarter prior to the Triggering event as if satisfied for the entire performance period.

(vi)

The Committee’s determination of amounts payable under this Section 10 shall be final. Except as otherwise provided in Section 10, any amounts due under this Section 10 shall be paid to Participants within 45 days after such Triggering Event.

(vii)

The provisions of this Section 10 shall not be applicable to any Award granted to a Participant if the Change of Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of Shares or other Company common stock or Company voting securities as a Participant in a transaction described in (b) below.

(viii)

To the extent required to avoid any additional taxes or penalties under Section 409A of the Code, in the event of a resignation of a Participant on account of Good Reason (as defined in Section 2(e) above), if the period during which a payment or benefit may be made by the Company falls within more than one calendar year, such payment or benefit shall be provided to the Participant in the later calendar year.

(b)

Change of Control Defined. A “Change of Control” shall be deemed to have occurred as described in Section 2(e) (as amended from time to time). However, that, as to any Award under the Plan that consists of deferred compensation subject to Section 409A, the definition of “Change of Control” shall be deemed modified to the extent necessary to comply with Section 409A.

Section 11. Amendment or Termination of the Plan.

Except to the extent limited under Section 15 herein, prohibited by applicable law or otherwise expressly provided in an Award Agreement or in the Plan, the Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan, including without limitation any such action to correct any defect, supply any omission or reconcile any inconsistency in the Plan, without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or Person; provided that any such amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award heretofore granted shall not be effective without the approval of the affected Participant(s); and provided further, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation or termination shall be made that would:

(a)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof;

(b)	reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 7(a)(i);

(c)	reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g)	increase the individual maximum limits in Section 4.

Section 12. General Provisions.

(a)

Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

(b)

Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, Federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, Federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it not appropriate or infeasible to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, or otherwise to satisfy the legal requirements in an applicable jurisdiction in a manner consistent with the intention of the Plan or any Award under the Plan, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option or stock-settled Stock Appreciation Rights shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option or Stock Appreciation Rights is effective and current or the Company has determined that such registration is unnecessary.

(c)

No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

(d)

No Limit on Other Compensation Agreements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements and such arrangements may be either generally applicable or applicable only in specific cases.

(e)

No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)

Withholding. To the extent required by applicable Federal, state, local or foreign law, a Participant (including the Participant to whom an Award that has been transferred was originally granted) or in the case of the Participant’s death, the Participant’s estate or beneficiary, shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option or Stock Appreciation Right exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Affiliates shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Company or any Affiliate may withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding Federal, state or local taxes due in respect of an Award, but no more than the minimum tax withholding required to comply with such law, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

(g)

Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(h)

Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(i)

No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j)

No Fractional Shares. No fractional Share shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(k)

Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 13. Effective Date of the Plan.

The Plan was approved by the Board of Directors on February 11, 2013 and shall have an effective date of May 13, 2013 (the “Effective Date”), subject to approval of the Plan by the stockholders of the Company at the May 2013 annual stockholders’ meeting. Notwithstanding the foregoing, Plan provisions that contain an effective date other than May 13, 2013 shall be governed by such other effective date.

Section 14. Term of the Plan.

No Award shall be granted under the Plan after February 10, 2023. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee hereunder to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend, modify or terminate the Plan, shall extend beyond such date.

Section 15. Participants Subject to Sections 162(m) and 409A.

(a)

The provisions of this Section 15 shall be applicable to all Covered Awards subject to IRC Section 162(m). Covered Awards shall be made subject to the achievement of one or more pre-established Performance Goals, in accordance with procedures to be established by the Committee from time to time. Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such Performance Goals or to increase the number of Shares subject to Covered Awards or the amount payable pursuant to Covered Awards after the Performance Goals have been established; provided, however, that the Committee may, in its sole discretion, reduce the number of Shares subject to Covered Awards or the amount which would otherwise be payable pursuant to Covered Awards; and provided, further, that the provisions of Section 9 shall override any contrary provision of this Section 15.

(b)

No Shares shall be delivered and no payment shall be made pursuant to a Covered Award unless and until the Committee shall have certified in writing that the applicable Performance Goals have been attained.

(c)

To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Performance Goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, including the notes thereto, and (B) may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d)

Section 409A Compliance. Awards under the Plan are intended to comply with Section 409A of the Code and all Awards shall be interpreted in accordance with such section and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt any Award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to such Award, or (ii) comply with the requirements of Section 409A of the Code. The Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under Awards made under the Plan; provided, however, that any such deferral shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

DIRECTIONS:

Northbound on I-95
Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue straight on Washington Boulevard. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

Southbound on I-95
Please take Exit 7 (Atlantic Street) and stay in the middle lane. Turn left onto Washington Boulevard. Continue straight on Washington Boulevard. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

From the Merritt Parkway
Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

This proxy statement is printed entirely on recycled and recyclable paper.	AD11997

PITNEY BOWES INC.

1 ELMCROFT ROAD

STAMFORD, CT 06926-0700

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54283-P33877	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PITNEY BOWES INC.

The Board of Directors recommends you vote FOR all of the directors listed below.

1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Linda G. Alvarado	☐	☐	☐

	1b.	Anne M. Busquet	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

	1c.	Roger Fradin	☐	☐	☐	2.	Ratification of the Audit Committee’s Appointment of	☐	☐	☐
the Independent Accountants for 2013.
	1d.	Anne Sutherland Fuchs	☐	☐	☐
						3.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐
	1e.	S. Douglas Hutcheson	☐	☐	☐
						4.	Approval of the 2013 Stock Plan.	☐	☐	☐
	1f.	Marc B. Lautenbach	☐	☐	☐

	1g.	Eduardo R. Menascé	☐	☐	☐

	1h.	Michael I. Roth	☐	☐	☐

	1i.	David L. Shedlarz	☐	☐	☐

	1j.	David B. Snow, Jr.	☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2013 Annual Meeting of
Pitney Bowes Stockholders
May 13, 2013 9:00 a.m. Local Time
Pitney Bowes World Headquarters
1 Elmcroft Road, Stamford, CT 06926-0700

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K are available at www.proxyvote.com.

M54284-P33877

Proxy Solicited on Behalf of Pitney Bowes Board of Directors
Annual Meeting of Stockholders May 13, 2013

Marc B. Lautenbach, Michael Monahan, Amy C. Corn, or any of them, with power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 13, 2013, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in any of the Pitney Bowes 401(k) Plans (the “Plans”) for which T. Rowe Price Trust Company acts as directed Trustee (“Trustee”), hereby directs the trustee to vote as indicated on the reverse side all Pitney Bowes common stock allocated to his or her account, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 13, 2013.

Shown on this card are all shares of common stock and $2.12 convertible preference stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plans. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1 through 4 (unless otherwise directed). If no proxy card is received or a properly signed proxy card is returned without choices marked, the plan shares represented by the proxy card will be voted with respect to Items 1 through 4 in the same proportion indicated by the properly executed voting instructions given by participants in the Plans (unless otherwise directed by the employer).

In their discretion, the proxies are authorized to vote such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

Continued and to be signed on reverse side